Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-163069

AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC.

SUPPLEMENT NO. 13, DATED OCTOBER 14, 2011,
TO THE PROSPECTUS, DATED SEPTEMBER 2, 2010

This prospectus supplement (this “Supplement No. 13”) is part of the prospectus of American Realty Capital New York Recovery REIT, Inc. (the “Company” or “we”), dated September 2, 2010 (the “Prospectus”), as supplemented by Supplement No. 10, dated August 12, 2011 (“Supplement No. 10”), Supplement No. 11, dated August 19, 2011 (“Supplement No. 11”), and Supplement No. 12, dated September 22, 2011 (“Supplement No. 12”). This Supplement No. 13 consolidates, supersedes and replaces Supplement No. 10, Supplement No. 11 and Supplement No. 12, and should be read in conjunction with the Prospectus. This Supplement No. 13 will be delivered with the Prospectus.

The purpose of this Supplement No. 13 is to disclose, among other things, the following:

•	operating information, including the status of the offering, portfolio data (including a recent real estate investment and potential property investments), the shares currently available for sale, status of distributions, distribution and borrowing policies, share repurchase program information, information regarding dilution of the net tangible book value of our shares and compensation to, and the status of fees paid and deferred to, our advisor, dealer manager and their affiliates;
•	updated disclosure regarding investor suitability standards;
•	updates to certain management information;
•	the reappointment of our directors and officers, and a subsequent change to our roster of directors;
•	the renewal of our advisory agreement and management agreement;
•	updated disclosures regarding the advisory agreement;
•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” similar to that filed in our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2011, filed on August 12, 2011, as well as updates regarding our presentation of funds from operations and modified funds from operations;
•	updated disclosure relating to recent real estate investments and potential real estate investments;
•	information regarding major affiliated tenants of the Interior Design Building;
•	updates to the prior performance information contained in the Prospectus;
•	updates to the provisions of the Company’s share repurchase program that apply in the event of the death of a stockholder to include their application in the event of the disability of a stockholder, and to disclose that the Company’s board of directors may amend, suspend or terminate the Company’s share repurchase program or reduce or increase the number of shares purchased under the program upon 30 days’ notice;
•	the adoption of an affiliated transaction best practices policy;
•	updated disclosure relating to the appointment of one or more IRA custodians;
•	updated disclosure relating to the process of subscribing for shares;
•	updated disclosure relating to the subscription agreement; and
•	our unaudited financial statements as of and for the three and six months ended June 30, 2011, as filed in our Quarterly Report on Form 10-Q on August 12, 2011.

AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC.

	Supplement No. 13 Page No.	Prospectus Page No.
OPERATING INFORMATION	S-3	N/A
Status of the Offering	S-3	N/A
Shares Currently Outstanding	S-3	N/A
Status of Distributions	S-3	9,161
Share Repurchase Program	S-4	18,169
Status of Fees Paid and Deferred	S-5	N/A
Real Estate Investment Summary	S-5	120
Selected Financial Data	S-12	122
Directors and Officers	S-12	N/A
Renewal of Advisory Agreement and Management Agreement	S-14	N/A
Amendment to Advisory Agreement	S-14	N/A
Information Regarding Dilution	S-14	N/A
Affiliated Transaction Best Practices Policy	S-14	N/A
PROSPECTUS UPDATES	S-15	N/A
Investor Suitability Standards	S-15	I
Prospectus Summary	S-15	1
Compensation	S-16	88
Risk Factors	S-39	23
Executive Officers and Directors	S-39	67
Amendment to Advisory Agreement	S-45	84
Dealer Manager	S-45	83
Conflicts of Interest	S-47	99
Investment Objectives	S-50	114
Insurance Policies	S-50	120
Description of Real Estate Investments	S-50	123
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-62	127
Information Regarding Dilution	S-78	172
Prior Performance Summary	S-78	174
Date of Adoption of By-laws	S-89	N/A
Articles of Amendment and Restatement	S-89	188
Share Repurchase Program	S-89	190
Plan of Distribution	S-92	197
Shares Purchased by Affiliates	S-93	199
Plan of Distribution	S-93	197
How to Subscribe	S-93	199
Reports to Stockholders	S-94	200
Experts	S-94	A-1
Incorporation of Certain Information by Reference	S-94	C-1
Prior Performance Tables	S-95	F-1
Subscription Agreements	S-96	A-1
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1	C-1
APPENDIX A — PRIOR PERFORMANCE TABLES	A-1	N/A
APPENDIX C-1 — Subscription Agreement	C-1-0	N/A
APPENDIX C-2 — Multi-Offerings Subscription Agreement	C-2-0	N/A

OPERATING INFORMATION

Status of the Offering

We commenced our reasonable best efforts initial public offering of 150.0 million shares of common stock on September 2, 2010. On December 9, 2010, we satisfied the escrow conditions of our public offering of common stock (except for certain states). On such date, we received and accepted aggregate subscriptions in excess of the minimum of $2.0 million in shares, broke escrow and issued shares of common stock to our initial investors who were admitted as stockholders. On August 4, 2011, we broke escrow on approximately $3,400 of subscriptions from investors from Tennessee, which were maintained at our third-party escrow agent, Wells Fargo Bank, National Association, until we had sold at least $20 million of shares of our common stock. We will not accept subscriptions from residents of Pennsylvania until we have received aggregate subscriptions of at least $75.0 million.

We received aggregate gross offering proceeds of approximately $17.0 million from the sale of approximately 2.0 million shares of our Series A convertible preferred stock from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act of 1933, as amended), which terminated on September 2, 2010, the effective date of the registration statement.

As of October 7, 2011, we had acquired nine commercial properties which were approximately 90.1% leased on a weighted average basis as of such date. As of October 7, 2011, we had total real estate investments, at cost, of approximately $91.8 million. As of June 30, 2011, we had incurred, cumulatively to that date, approximately $6.5 million in selling commissions, dealer manager fees and other organizational and offering costs for the sale of our common stock.

We will offer shares of our common stock until September 2, 2012, unless the offering is extended, provided that the offering will be terminated if all the 150.0 million shares of our common stock are sold before then.

Shares Currently Outstanding

As of September 30, 2011, we had received aggregate gross proceeds of approximately $28.8 million from the sale of approximately 2.9 million shares of common stock in our public offering. As of September 30, 2011, there were approximately 2.9 million shares of our common stock outstanding, including restricted stock and shares issued under the distribution reinvestment plan, or DRIP. As of September 30, 2011, there were approximately 147.1 million shares of our common stock available for sale, excluding shares available under our DRIP.

Status of Distributions

On September 22, 2010, our board of directors declared a distribution rate equal to a 6.05% annualized rate based on the offering price of $10.00 per share of our common stock, commencing December 1, 2010. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00165753424 per day.

In conjunction with the offering of the Series A convertible preferred stock, the board of directors announced their intention to declare, on a monthly basis, cumulative cash distributions at the rate of 8% per annum of the $9.00 liquidation preference per share (resulting in a distribution rate of 8.23% of the purchase price of the convertible preferred stock if the purchase price was $8.75 and a distribution rate of 8.47% of the purchase price of the convertible preferred stock if the purchase price was $8.50). The distribution on each of our shares will be cumulative from the first date on which such share was issued and we will aggregate and pay the distributions monthly in arrears on or about the first business day of each month.

During the six months ended June 30, 2011, distributions paid to common and preferred stockholders totaled $0.9 million, inclusive of approximately $0.1 million of distributions reinvested pursuant to the DRIP. Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

As of June 30, 2011, cash used to pay our distributions was primarily generated from property operating results and the sale of shares of common stock. We have continued to pay distributions to our stockholders each month since our initial distributions payment in April 2010. There is no assurance that we will continue to declare distributions at this rate.

The following table shows the sources for the payment of distributions to common and preferred stockholders for the three and six months ended June 30, 2011 (dollar amounts in thousands).

	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
		Percentage of Distributions		Percentage of Distributions
Distributions:
Total distributions	$510		$912
Distributions reinvested	(59)		(68)
Distributions paid in cash	$451		$843
Source of distributions:
Cash flows provided by operations	$202	44.8%	$412	48.9%
Proceeds from issuance of common stock	249	55.2%	431	51.1%
Total sources of distributions	$451	100.0%	$843	100.0%
Cash flows provided by operations (GAAP basis)	$202		$412
Net loss (in accordance with GAAP)	$(810)		$(1,150)

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from October 6, 2009 (date of inception) through June 30, 2011 (in thousands):

For the Period from October 6, 2009 (date of inception) to June 30, 2011
Distributions paid:
Preferred stockholders	$1,390
Common stockholders in cash	138
Common stockholders pursuant to DRIP	68
Total distributions paid	$1,596
Reconciliation of net loss
Revenues	$5,790
Acquisition and transaction-related	(1,835)
Depreciation and amortization	(2,918)
Other operating expense	(1,523)
Other non-operating expense	(2,434)
Net income attributable to non-controlling interests	7
Net loss (in accordance with GAAP)(1)	$(2,913)

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

Share Repurchase Program

Our share repurchase program generally requires you to hold your shares for at least one year prior to submitting them for repurchase by us. Our share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the cash available for redemption on any particular date will generally be limited to the proceeds from the DRIP and will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from the

DRIP in that same quarter; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. We may amend, suspend or terminate the program at any time upon 30 days’ notice.

We first received and accepted subscriptions in this offering in December 2010. Because shares of common stock must be held for at least one year, no shares will be eligible for redemption prior to December 2011.

Status of Fees Paid and Deferred

Through June 30, 2011, we incurred from our advisor $1.9 million for organization and offering costs related to our ongoing offering of common stock and paid $1.6 million and $0.3 million of acquisition fees and financing coordination fees, respectively, to our advisor. No property management fees or asset management fees were paid to our property manager or advisor.

Real Estate Investment Summary

Real Estate Portfolio

The Company acquires and operates commercial properties. All such properties may be acquired and operated by the Company alone or jointly with another party. As of October 7, 2011, all the properties the Company owned were approximately 90.1% occupied on a weighted average basis. The Company’s portfolio of real estate properties is comprised of the following properties as of October 7, 2011 (net operating income and base purchase price in thousands):

Portfolio Property	Acquisition Date	Number of Properties	Rentable Square Feet	Occupancy	Remaining Lease Term(1)	Net Operating Income(2)	Base Purchase Price(3)	Capitalization Rate(4)	Annualized Rental Income(5) per Occupied Square Foot
Interior Design Building	Jun. 2010	1	81,082	85.4%	3.8	$2,127	$32,250	6.6%	$43.15
Bleecker Street(6)	Dec. 2010	5	9,724	100.0%	8.4	2,453	34,000	7.2%	262.65
Foot Locker	Apr. 2011	1	6,118	100.0%	14.3	455	6,167	7.4%	74.37
Regal Parking Garage	Jun. 2011	1	12,856	100.0%	22.8	405	5,400	7.5%	31.50
Duane Reade	Oct. 2011	1	9,767	100.0%	17.1	960	14,000	6.9%	98.29
		9	119,547	90.1%	9.0	$6,400	$91,817	7.0%	$65.96

(1)	Remaining lease term in years as of October 7, 2011, calculated on a weighted-average basis.
(2)	Annualized net operating income for the six months ended June 30, 2011 for the leases in place in the property portfolio as of October 7, 2011. Net operating income is rental income on a straight-line basis, which include tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants in the Interior Design Building.
(3)	Contract purchase price, excluding acquisition related costs.
(4)	Net operating income as of June 30, 2011 divided by base purchase price.
(5)	Annualized rental income as of October 7, 2011 for the property portfolio on a straight-line basis, which includes tenant concessions such as free rent, as applicable.
(6)	Non-controlling interest holders contributed $13.0 million to purchase this portfolio.

We believe that our real estate properties are suitable for their intended purpose and adequately covered by insurance. We are considering approximately $1.0 million of potential capital expenditures in the Interior Design Building that may occur over the next 12 – 24 months.

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the properties we own as of October 7, 2011 (dollar amounts in thousands):

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Annualized Rental Income as a Percentage of the Total Portfolio	Leased Rentable Sq. Ft.	Percent of Portfolio Rentable Sq. Ft. Expiring
2011	3	$429	6.0%	10,785	10.0%
2012	—	—	—	—	—
2013	1	86	1.2%	1,884	1.7%
2014	4	703	9.9%	21,797	20.2%
2015	—	—	—	—	—
2016	6	1,225	17.2%	23,609	21.9%
2017	3	1,052	14.8%	13,974	13.0%
2018	—	—	—	—	—
2019	—	—	—	—	—
2020	2	1,170	16.5%	5,450	5.1%
Total	19	$4,665	65.6%	77,499	71.9%

(1)	Annualized rental income as of October 7, 2011 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Tenant Concentration

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all portfolio properties on a straight-line basis as of October 7, 2011:

Portfolio Property	Tenant	As of October 7, 2011
Bleecker Street	Burberry Limited	14.5%
Duane Reade	Duane Reade	13.5%

The termination, delinquency or non-renewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of October 7, 2011.

The following table lists tenants whose rentable square footage is greater than 10% of the total portfolio square footage as of October 7, 2011 (annualized rental income in thousands):

Tenant	Number of Units Occupied by Tenant	Rentable Square Feet	Rentable Square Feet as a % of Total Portfolio	Lease Expiration	Average Remaining Lease Term(1)	Renewal Options	Annualized Rental Income(2)	Annual Rent per Sq. Ft.
Regal Car Park, LLC	1	12,856	11.9%	Jul. 2034	22.8	none	$405	$31.50
Bunny Williams Incorporated	1	11,714	10.9%	Aug. 2016	4.9	none	472	40.33
Doris Leslie Blau, Ltd.	1	11,714	10.9%	Sept. 2014	3.0	none	384	32.78

(1)	Remaining lease term in years as of October 7, 2011. If the tenant has multiple leases with varying lease expirations, remaining lease term is calculated on a weighted-average basis.
(2)	Annualized rental income as of October 7, 2011 for the tenant on a straight-line basis.

Recent Acquisitions

Duane Reade

On October 5, 2011, we, through an indirect wholly owned subsidiary of our operating partnership, acquired a freestanding fee simple Duane Reade pharmacy located at 163-30 Cross Bay Boulevard in the Howard Beach neighborhood of Queens, New York. The seller was 163-30 Cross Bay Boulevard, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction.

With a population density of nearly 1.25 million within a five-mile radius of the property, the property is located in a commercial corridor containing restaurants, banks, retail stores, grocery stores and hotels, including national retailers. Numerous buildings are located in the area offering similar spaces to similar tenants.

The property consists of a one-story building totaling approximately 9,767 rentable square feet that was built in 2008. The property is 100% leased to Duane Reade, which operates a chain of over 253 pharmacies in commercial and residential neighborhoods throughout New York. The current per annum rent is approximately $850,000 or $87.03 per rentable square foot. Duane Reade is a subsidiary of Walgreen Co. (NYSE: WAG), which purchased Duane Reade in 2010 to expand its reach into the greater New York area.

Major Tenant/Lease Expiration

The property has been 100% leased to Duane Reade since October 2008, with the tenant opening for business in November 2008 after completion of construction. The lease for the property has an initial term of 20 years and expires in October 2028. The lease contains contractual rent escalations of 3% in year six and 12% in years 11 and 16. The lease provides for one 10-year renewal option at the lesser of 95% of fair market value and 112% of the prior year’s rent. The annualized rental income for the remaining term of the lease is approximately $960,000 or 98.29 per rentable square foot. The lease is triple net whereby Duane Reade is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The tenant’s obligations under the lease are guaranteed by Walgreen Co.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of December 31 for each of the last five years where such information is available:

	2010	2009	2008(1)	2007(1)	2006(1)
Occupancy rate	100.00%	100.00%	100.00%	N/A	N/A
Average effective annual rent per rentable square foot	$87.03	87.03	87.03	N/A	N/A

(1)	The tenant took possession of the property upon its completion in October 2008. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Potential Real Estate Investments

Washington Street Portfolio

On April 18, 2011, our board of directors approved the acquisition of a portfolio of four retail condominiums, or the Washington Street Portfolio, located on 416-424 Washington Street in the Tribeca neighborhood of Manhattan, New York. On April 27, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire the property. The seller is AA Olympic, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction. On April 28, 2011, our sponsor began its diligence review of the property. Our sponsor’s obligations under the purchase agreement are subject to the satisfactory completion of such review, along with the formation of individual condominium units for each retail space, among other conditions. Although we believe that the acquisition of the Washington Street Portfolio is probable, there can be no assurance that the acquisition will be consummated.

Each condominium will be a fee simple property consisting of one retail space, containing a total of approximately 24,000 square feet, including an approximately 15,000 square foot parking garage and an approximately 1,750 square foot storage basement. The condominiums are situated on the same block of Washington Street at its intersection with Laight Street. Annual rental rates currently range from approximately $28.17 to $61.16 per square foot with a weighted average annual rental rate of $48.12 per square foot. In addition, the wine store tenant’s month-to-month rental rate for basement storage space is $8.17 per square foot. Each lease comprises 100% of the total leasable space of the particular condominium leased. The four leases have maturities ranging from 2015 to 2030.

Major Tenants/Lease Expiration

Each condominium is leased to one of the following tenants: a parking garage, a wine shop, a men’s lifestyle club and a luxury condominium builder.

The lease to the parking garage is with respect to 15,055 square feet, has a per annum rent of $469,506 and expires in May 2030. The parking garage lease has 3% annual rent escalations. The lease has no renewal option. The garage’s per annum rent represents 55.7% of the gross annual rent of the Washington Street Portfolio. The tenant, a parking, transportation and car wash provider, supplies parking services in the New York area at locations in Manhattan, Brooklyn, Long Island and the Bronx.

The lease to the wine shop is with respect to 2,083 square feet, has a per annum rent of $127,396 and expires in June 2017. The wine shop lease has 3% annual rent escalations. The lease has one five-year renewal option at the greater of (a) 103% of the last year’s rent and (b) the fair market rent. The wine shop also rents 1,762 square feet of basement storage space at a per annum rent of $14,400, or $1,200 per month, on a month-to-month basis. There are no provisions relating to rent escalations or renewal options with respect to this portion of the lease. The wine shop’s total per annum rent represents 16.8% of the gross annual rent of the Washington Street Portfolio. The wine shop is a New York wine shop specializing in providing wine from small producers from Italy, France and California.

The lease to the men’s lifestyle club is with respect to 3,603 square feet, has a per annum rent of $187,347 and expires in June 2016. The men’s lifestyle club lease has 3% annual rent escalations. The lease has one five-year renewal option at an initial annual rent of $228,283 with increases of 3% per year. The men’s lifestyle club per annum rent represents 22.2% of the gross annual rent of the Washington Street Portfolio. The men’s lifestyle club offers haircuts, highlights, hair coloring, hair relaxing, manicures, pedicures, massages and shoe shines and repairs. Club amenities include a billiards lounge, clubroom, café and a display of art for sale.

The lease to the luxury condominium builder is with respect to 1,565 square feet, has a per annum rent of $44,032 and expires in September 2015. The luxury condominium builder lease has annual rent escalations, which vary due to certain rent abatements. The lease has one five-year renewal option with a 3% increase in the rent upon renewal and annual increases in rent of 3% thereafter. The luxury condominium builder’s per annum rent represents 5.2% of the gross annual rent of the Washington Street Portfolio. The luxury condominium builder is a real estate development company that focuses mainly on projects in the New York City metropolitan area.

One Jackson Square

On September 15, 2011, our board of directors approved the following property acquisition. On September 19, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire a portfolio of ten fee simple commercial condominiums, or the One Jackson Square Portfolio, located at 122 Greenwich Avenue in the Greenwich Village neighborhood of Manhattan, New York. The seller is 122 Greenwich Avenue Owner, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction. The purchase and sale agreement contains customary representations and warranties by the seller. Although we believe that the acquisition of the One Jackson Square Portfolio is probable, there can be no assurance that the acquisition will be consummated. Pursuant to the terms of the purchase and sale agreement, our sponsor deposited $2.25 million in escrow at signing. The closing of the acquisition is expected to occur on or before November 19, 2011. We intend to acquire the property, through an indirect, wholly owned subsidiary of our operating partnership, at the closing of the acquisition, and to reimburse our sponsor for the deposit.

The condominiums are situated at the base of a 30-unit luxury residential condominium building, built in 2009, known as “One Jackson Square,” at the intersection of Eighth Avenue and Greenwich Avenue, that overlooks Jackson Square Park in Greenwich Village. The property’s location also borders the neighborhoods of Chelsea and the Meatpacking District. One Jackson Square was built to meet US Green Building Council LEED Silver certification standards. Numerous buildings are located in the same area offering similar spaces to our tenants.

The One Jackson Square Portfolio consists of four retail units containing approximately 7,080 rentable square feet in the aggregate. The One Jackson Square Portfolio also includes four basement storage units and two community facility units of approximately 1,629 square feet in the aggregate which are non-rent-paying. The One Jackson Square Portfolio as a whole will contain approximately 8,709 square feet. The average annualized income per square foot for the currently leased retail units in the One Jackson Square Portfolio is $259.41.

Major Tenants/Lease Expiration

Three of the four retail units, representing approximately 78% of the total retail space, are leased to two tenants — a Starbucks coffeehouse and a TD Bank branch. Each lease comprises 100% of the total leasable space of the particular condominium leased. We do not currently expect to lease the basement storage units or the community facility units.

The lease to the Starbucks coffeehouse is with respect to approximately 1,352 rentable square feet, has a per annum rent of approximately $245,000 and expires in July 2021. The tenant under the lease is Starbucks Corporation. The Starbucks lease has a 10% rent escalation after five years. The lease has two five-year renewal options. The rent escalation for the first renewal option is to $296,940 per annum and for the second renewal option at the greater of $341,481 per annum and fair market value. The lease provides a one-time right of termination by the tenant upon a one-year notice on the 60th month of the lease, which includes payment of any outstanding brokerage commissions plus a fee of $120,000 at the time the notice is given. The annualized rental income for the remaining term of the lease is approximately $250,000, or $185.16 per rentable square foot. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The Starbucks lease represents 19.7% of the current gross annual rent of the One Jackson Square Portfolio.

The lease to the TD Bank, N.A. branch is with respect to two combined retail units comprising approximately 4,158 rentable square feet, has a per annum rent of $999,500 and expires in November 2030. The TD Bank lease has a 10% rent escalation every five years. The lease has two five-year renewal options at the greater of fair market value and the prior year’s rent. The annualized rental income for the remaining term of the lease is approximately $1.2 million or $283.55 per rentable square foot. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The TD Bank lease represents 80.3% of the current gross annual rent of the One Jackson Square Portfolio.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010(1)	2009(1)	2008(2)	2007(2)	2006(2)
Occupancy rate	58.7%	N/A	N/A	N/A	N/A
Average effective annual rent per rentable square foot	$240.38	N/A	N/A	N/A	N/A

(1)	TD Bank took possession of its leased space and rent commenced in November 2010. Starbucks took possession of its leased space in July 2011 and rent commenced in August 2011.
(2)	One Jackson Square was built in 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Capitalization

Interior Design Building

The contract purchase price for the Interior Design Building was $32.3 million, exclusive of closing costs, at a capitalization rate of 6.6% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). A portion of the property acquisition was funded with: (a) an existing mortgage note of $14.2 million; (b) $8.9 million in proceeds from two bridge loans made by two unaffiliated entities (described below); and (c) $1.5 million in proceeds from a short-term advance from our sponsor (described below). The bridge loans made by the two unaffiliated entities each have an annual interest rate of 9.0%, were to be paid in six monthly installments of 16.67% of the original bridge loan amount, and were to have matured in January 2011. In 2010 the terms of the loan were renegotiated to require interest only monthly payments and to mature in June 2012. The repayment of such bridge loans requires a 1% exit fee based on the original loan proceeds (or $89,000) payable upon the maturities of the respective loans and is prepayable at any time. The borrowings from our sponsor are interest-free and do not include fees typically charged for such short-term borrowings. The Company repaid the advance to our sponsor in full.

As part of the acquisition, we assumed an existing first mortgage loan originated by Deutsche Banc Mortgage Capital, LLC with a 6.20% interest rate. The loan matures in November 2012. The principal is amortized on a 30-year amortization schedule, with the balance (expected to be $13.5 million) due on maturity. Because the mortgage loan requires a standard guaranty for a limited recourse “bad boy” carve-out provision and the lender determined that we did not currently have sufficient net worth to serve as sole guarantor, Messrs. Schorsch and Kahane have agreed to jointly provide the “bad boy” guaranty in respect of the mortgage loan. We entered into an agreement with Messrs. Schorsch and Kahane by which we agreed to be responsible for any amounts required to be paid by them under this guaranty.

Bleecker Street Portfolio

The contract purchase price for the Bleecker Street portfolio was $34.0 million, exclusive of closing costs, at a capitalization rate of 7.2% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). We financed a portion of the purchase price with a five-year, $21.3 million mortgage note bearing a fixed interest rate of 4.29%, which an unaffiliated lender extended to a wholly owned subsidiary of our operating partnership. The mortgage requires monthly interest payments with the principal balance due on the maturity date in December 2015. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain at $21.3 million.

In addition, the acquisition and closing costs were partially funded from funds received by the wholly owned subsidiary of our operating partnership from two joint venture partners and the Company. These joint venture partners, American Realty Capital Trust, Inc., an affiliate of the Company, or ARCT, and an unaffiliated third-party investor, provided $13.0 million of preferred equity proceeds. ARCT made an investment of $12.0 million and the unaffiliated third-party made an investment in of $1.0 million. The preferred equity yield is between 6.85% and 7.00%. The balance of the purchase price and closing costs which totaled $0.7 million, excluding the costs incurred related to securing the mortgage financing, was funded by New York Recovery Operating Partnership, L.P., our operating partnership. Although a party to the joint venture agreement, our operating partnership does not receive a preferred equity yield. We may redeem the equity interests of our operating partnership, ARCT and the unaffiliated third party investor at their respective capital contribution plus any accrued yields, as applicable. The joint venture agreement provides the preferred equity investors with no voting rights and, as such, we are responsible for day-to-day control over operating decisions of the properties.

Foot Locker

The contract purchase price for the property was approximately $6.17 million, exclusive of closing costs, at a capitalization rate of 7.4% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Pursuant to the terms of the purchase and sale agreement, our sponsor deposited $308,500 in escrow upon signing. The closing of the acquisition occurred on April 18, 2011. We financed a portion of the acquisition of the property with a $3.25 million mortgage loan that a wholly owned subsidiary of our operating partnership received from Citigroup Global Markets Realty Corp. The mortgage loan bears an interest rate of 4.51% and requires only monthly interest payments with the principal balance due on the maturity date in June 2016. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.25 million. At closing, the seller placed a reserve of approximately $19,100 in escrow to repair the roof, fire escape and cornice.

Regal Parking Garage

The contract purchase price for the property was approximately $5.4 million, exclusive of closing costs, at a capitalization rate of 7.50% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Pursuant to the terms of the purchase and sale agreement, our sponsor deposited $270,000 in escrow upon signing. We financed a portion of the acquisition of the property with a $3.0 million mortgage loan that a wholly owned subsidiary of our operating partnership received from Citigroup Global Markets Realty Corp. The mortgage loan bears interest at a rate of 4.39% and requires only interest payments until its maturity date in July 2016. The mortgage loan is nonrecourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid through defeasance. As the mortgage loan is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.0 million.

Duane Reade

The contract purchase price for the property was approximately $14.0 million, exclusive of closing costs, at a capitalization rate of 6.9% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Pursuant to the terms of the purchase and sale agreement, our sponsor deposited $700,000 into escrow upon signing, which was applied against the purchase price. We reimbursed our sponsor for the $700,000 that it advanced. We funded the acquisition, excluding acquisition costs, with (a) net proceeds from our ongoing offering of approximately $5.6 million and (b) an $8.4 million mortgage loan received, through our sponsor, from Sovereign Bank. The mortgage loan bears interest at a rate of 3.55% and requires only interest payments until its maturity date in November 2016, at which point the principal outstanding will remain $8.4 million.

Washington Street Portfolio

The contract purchase price for the Washington Street Portfolio is $9.86 million, exclusive of closing costs, at a capitalization rate of 9.23% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). The closing of the acquisition is expected to occur on or before November 30, 2011.

We expect to fund the acquisition of the Washington Street Portfolio with proceeds from our ongoing offering. We may finance the acquisition post-closing. However, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

One Jackson Square

The contract purchase price for the One Jackson Square Portfolio is approximately $22.5 million, exclusive of closing costs, at a capitalization rate of 6.2% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). We expect to fund the acquisition of the One Jackson Square Portfolio with proceeds from our ongoing offering. We may finance a portion of the acquisition costs post-closing. However, there is no guarantee that we will be able to obtain any such financing on terms that we believe are favorable or at all.

Selected Financial Data

The selected financial data presented below has been derived from our consolidated financial statements as of and for the six months ended June 30, 2011 and the year ended December 31, 2010 (in thousands):

Balance Sheet Data:	Six Months Ended June 30, 2011	Year Ended December 31, 2010
Assets:
Total real estate investments, net	$76,309	$66,573
Cash and cash equivalents	2,725	349
Restricted cash	885	760
Due from affiliates, net	121	324
Prepaid expenses and other assets	1,728	652
Deferred financing costs, net	1,327	1,248
Total assets	83,095	69,906
Liabilities and Equity:
Mortgage notes payable	41,492	35,385
Notes payable	5,933	5,933
Below-market lease liabilities, net	1,162	1,288
Accounts payable and accrued expenses	2,454	2,842
Deferred rent and other liabilities	157	202
Distributions payable	196	131
Total liabilities	51,394	45,781
Total equity	31,701	24,125
Total liabilities and equity	83,095	69,906
Operating Data:
Total revenues	3,413	2,377
Total operating expenses	3,096	3,179
Operating income (loss)	317	(802)
Total other expenses	(1,365)	(1,069)
Net loss	(1,048)	(1,871)
Net income (loss) attributable to non-controlling interests	(102)	109
Net loss attributable to stockholders	(1,150)	(1,762)
Cash Flow Data:
Net cash provided by (used in) operating activities	412	(1,234)
Net cash used in investing activities	(6,075)	(52,029)
Net cash provided by financing activities	8,039	53,612

Directors and Officers

At our 2011 annual meeting of stockholders meeting held on May 23, 2011, all nominees standing for election as directors were elected to serve until the 2012 annual meeting of stockholders and until their respective successors have been duly elected and qualified.

The voting results for each of the five persons nominated were as follows:

Nominee	Votes For	Votes Against	Abstentions
Nicholas S. Schorsch	453,324	750	52,441
William M. Kahane	450,463	3,610	52,441
Leslie D. Michelson	453,324	750	52,441
William G. Stanley	453,324	750	52,441
Robert H. Burns	453,324	750	52,441

On May 23, 2011, our board reappointed officers to hold office until the next annual meeting of our board of directors or until their respective successors have been elected:

Name	Title
Nicholas S. Schorsch	Chairman of the Board of Directors and Chief Executive Officer
William M. Kahane	President, Treasurer and Director
Michael A. Happel	Executive Vice President and Chief Investment Officer
Peter M. Budko	Executive Vice President and Chief Operating Officer
Brian S. Block	Executive Vice President and Chief Financial Officer
Edward M. Weil, Jr.	Executive Vice President and Secretary

Effective August 3, 2011, Leslie D. Michelson resigned as a member of our board and was appointed to the board of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC Daily NAV, a non-traded REIT sponsored by an affiliate of our sponsor that is currently in registration with the Securities and Exchange Commission. Mr. Michelson was the chairman of our audit committee and was our “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K.

Simultaneous with Mr. Michelson’s resignation, our board appointed (i) Scott J. Bowman as a member of our board and the audit committee and (ii) William G. Stanley as chairman of the audit committee, both appointments effective immediately. Our board has determined that Mr. Stanley qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Mr. Bowman, like our other independent directors, will participate in our employee and director incentive restrictive share plan. Under that plan, Mr. Bowman received, on August 3, 2011, 3,000 restricted shares of common stock, awarded under an award agreement in substantially the same form used for current independent directors. Such shares will vest over a five-year period following the first anniversary of the grant date in increments of 20% per year.

Scott J. Bowman was appointed as an independent director of our company in August 2011. Mr. Bowman was also appointed as an independent director of ARC Daily NAV in August 2011. Mr. Bowman has over 20 years of experience in global brand and retail management in addition to retail store development. Mr. Bowman founded Scott Bowman Associates in May 2009 and has served as its Chief Executive Officer since such time. Scott Bowman Associates provides global management, business development, retail market and network strategies, licensing, strategic planning and international strategy and operations support to leading retailers and consumer brands. From May 2005 until September 2008, Mr. Bowman served as President of Polo Ralph Lauren International Business Development where he was also a member of the Executive Committee and Capital Committees. From June 2007 until September 2008, Mr. Bowman served as Chairman of Polo Ralph Lauren Japan. During his time with Polo Ralph Lauren, Mr. Bowman led the effort to transform the company’s business in Asia from a licensed structure to a direct, integrated subsidiary of Polo Ralph Lauren. The transformation included upgraded merchandising, marketing, store development processes, restructuring remaining partnership agreements as well as leading the effort to buy back control of key operating territories in Asia. From 2003 to 2005, Mr. Bowman served as Founder and Chief Executive Officer of Scott Bowman Associates International Retail Consultancy. From May 1998 until January 2003, Mr. Bowman served as an Executive Officer of two subsidiaries of LVMH Moet Hennessy Louis Vuitton. From February 2001 until January 2003, Mr. Bowman served as the Chief Executive Officer of Marc Jacobs Int’l. From May 1998 until January 2001, he was the Region President of Duty Free Shoppers. Mr. Bowman has been the Chairman of the Board of Colin Cowie Enterprises, a multi-platform digital events and lifestyle company, since its formation in March 2011. He was also a member of the boards of directors of Stewart Weitzman from February 2009 until April 2010 and The Health Back, a specialty and e-commerce retailer, from May 2004 until September 2007. Mr. Bowman received his B.A. from the State University of New York at Albany. We believe that Mr. Bowman’s extensive experience in global brand and retail management and retail store development make him well qualified to serve as a member of our board of directors.

Renewal of Advisory Agreement and Management Agreement

On May 23, 2011, we renewed our advisory agreement (the “Renewed Advisory Agreement”) with our advisor, New York Recovery Advisors, LLC. The Renewed Advisory Agreement is effective from September 3, 2011, through September 2, 2012. The Renewed Advisory Agreement is substantially the same as the agreement that is currently in effect through September 2, 2011.

On May 23, 2011, we renewed our management agreement (the “Renewed Management Agreement”) with our property manager, New York Recovery Properties, LLC. The Renewed Management Agreement is effective from September 3, 2011, through September 2, 2012. The Renewed Advisory Agreement is substantially the same as the agreement that is currently in effect through September 2, 2011.

Amendment to Advisory Agreement

On June 23, 2011, we amended our advisory agreement with our advisor, New York Recovery Advisors, LLC. Under the amended advisory agreement, the asset management fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions. The asset management fee will be payable, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) (a) total book value of our assets less the net value of intangible assets, minus (b) total liabilities less the net value of intangible liabilities, divided by (2) the total number of shares of common and preferred stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities, diminish predictably over time as shown through the depreciation and amortization of real estate investments. It also excludes intangible assets. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common and preferred stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of June 30, 2011, our net tangible book value per share was $7.30. The offering price of shares under our primary offering of common stock (ignoring purchase price discounts for certain categories of purchasers) at June 30, 2011 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Affiliated Transaction Best Practices Policy

In March 2011, Realty Capital Securities, LLC, the affiliated entity retained by us to act as dealer manager in connection with our initial public offering, adopted best practices guidelines related to affiliated transactions applicable to all the issuers whose securities are traded on its platform (which includes us) that requires that each such issuer adopt guidelines that, except under limited circumstances, (i) restrict such issuer from entering into co-investment or other business transactions with another investment program sponsored by the American Realty Capital group of companies, and (ii) restrict sponsors of investment programs from entering into co-investment or other business transactions with their sponsored issuers. Accordingly, on March 17, 2011, all of the members of our board of directors voted to approve our affiliated transaction best practices policy incorporating the dealer manager’s best practices guidelines.

PROSPECTUS UPDATES

Investor Suitability Standards

The disclosure in the paragraph relating to “Tennessee Investors” on the cover of the Prospectus is deleted in its entirety.

The sixth bullet point on page ii under of the section of the Prospectus entitled “Investor Suitability Standards” is deleted and replaced with the following disclosure.

“Alabama

•	In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.
•	If an Alabama resident checks the “Automatic Purchase Plan” box in section 5 of the subscription agreement attached hereto as Appendix C-1, then: (1) the soliciting dealer will obtain updated suitability information from such investor on a quarterly basis; (2) this updated information will be provided in writing and signed by the investor; (3) if written suitability information is more than 90 days old, then the investor may not participate in the Automatic Purchase Plan until the information is updated; and (4) the updated information shall consist of the information that an investor is required to provide under section 6 of the subscription agreement.”

The following language replaces in their entirety the first and second paragraphs following the bullet points on page ii of the Prospectus.

“Because the minimum closing amount is less than $150,000,000, Pennsylvania and Tennessee investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.”

The following disclosure replaces in its entirety the final paragraph under the section entitled “Investor Suitability Standards” on page iii of the Prospectus.

“In order to ensure adherence to the suitability standards described above, requisite criteria must be met, as set forth in the subscription agreement in the form attached hereto as Appendix C-1. In addition, our sponsor, our dealer manager and the soliciting dealers, as our agents, must make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for an investor. In making this determination, the soliciting dealers will rely on relevant information provided by the investor in the investor’s subscription agreement, including information regarding the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Alternatively, except for investors in Alabama or Tennessee, the requisite criteria may be met using the multi-offerings subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s). Executed subscription agreements will be maintained in our records for six years.”

Prospectus Summary

The following disclosure replaces in its entirety the answer to the question under the section entitled “Questions and Answers About This Offering — How do I subscribe for shares?” on page 3 of the Prospectus.

“If you choose to purchase shares in this offering and you are not already a stockholder, you will need to complete and sign the subscription agreement in the form attached hereto as Appendix C-1 for a specific number of shares and pay for the shares at the time you subscribe. Alternatively, unless you are an investor in Alabama or Tennessee, you may complete and sign the multi-offerings subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s).”

The following disclosure replaces in its entirety the last paragraph under the section entitled “Prospectus Summary — Terms of the Offering” on page 7 of the Prospectus.

“We will not sell any shares to Pennsylvania residents unless we have received an aggregate of $75,000,000 in subscriptions from all investors pursuant to this offering. Pending a satisfaction of this condition, all subscription payments from Pennsylvania residents will be placed in an account held by the escrow agent, Wells Fargo Bank, National Association, in trust for subscribers’ benefit, pending release to us. Funds in escrow will be invested in short-term investments that can be readily sold or otherwise disposed of for cash without any dissipation of the offering proceeds invested.”

Compensation

The following language replaces the disclosure under the heading “Prospectus Summary — Compensation to Advisor and its Affiliates” on pages 12 – 18 of the Prospectus.

“Our advisor, New York Recovery Advisors, LLC and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. The most significant items of compensation and reimbursement are included in the table below. In the sole discretion of our advisor, our advisor may elect to have certain fees and commissions paid, in whole or in part, in cash or shares of our common stock. In the discretion of our board of directors, the asset management fee may be paid in cash, common stock or restricted stock grants, or any combination thereof. For a more detailed discussion of compensation, see the table included in the “Management Compensation” section of this prospectus, including the footnotes thereto. The selling commissions and dealer manager fee may vary for different categories of purchasers. See the section entitled “Plan of Distribution” in this prospectus. The table below assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees. No effect is given to any shares sold through our distribution reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Organization and Offering Stage
Selling Commission	We will pay to Realty Capital Securities, LLC 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our distribution reinvestment plan; Realty Capital Securities, LLC will reallow all selling commissions to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering.	$140,000/$105,000,000
Dealer Manager Fee	We will pay to Realty Capital Securities, LLC 3% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our distribution reinvestment plan; Realty Capital Securities, LLC may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$60,000/$45,000,000

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Organization and Offering Expenses	We will reimburse New York Recovery Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses, which may include reimbursements to our advisor for up to 0.5% of the gross offering proceeds for third party due diligence fees included in detailed and itemized invoices.	$30,000/$22,500,000
Operational Stage
Acquisition Fees	We will pay to New York Recovery Advisors, LLC or its assignees 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees and financing fees.	$17,700/$13,275,000 (or
$35,400/$26,550,000
assuming we incur our
expected leverage of
50% set forth in our
investment guidelines or
$70,800/$53,100,000
assuming the maximum
leverage of
approximately 75%
permitted by our
charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Acquisition Expenses	We will reimburse New York Recovery Advisors, LLC for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular investment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).	$8,850/$6,637,500 (or
$17,700/$13,275,000
assuming we incur our
expected leverage of
50% set forth in our
investment guidelines or
$35,400/$26,550,000
assuming the maximum
leverage of
approximately 75%
permitted by our
charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Asset Management Fees	We will pay New York Recovery Advisors, LLC or its assignees a fee equal to 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares; provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). This fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions. This fee shall be payable, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or in any combination thereof.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Property Management and Leasing Fees	If New York Recovery Properties, LLC, our property manager, provides property management and leasing services for our properties, we will pay, on a monthly basis, fees equal to 4.0% of gross revenues from the properties managed, plus market-based leasing commissions. We also will reimburse the property manager for property-level expenses that it pays or incurs on our behalf, including reasonable salaries, bonuses and benefits of persons employed by the property manager except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. Our property manager may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay our property manager an oversight fee equal to 1.0% of the gross revenues of the property managed. Such oversight fee will reduce the asset management fee payable to our advisor by the amount of the oversight fee. Accordingly, the asset management fee, together with the oversight fee, will not exceed the total asset management fee, which is 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). In no event will we pay our property manager or any affiliate both a property management fee and an oversight fee with respect to any particular property.	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Operating Expenses	We will reimburse our advisor’s costs and expenses of providing services, subject to the limitation that we will not reimburse our advisor for any amount by which our total operating expenses (as defined in our charter and the advisory agreement) (including the asset management fee, but excluding organization and offering expenses, acquisition fees, acquisition expenses and certain other items) for the four preceding fiscal quarters, or expense year, exceeds the greater of (a) 2% of average invested assets and (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Any such excess amount paid to our advisor during a fiscal quarter will be repaid to us or, at our option, subtracted from the total operating expenses reimbursed during the subsequent fiscal quarter. If there is an excess amount in any expense year and our independent directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, then the excess amount may be carried over and included in total operating expenses in subsequent expense years and reimbursed to our advisor in one or more of such years, provided that there shall be sent to our stockholders a written disclosure of such fact, together with an explanation of the factors our independent directors considered in determining that such excess expenses were justified. For purposes of the 2% limit described above, “average invested assets” means, for any period, the average of the aggregate book value of our assets (including lease intangibles, invested, directly or indirectly, in financial instruments, debt and equity securities and equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies)) before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, we will not reimburse our advisor for personnel costs to the extent that such employees perform services for which the advisor receives a separate fee.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain and use to finance properties or other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties or other permitted investments, we will pay the advisor or its assignees a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing or such assumed debt, subject to certain limitations. The advisor may reallow some of or all this financing coordination fee to reimburse third parties with whom it may subcontract to procure such financing.	Not determinable at this time. Because the fee is based on a fixed percentage of any debt financing, there is no maximum dollar amount of this fee.
Restricted Stock Awards	We have established an employee and director incentive restricted share plan pursuant to which directors, officers and employees, and certain consultants, of us, our advisor or any of our affiliates, may be granted incentive awards in the form of restricted stock.	Restricted stock awards under our employee and director incentive restricted share plan may not exceed 5.0% of our outstanding shares on a fully diluted basis at any time, and in any event will not exceed 7,500,000 shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).
Compensation and Restricted Stock Awards to Independent Directors	We pay to each of our independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Each independent director also is entitled to receive an award of 3,000 restricted shares of common stock under our employee and director incentive restricted share plan when he or she joins the board and on the date of each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.	The independent directors, as a group, will receive for a full fiscal year: (i) estimated aggregate compensation of approximately $122,000 and (ii) 9,000 restricted shares of common stock.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Liquidation/Listing Stage
Real Estate Commissions	For substantial assistance in connection with the sale of properties, we will pay New York Recovery Advisors, LLC a real estate commission up to the lesser of 2% of the contract sales price and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a real estate commission that is reasonable, customary and competitive in light of the size, type and location of the property.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
Our independent directors will determine whether the advisor or its affiliates has provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of an asset includes the advisor’s preparation of an investment package for an asset (including an investment analysis, an asset description and other due diligence information) or such other substantial services performed by the advisor in connection with a sale.
Subordinated Participation in Net Sales Proceeds	Our advisor or its assignees will receive from time to time, when available, 15% of remaining Net Sales Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its assignees’ incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)	Upon the listing of our common stock, our advisor or its assignees will receive a non-interest-bearing promissory note equal to 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its assignees’ incentive compensation.	Not determinable at this time. There is no maximum amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Termination Fee	Upon termination or non-renewal of the advisory agreement, our advisor shall be entitled to a subordinated termination fee payable in the form of a non-interest-bearing promissory note. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing on a national securities exchange or other liquidity event occurs.	Not determinable at this time. There is no maximum amount of this fee.

Historically, due to the apparent preference of the public markets for self-managed companies, real estate investment trusts have engaged in internalization transactions (an acquisition of management functions by us from our advisor) pursuant to which they became self-managed prior to listing their securities on national securities exchanges. Such internalization transactions can result in significant payments to affiliates of the advisor irrespective of the returns shareholders have received. Our advisory agreement provides that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future.”

The following disclosure replaces the second-to-last paragraph under the heading “Management — The Advisor” on page 76 of the Prospectus.

“We pay New York Recovery Advisors, LLC an asset management fee equal to 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures, and other customarily capitalized costs, but will exclude acquisition fees; provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares); provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). The asset management fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions. The asset management fee may be paid, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof. For the purposes of the payment of the asset management fee in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value. If asset management fees are paid in grants of restricted shares, each share will be valued in accordance with the provisions of the equity incentive plan then in place.”

In the three full paragraphs under the heading “Management — The Advisor” on page 76 of the Prospectus, the words “non-interest-bearing” are inserted immediately before the term “promissory note” in each place such term appears.

The following sentence is added to the end of the last sentence to the first paragraph on page 79 of the Prospectus under the section entitled “Management — The Advisor”.

“; provided further, however, that New York Recovery Advisors, LLC has agreed that (i) it will not be entitled to acquisition fees or reimbursement of acquisition expenses if there are insufficient offering proceeds or capital proceeds to pay such fees or expenses and (ii) such fees or expenses not paid to New York Recovery Advisors, LLC will not be accrued and paid in subsequent periods to the extent that there are not sufficient offering or capital proceeds to pay them.”

The following disclosure replaces the first paragraph under the heading “Management — Certain Relationships and Related Transactions — Advisory Agreement” on pages 84 – 86 of the Prospectus.

“We entered into an advisory agreement with New York Recovery Advisors, LLC, on February 17, 2010, which was amended and restated on April 8, 2010, further amended and restated as of September 2, 2010, and amended on June 23, 2011, whereby New York Recovery Advisors, LLC will manage our day-to-day operations. We will pay New York Recovery Advisors, LLC a fee equal to 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures, and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares; provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). The asset management fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions. The asset management fee may be paid, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof. See the section titled “— The Advisor” in this prospectus. We will reimburse New York Recovery Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses and for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf regardless of whether we actually acquire the related assets, which may include reimbursements to our advisor for other organization and offering expenses up to 0.5% of the gross proceeds raised in this offering for third-party due diligence fees included in detailed and itemized invoices. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. Third-party due diligence fees may include fees for reviewing financial statements, offering documents, organizational documents, agreements and marketing materials, analysis of SEC and FINRA correspondence, and interviews with management.”

In the third and fourth paragraphs under the heading “Management — Certain Relationships and Related Transactions — Advisory Agreement” on page 86 of the Prospectus, the words “non-interest-bearing” are inserted immediately before the term “promissory note” in each place such term appears.

The following language replaces the disclosure under the heading “Management Compensation” on pages 88 – 97 of the Prospectus.

“We have no paid employees. New York Recovery Advisors, LLC, our advisor, and its affiliates manages our day-to-day affairs. The following table summarizes all of the compensation and fees we pay to New York Recovery Advisors, LLC and its affiliates, including amounts to reimburse their costs in providing services. In the sole discretion of our advisor, our advisor may elect to have certain fees and commissions paid, in whole or in part, in cash or shares of our common stock. In the discretion of our board of directors, the asset management fee may be paid in cash, common stock or restricted stock grants, or any combination thereof. The selling commissions may vary for different categories of purchasers. See the section entitled “Plan of Distribution” in this prospectus. This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fee. No effect is given to any shares sold through our distribution reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Organization and Offering Stage
Selling Commission(1)	We will pay to Realty Capital Securities, LLC 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our distribution reinvestment plan; Realty Capital Securities, LLC will reallow all selling commissions to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering.	$140,000/$105,000,000
Dealer Manager Fee(1)	We will pay to Realty Capital Securities, LLC 3% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our distribution reinvestment plan; Realty Capital Securities, LLC may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$60,000/$45,000,000
Organization and Offering Expenses	We will reimburse New York Recovery Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses, which may include reimbursements to our advisor for up to 0.5% of the gross offering proceeds for third party due diligence fees included in detailed and itemized invoices.(2)	$30,000/$22,500,000

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Operational Stage
Acquisition Fees	We will pay to New York Recovery Advisors, LLC or its assignees 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees and financing fees.(3)(4)	$17,700/$13,275,000 (or
$35,400/$26,550,000
assuming we incur our
expected leverage of
50% set forth in our
investment guidelines or
$70,800/$53,100,000
assuming the maximum
leverage of
approximately 75%
permitted by our
charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Acquisition Expenses	We will reimburse New York Recovery Advisors, LLC for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular investment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).	$8,850/$6,637,500 (or
$17,700/$13,275,000
assuming we incur our
expected leverage of
50% set forth in our
investment guidelines or
$35,400/$26,550,000
assuming the maximum
leverage of
approximately 75%
permitted by our
charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Asset Management Fees	We will pay New York Recovery Advisors, LLC or its assignees a fee equal to 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares; provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). This fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions.(5)	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Property Management and Leasing Fees	If New York Recovery Properties, LLC, our property manager, provides property management and leasing services for our properties, we will pay, on a monthly basis, fees equal to 4.0% of gross revenues from the properties managed, plus market-based leasing commissions. We also will reimburse the property manager for property-level expenses that it pays or incurs on our behalf, including reasonable salaries, bonuses and benefits of persons employed by the property manager except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. Our property manager may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay our property manager an oversight fee equal to 1.0% of the gross revenues of the property managed. Such oversight fee will reduce the asset management fee payable to our advisor by the amount of the oversight fee. Accordingly, the asset management fee, together with the oversight fee, will not exceed the total asset management fee, which is 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). In no event will we pay our property manager or any affiliate both a property management fee and an oversight fee with respect to any particular property.(6)	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Operating Expenses	We will reimburse our advisor’s costs and expenses of providing services, subject to the limitation that we will not reimburse our advisor for any amount by which our total operating expenses (as defined in our charter and the advisory agreement) (including the asset management fee, but excluding organization and offering expenses, acquisition fees, acquisition expenses and certain other items) for the four preceding fiscal quarters, or expense year, exceeds the greater of (a) 2% of average invested assets and (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Any such excess amount paid to our advisor during a fiscal quarter will be repaid to us or, at our option, subtracted from the total operating expenses reimbursed during the subsequent fiscal quarter. If there is an excess amount in any expense year and our independent directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, then the excess amount may be carried over and included in total operating expenses in subsequent expense years and reimbursed to our advisor in one or more of such years, provided that there shall be sent to our stockholders a written disclosure of such fact, together with an explanation of the factors our independent directors considered in determining that such excess expenses were justified. For purposes of the 2% limit described above, “average invested assets” means, for any period, the average of the aggregate book value of our assets (including lease intangibles, invested, directly or indirectly, in financial instruments, debt and equity securities and equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies)) before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, we will not reimburse our advisor for personnel costs to the extent that such employees perform services for which the advisor receives a separate fee.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain and use to finance properties or other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties or other permitted investments, we will pay the advisor or its assignees a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing or such assumed debt, subject to certain limitations. The advisor may reallow some of or all this financing coordination fee to reimburse third parties with whom it may subcontract to procure such financing.(7)	Not determinable at this time. Because the fee is based on a fixed percentage of any debt financing, there is no maximum dollar amount of this fee.
Restricted Stock Awards	We have established an employee and director incentive restricted share plan pursuant to which directors, officers and employees, and certain consultants, of us, our advisor or any of our affiliates, may be granted incentive awards in the form of restricted stock.	Restricted stock awards under our employee and director incentive restricted share plan may not exceed 5.0% of our outstanding shares on a fully diluted basis at any time, and in any event will not exceed 7,500,000 shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).
Compensation and Restricted Stock Awards to Independent Directors	We pay to each of our independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Each independent director also is entitled to receive an award of 3,000 restricted shares of common stock under our employee and director incentive restricted share plan when he or she joins the board and on the date of each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.	The independent directors, as a group, will receive for a full fiscal year: (i) estimated aggregate compensation of approximately $122,000 and (ii) 9,000 restricted shares of common stock.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Liquidation/Listing Stage
Real Estate Commissions	For substantial assistance in connection with the sale of properties, we will pay New York Recovery Advisors, LLC a real estate commission up to the lesser of 2% of the contract sales price and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a real estate commission that is reasonable, customary and competitive in light of the size, type and location of the property.(8)	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
Our independent directors will determine whether the advisor or its affiliates has provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of an asset includes the advisor’s preparation of an investment package for an asset (including an investment analysis, an asset description and other due diligence information) or such other substantial services performed by the advisor in connection with a sale.
Subordinated Participation in Net Sales Proceeds(9)(10)	Our advisor or its assignees will receive from time to time, when available, 15% of remaining Net Sales Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its assignees’ incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)(9)(10)	Upon the listing of our common stock, our advisor or its assignees will receive a non-interest-bearing promissory note equal to 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its assignees’ incentive compensation.	Not determinable at this time. There is no maximum amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Termination Fee	Upon termination or non-renewal of the advisory agreement, our advisor shall be entitled to a subordinated termination fee payable in the form of a non-interest-bearing promissory note. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing on a national securities exchange or other liquidity event occurs.(11)	Not determinable at this time. There is no maximum amount of this fee.

    Historically, due to the apparent preference of the public markets for self-managed companies, real estate investment trusts have engaged in internalization transactions (an acquisition of management functions by us from our advisor) pursuant to which they became self-managed prior to listing their securities on national securities exchanges. Such internalization transactions can result in significant payments to affiliates of the advisor irrespective of the returns shareholders have received. Our advisory agreement provides that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future.

(1)	Our dealer manager will repay to the company any excess over FINRA’s 10% cap if the offering is terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds.
(2)	These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charge of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse New York Recovery Advisors, LLC for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Our advisor will not be reimbursed for the direct payment of such organization and offering expenses that exceed 1.5% of the aggregate gross proceeds of this offering, which may include reimbursements to our advisor for up to 0.5% of gross offering proceeds for third-party due diligence fees included in a detailed and itemized invoice. Third-party due diligence fees may include fees for reviewing financial statements, offering documents, organizational documents, agreements and marketing materials, analysis of SEC and FINRA correspondence, and interviews with management.
(3)	In the sole discretion of our advisor, our advisor may elect to have acquisition fees paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of these fees in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value.
(4)	In addition, if during the period ending two years after this close of the offering, we sell an asset and then reinvest in assets, we will pay our advisor 1.0% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment), along with reimbursement of acquisition expenses; provided, however, that in no event shall the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable in respect of such reinvestment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).

(5)	The asset management fee may be paid, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof. For the purposes of the payment of the asset management fee in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value. Restricted shares granted as asset management fees will be valued in accordance with the provisions of the equity incentive plan under which the grants are made.
(6)	For the management and leasing of our hotel properties, we will pay a fee based on a percentage of gross revenues at a market rate in light of the size, type and location of the hotel property plus a customary incentive fee based on performance. Notwithstanding the foregoing, in the case of both hotel and non-hotel properties, our property manager may be entitled to receive higher fees if our property manager demonstrates to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered.
(7)	In the sole discretion of our advisor, our advisor may elect to have the financing coordination fee paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of the financing coordination fee in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value.
(8)	In the sole discretion of our advisor, our advisor may elect to have real estate commissions paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of real estate commissions in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value.
(9)	The subordinated incentive listing fee will be paid in the form of a non-interest-bearing promissory note that will be repaid from the net sales proceeds of each sale of a property, loan or other investment after the date of the listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such non-interest-bearing promissory note with shares of our common stock or cash. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any subordinated participation in net sales proceeds becoming due and payable to the advisor or its assignees hereunder shall be reduced by the amount of any distribution made to New York Recovery Special Limited Partnership, LLC pursuant to the partnership agreement. Any portion of the subordinated participation in net sales proceeds that New York Recovery Advisors, LLC receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee. If our advisor receives the subordinated incentive listing fee, it would no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated termination fee. If our advisor receives the subordinated termination fee, it would no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated incentive listing fee. In no event will the amount paid to New York Recovery Advisors, LLC under the non-interest-bearing promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.
(10)	The market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. We have the option to pay the subordinated incentive listing fee in the form of stock, cash, a non-interest-bearing promissory note or any combination thereof. If any previous payments of the subordinated participation in net sales proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, then we will not be required to pay New York Recovery Advisors, LLC any further subordinated participation in net sales proceeds.

(11)	The subordinated termination fee, if any, will be payable in the form of a non-interest-bearing promissory note equal to (A) 15.0% of the amount, if any, by which (1) the sum of (v) the fair market value (determined by appraisal as of the termination date) of our investments on the termination date, less (w) any loans secured by such investments, plus (x) total distributions paid through the termination date on shares issued in offerings through the termination date, less (y) the liquidation preference of all preferred shares issued on or prior to the termination date (whether or not converted into shares of our common stock), which liquidation preference shall be reduced by any amounts paid on or prior to the termination date to purchase or redeem any preferred shares or any shares of our common stock issued on conversion of any preferred shares, less (z) any amounts distributable as of the termination date to limited partners who received OP Units in connection with the acquisition of any investments upon the liquidation or sale of such investments (assuming the liquidation or sale of such investments on the termination date), exceeds (2) the sum of the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the termination date to purchase or redeem any shares of our common stock purchased in an offering pursuant to our share repurchase plan or otherwise) and the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual six percent (6%) cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the termination date, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee. In addition, at the time of termination, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing or an other liquidity event occurs, including a liquidation or the sale of all or substantially all our investments (regardless of the form in which such sale shall occur).

If our advisor elects to defer its right to receive a subordinated termination fee and there is a listing of the shares of our common stock on a national securities exchange or the receipt of our stockholders of securities that are listed on a national securities exchange in exchange for our shares of common stock in a merger or any other type of transaction, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (t) the fair market value (determined by appraisal as of the date of listing) of the investments owned as of the termination date, less (u) any loans secured by such investments owned as of the termination date, plus (v) the fair market value (determined by appraisal as of the date of listing) of the investments acquired after the termination date for which our advisor would have been entitled to receive an acquisition fee (collectively, the “included assets”), less (w) any loans secured by the included assets, plus (x) total distributions paid through the date of listing on shares of our common stock issued in offerings through the termination date, less (y) the liquidation preference of all preferred stock issued on or prior to the termination date (whether or not converted into shares), which liquidation preference shall be reduced by any amounts paid on or prior to the date of listing to purchase or redeem any shares of preferred stock or any shares of our common stock issued on conversion of any preferred stock, less (z) any amounts distributable as of the date of listing to limited partners who received OP Units in connection with the acquisition of any included assets upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of listing), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of listing to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase plan or otherwise), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual six percent (6%) cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of listing, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee.

If our advisor elects to defer its right to receive a subordinated termination fee and there is an other liquidity event, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (t) the fair market value (determined by appraisal as of the date of such other liquidity event) of the investments owned as of the termination date, less (u) any loans secured by such investments owned as of the termination date, plus (v) the fair market value (determined by appraisal as of the date of such other liquidity event) of the included assets, less (w) any loans secured by the included assets, plus (x) total distributions paid through the date of the other liquidity event on shares of our common stock issued in offerings through the termination date, less (y) the liquidation preference of all preferred shares issued on or prior to the termination date (whether or not converted into shares of our common stock), which liquidation preference shall be reduced by any amounts paid on or prior to the date of the other liquidity event to purchase or redeem any preferred shares or any shares of our common stock issued on conversion of any preferred shares, less (z) any amounts distributable as of the date of the other liquidity event to limited partners who received OP Units in connection with the acquisition of any included assets upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of the other liquidity event), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of the other liquidity event to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase plan or otherwise), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual six percent (6%) cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of the other liquidity event, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee. If our advisor receives the subordinated incentive listing fee, it would no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated termination fee. If our advisor receives the subordinated termination fee, it would no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated incentive listing fee. There are many additional conditions and restrictions on the amount of compensation our advisor and its affiliates may receive.”

The following language replaces the disclosure under the heading “Management — Compensation of Directors” on page 71 of the Prospectus.

“We pay to each of our independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. In the event there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Our board of directors also may approve the acquisition of real property and other related investments valued at $10,000,000 or less via electronic board meetings whereby the directors cast their votes in favor or against a proposed acquisition via email. The independent directors are entitled to receive $750 for each transaction reviewed and voted upon with a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting.

In addition, we have reserved 500,000 shares of common stock for future issuance upon the exercise of stock options that may be granted to our independent directors pursuant to our stock option plan (described below). Such stock options will have an exercise price equal to $10.00 per share during such time as we are offering shares to the public at $10.00 per share and thereafter at 100% of the then-current fair market value per share. The total number of options granted will not exceed 10% of the total outstanding shares of common stock at the time of grant. To date, no shares have been issued under our stock option plan and we currently do not expect to grant any stock options.

Additionally, our employee and director incentive restricted share plan, adopted on September 22, 2010, provides for the automatic grant of 3,000 restricted shares of common stock to each of our independent directors, without any further action by our board of directors or the stockholders, on the date of each annual stockholders’ meeting. Each independent director is also granted 3,000 restricted shares of common stock on the date of initial election to the board. Each of our then-serving independent directors received a grant of 3,000 restricted shares of common stock on the date of the 2011 annual stockholders’ meeting, and Scott J. Bowman received a grant of 3,000 restricted shares of common stock upon his election to the board on August 3, 2011. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director also is an employee of American Realty Capital New York Recovery REIT, Inc. or New York Recovery Advisors, LLC or their affiliates, we do not pay compensation for services rendered as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Restricted Shares
Independent Directors(1)	$30,000 yearly retainer; $2,000 for all meetings personally attended by the directors and $1,500 for each meeting attended via telephone; $750 per transaction reviewed and voted upon via electronic board meeting up to a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting.(2)	500,000 shares of common stock reserved for future issuance upon the exercise of stock options that may be granted to independent directors pursuant to stock option plan. Such stock options will have an exercise price equal to $10.00 per share during such time as we are offering shares to the public at $10.00 per share and thereafter at 100% of the then-current fair market value per share. The total number of options granted will not exceed 10% of the total outstanding shares of common stock at the time of grant. To date, we have not granted any stock option awards to our independent directors.	Pursuant to our restricted share plan adopted in September 2010, each independent director will receive an automatic grant of 3,000 restricted shares on the date of each annual stockholders’ meeting. Each independent director is also granted 3,000 restricted shares of common stock on the date of initial election to the board. We granted each of our then-serving independent directors 3,000 restricted shares of common stock on the date of the 2011 annual stockholders’ meeting, and Scott J. Bowman received a grant of 3,000 restricted shares of common stock upon his election to the board on August 3, 2011. The restricted shares vest over a five year period following the grant date in increments of 20% per annum.

(1)	An independent director who is also an audit committee chairperson will receive an additional $500 for personal attendance of all audit committee meetings.
(2)	If there is a board meeting and one or more committee meetings in one day, the director’s fees shall not exceed $2,500 ($3,000 for the chairperson of the audit committee if there is a meeting of such committee).”

Risk Factors

The following language is added immediately prior to the first complete risk factor on page 28 under the heading “Risk Factors — Risks Related to Conflicts of Interest” in the Prospectus.

“The management of multiple REITs, especially REITs in the development stage, by our executive officers and officers of our advisor may significantly reduce the amount of time our executive officers and officers of our advisor are able to spend on activities related to us and may cause other conflicts of interest, which may cause our operating results to suffer.

Our executive officers and officers of our advisor are part of the senior management or are key personnel of the other eight American Realty Capital-sponsored REITs and their advisors. One of the American Realty Capital-sponsored REITs has a registration statement that is not yet effective, and five of the American Realty Capital-sponsored REITs have registration statements that became effective in the past twelve months. As a result, such REITs will have concurrent and/or overlapping fundraising, acquisition, operational and disposition and liquidation phases as us, which may cause conflicts of interest to arise throughout the life of our company with respect to, among other things, finding investors, locating and acquiring properties, entering into leases and disposing of properties. Additionally, based on our sponsor’s experience, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. The conflicts of interest each of our executive officers and each officer of our advisor will face may delay our fund raising and investment of our proceeds due to the competing time demands and generally cause our operating results to suffer.

We will compete for investors with other programs of our sponsor, which could adversely affect the amount of capital we have to invest.

The American Realty Capital group of companies is currently the sponsor of seven other public offerings of non-traded REIT shares, as well as a REIT that is listed on The NASDAQ Capital Market, the majority of which offerings will be ongoing during a significant portion of our offering period. These programs all have filed registration statements for the offering of common stock and either are or intend to elect to be taxed as REITs. Except for ARCT, whose offering was fully subscribed as of July 5, 2011, and ARC — Northcliffe, which our sponsor anticipates will withdraw its registration statement from the SEC in the near future, the offerings of non-traded REITs are taking place concurrently with our offering, and our sponsor is likely to sponsor other offerings during our offering period. Our dealer manager is the dealer manager for these other offerings. We compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments.”

Executive Officers and Directors

The second sentence under the heading “Prospectus Summary — Our Board” on page 5 of the Prospectus is deleted and replaced with the following.

“Currently, we have five directors, Nicholas S. Schorsch, William M. Kahane, Scott J. Bowman, William G. Stanley and Robert H. Burns.”

The second-to-last sentence under the heading “Management — Audit Committee” on page 67 of the Prospectus is deleted and replaced with the following.

“One of our independent directors, Mr. William G. Stanley, qualifies as an audit committee financial expert.”

The following language replaces the disclosure under the heading “Management — Executive Officers and Directors” on pages 67 – 71 of the Prospectus.

“We have provided below certain information about our executive officers and directors.

Name	Age	Position(s)
Nicholas S. Schorsch	50	Chairman of the Board of Directors and Chief Executive Officer
William M. Kahane	63	President, Treasurer and Director
Michael A. Happel	48	Executive Vice President and Chief Investment Officer
Peter M. Budko	51	Executive Vice President and Chief Operating Officer
Brian S. Block	39	Executive Vice President and Chief Financial Officer
Edward M Weil, Jr.	44	Executive Vice President and Secretary
Scott J. Bowman	54	Independent Director
William G. Stanley	55	Independent Director
Robert H. Burns	82	Independent Director

Nicholas S. Schorsch has served as the chairman of the board and chief executive officer of our company since our formation in October 2009. He has been active in the structuring and financial management of commercial real estate investments for over 20 years. Mr. Schorsch also has been the chief executive officer of our advisor and our property manager since their formation in November 2009. In addition, Mr. Schorsch also has been the chairman of the board and chief executive officer of American Realty Capital Trust, Inc., or ARCT, and chief executive officer of the ARCT property manager and the ARCT advisor since their formation in August 2007, chairman of the board and chief executive officer of American Realty Capital Healthcare Trust, Inc., or ARC HT, since its formation in August 2010 and chief executive officer of the ARC HT advisor and the ARC HR property manager since their formation in August 2010, chairman of the board and chief executive officer of American Realty Capital — Retail Centers of America, Inc., or ARC RCA, since its formation in July 2010 and chief executive officer of the ARC RCA advisor since its formation in May 2010. Mr. Schorsch also has been the chief executive officer of American Realty Capital II Advisors, LLC since its formation in December 2009. Mr. Schorsch has also been the chairman of the board and chief executive officer of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC Daily NAV, and chief executive officer of the ARC Daily NAV advisor since their formation in September 2010. Mr. Schorsch has also been the president and director of ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, and the chief executive officer of the ARC — Northcliffe advisor since their formation in September 2010. Mr. Schorsch has been the chairman and chief executive officer of American Realty Capital Trust III, Inc., or ARCT III, and the chief executive officer of the advisor and property manager of ARCT III since their formation in October 2010. Mr. Schorsch also has been the chairman and chief executive officer of American Realty Capital Properties, Inc., or ARCP, since its formation in December 2010, and chairman and chief executive officer of its advisor since its formation in November 2010. Mr. Schorsch also has been the interested director and chief executive officer of Business Development Corporation of America, Inc., or BDCA, since its formation in May 2010.

From September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice-chairman of American Financial Realty Trust (AFRT) since its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial service industry, such as banks and insurance companies. Through American Financial Resource Group (AFRG) and its successor corporation, now AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with an aggregate purchase price of acquired properties of approximately $5 billion. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. From approximately 1990 until the sale of his interests in Thermal Reduction in

1994, Mr. Schorsch was involved in purchasing and leasing several commercial real estate properties in connection with the growth of Thermal Reduction’s business. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer of ARCT, ARC HT, ARC RCA, ARC Daily NAV, ARCT III and ARCP, and his experience as president and a director of ARC — Northcliffe, his previous experience as president, chief executive officer and vice chairman of AFRT, and his significant real estate acquisition experience make him well qualified to serve as our chairman of the board.

William M. Kahane has served as president, treasurer and director of our company since our formation in October 2009. He has been active in the structuring and financial management of commercial real estate investments for over 35 years. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. Mr. Kahane also is president, chief operating officer and treasurer of our property manager and our advisor since their formation in November 2009. Mr. Kahane also is the president, chief operating officer, treasurer and director of ARCT and president, chief operating officer and treasurer of the ARCT property manager and the ARCT advisor since their formation in August 2007. Mr. Kahane is also the president, chief operating officer and director of ARC HT since its formation in August 2010 and is the president, chief operating officer and treasurer of the ARC HT advisor and property manager since their formation in August 2010, and the president, chief operating officer and a director of ARC RCA since its formation in July 2010 and president, chief operating officer and treasurer of the ARC RCA advisor since its formation in May 2010. Mr. Kahane also has been a director of Phillips Edison — ARC Shopping Center REIT, Inc., or PE-ARC, and the president, chief operating officer and treasurer of the PE-ARC advisor since their formation in December 2009. Mr. Kahane has been president, chief operating officer and treasurer of American Realty Capital II Advisors, LLC since its formation in December 2009. Mr. Kahane has also been the president, chief operating officer, treasurer and director of ARC Daily NAV and president, chief operating officer, and treasurer of the ARC Daily NAV advisor since their formation in September 2010. Mr. Kahane has also been chief operating officer of ARC — Northcliffe and president, chief operating officer, and treasurer of the ARC — Northcliffe advisor since their formation in September 2010. Mr. Kahane has been the president, chief operating officer and treasurer of ARCT III since its formation in October 2010. Mr. Kahane has been the president and treasurer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Kahane also has been the president, chief operating officer and a director of ARCP since its formation in December 2010 and president and chief operating officer of its advisor since its formation in November 2010. Mr. Kahane also has been the interested director and chief operating officer of BDCA since its formation in May 2010. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 – 1979. From 1981 – 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as president, chief operating officer and treasurer of ARCT, ARC Daily NAV and ARCT III, president and treasurer of NYRR and president and chief operating officer of ARC RCA and ARCP, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate make him well qualified to serve as a member of our board of directors.

Michael A. Happel has served as executive vice president, chief investment officer and as an observer to the board of directors of our company since our formation in October 2009. Mr. Happel has over 20 years of experience investing in real estate, including office retail, multifamily, industrial, and hotel properties, as well as real estate companies. Mr. Happel also is executive vice president and chief investment officer of our property manager and our advisor since their formation in November 2009. From 1988 to 2002, he worked at Morgan Stanley & Co., specializing in real estate and becoming co-head of acquisitions for the Morgan Stanley Real Estate Funds, or MSREF, in 1994. While at MSREF, he was involved in acquiring over $10 billion of real estate and related assets in MSREF I and MSREF II. As stated in a report prepared by Wurts & Associates for the Fresno County Employees’ Retirement Association for the period ending September 30, 2008, MSREF I generated approximately a 48% gross IRR for investors and MSREF II generated approximately a 27% gross IRR for investors. In 2002, Mr. Happel left Morgan Stanley & Co. to join Westbrook Partners, a large real estate private equity firm with over $5 billion of real estate assets under management at the time. From October 2004 to May 2009, he served Atticus Capital, a multi-billion dollar hedge fund, as the head of real estate with responsibility for investing primarily in REITs and other publicly traded real estate securities. Mr. Happel received a B.A. in economics from Duke University and a J.D. from Harvard Law School.

Peter M. Budko has served as executive vice president and chief operating officer of our company since our formation in October 2009. He also is executive vice president of our property manager and our advisor since their formation in November 2009. Mr. Budko also is executive vice president and chief investment officer of ARCT, the ARCT property manager, the ARCT advisor and our dealer manager since their formation in August 2007. Mr. Budko has also been the executive vice president of ARC HT since its formation in August 2010 and the executive vice president of the ARC HT advisor and ARC HT property manager since their formation in August 2010, executive vice president and chief investment officer of ARC RCA since its formation in July 2010 and executive vice president of the ARC RCA advisor since its formation in May 2010. Mr. Budko also has been the chief investment officer of BDCA since its formation in May 2010. Mr. Budko also has served as executive vice president and chief investment officer of ARC Daily NAV, its advisor and its property manager since their formation in September 2010. Budko has served as executive vice president and chief investment officer of ARCT III since its formation in October 2010. Mr. Budko has served as executive vice president and chief investment officer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Budko also has been executive vice president and chief investment officer of ARCP since its formation in December 2010 and executive vice president and chief investment officer of its advisor since its formation in November 2010. From January 2007 to July 2007, Mr. Budko was chief operating officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from February 1997 – January 2006. The Wachovia Structured Asset Finance Group structured and invested in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 – 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in Physics from the University of North Carolina.

Brian S. Block has served as executive vice president and chief financial officer of our company since our formation in October 2009. He also is executive vice president and chief financial officer of our advisor and property manager since their formation in November 2009. Mr. Block also is executive vice president and chief financial officer of ARCT, the ARCT advisor and the ARCT property manager since their formation in September 2007. Mr. Block also has been the executive vice president and chief financial officer of ARC HT since its formation in August 2010 and executive vice president and chief financial officer of the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Block also has been executive vice president and chief financial officer of ARC RCA since its formation in July 2010 and the ARC RCA advisor since its formation in May 2010. Mr. Block also has been the executive vice president and chief financial officer of American Realty Capital II Advisors, LLC since its formation in December 2009. Mr. Block has also been executive vice president and chief financial officer of ARC Daily NAV since its formation in September 2010 and executive vice president and chief financial officer of ARC — Northcliffe since its formation in September 2010. Mr. Block has served as executive vice president and chief financial officer of ARCT III since its formation in October 2010. Mr. Block has served as executive vice president and chief financial officer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Block also has been executive vice president and chief financial officer of ARCP since its formation in December 2010 and executive vice president and chief financial officer of its advisor since its formation in November 2010. Mr. Block also has been the chief financial officer of BDCA since its formation in May 2010. Mr. Block is responsible for the accounting, finance and reporting functions at the American Realty Capital group of companies. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing the American Realty Capital group of companies’ infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. Mr. Block discontinued working for AFRT in August 2007. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an M.B.A. from La Salle University.

Edward M. Weil, Jr. has served as executive vice president and secretary of our company since our formation in October 2009. He also is executive vice president and secretary of our advisor and property manager since their formation in November 2009. Mr. Weil has been the chief executive officer of Realty Capital Securities, LLC, our dealer manager, since December 2010. Mr. Weil also has been executive vice president and secretary of ARCT and executive vice president of the ARCT advisor and the ARCT property manager since their formation in August 2007, executive vice president and secretary of ARC HT since its formation in August 2010 and executive vice president and secretary of the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil also has been executive vice president and secretary of ARC RCA since its formation in July 2010 and executive vice president and secretary of the ARC RCA advisor since its formation in May 2010. Mr. Weil also has served as executive vice president and secretary of ARC Daily NAV, its advisor and its property manager since their formation in September 2010. Mr. Weil has served as executive vice president and secretary of ARCT III since its formation in October 2010. Mr. Weil has served as executive vice president and secretary of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Weil also has been executive vice president and secretary of ARCP since its formation in December 2010 and executive vice president and secretary of its advisor since its formation in November 2010. Mr. Weil also has been the executive vice president of American Realty Capital II Advisors, LLC since its formation in December 2009. From October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited. He was formerly the senior vice president of sales and leasing for AFRT (as well as for its predecessor, AFRG) from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square-foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. From July 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 63 and 24 licenses.

Scott J. Bowman was appointed as an independent director of our company in August 2011. Mr. Bowman was also appointed as an independent director of ARC Daily NAV in August 2011. Mr. Bowman has over 20 years of experience in global brand and retail management in addition to retail store development. Mr. Bowman founded Scott Bowman Associates in May 2009 and has served as its Chief Executive Officer since such time. Scott Bowman Associates provides global management, business development, retail market and network strategies, licensing, strategic planning and international strategy and operations support to leading retailers and consumer brands. From May 2005 until September 2008, Mr. Bowman served as President of Polo Ralph Lauren International Business Development where he was also a member of the Executive Committee and Capital Committees. From June 2007 until September 2008, Mr. Bowman served as Chairman of Polo Ralph Lauren Japan. During his time with Polo Ralph Lauren, Mr. Bowman led the effort to transform the company’s business in Asia from a licensed structure to a direct, integrated subsidiary of Polo Ralph Lauren. The transformation included upgraded merchandising, marketing, store development processes, restructuring remaining partnership agreements as well as leading the effort to buy back control of key operating territories in Asia. From 2003 to 2005, Mr. Bowman served as Founder and Chief Executive Officer of Scott Bowman Associates International Retail Consultancy. From May 1998 until January 2003, Mr. Bowman served as an Executive Officer of two subsidiaries of LVMH Moet Hennessy Louis Vuitton. From February 2001 until January 2003, Mr. Bowman served as the Chief Executive Officer of Marc Jacobs Int’l. From May 1998 until January 2001, he was the Region President of Duty Free Shoppers. Mr. Bowman has been the Chairman of the Board of Colin Cowie Enterprises, a multi-platform digital events and lifestyle company, since its formation in March 2011. He was also a member of the boards of directors of Stewart Weitzman from February 2009 until April 2010 and The Health Back, a specialty and e-commerce retailer, from May 2004 until September 2007. Mr. Bowman received his B.A. from the State University of New York at Albany. We believe that Mr. Bowman’s extensive experience in global brand and retail management and retail store development make him well qualified to serve as a member of our board of directors.

William G. Stanley was appointed as an independent director of our company in October 2009. Mr. Stanley has been an independent director of ARCT since January 2008 and an independent director of ARC RCA since February 2011. Mr. Stanley also serves as an independent director of BDCA, an American Realty Capital-sponsored specialty finance company, since January 2011. Mr. Stanley is a member of the audit committee of our board of directors and a member of the audit committee of the boards of directors of ARCT and ARC RCA. Mr. Stanley is the founder and managing member of Stanley Laman Securities, LLC (SLS), a FINRA member broker-dealer, since 2004, and the founder and president of The Stanley-Laman Group, Ltd (SLG), a registered investment advisor for high net worth clients since 1997. SLG has built a multi-member staff which critically and extensively studies the research of the world’s leading economists and technical analysts to support its tactical approach to portfolio management. Over its history, SLG and SLS have assembled an array of intellectual property in the investment, estate, tax and business planning arena. Mr. Stanley has earned designations as a Chartered Financial Consultant, Chartered Life Underwriter, and received his Master of Science in Financial Services from the American College in 1997. Mr. Stanley holds FINRA Series 7, 63 and 24 licenses. We believe that Mr. Stanley’s significant background in the finance and investment management industry and his service on the board of directors of other public companies in the past makes him well qualified to serve as a member of our board of directors.

Robert H. Burns was appointed as an independent director of our company in October 2009. He has also been an independent director of ARCT and ARCT III since January 2008 and January 2011, respectively. Burns is a hotel industry veteran with an international reputation and over 30 years of hotel, real estate, food and beverage and retail experience. Mr. Burns founded and built the luxurious Regent International Hotels brand, which he sold in 1992. From 1970 to 1992, Mr. Burns served as chairman and chief executive officer of Regent International Hotels, where he was personally involved in all strategic and major operating decisions. In this connection, Mr. Burns and his team of professionals performed site selection, obtained land use and zoning approvals, performed all property due diligence, financed each project by raising both equity and arranging debt, oversaw planning, design and construction of each hotel property, and managed each asset. Each Regent hotel typically contained a significant food and beverage element and high-end retail component, frequently including luxury goods such as clothing, jewelry, as well as retail shops. In fact, Mr. Burns is extremely familiar with the retail landscape as his flagship hotel in Hong Kong was part of a mixed-use complex anchored by a major enclosed shopping center connected to the Regent Hong Kong. Thus, Mr. Burns has over forty (40) years as a manager and principal acquiring, financing, developing and operating properties. Mr. Burns opened the first Regent hotel in Honolulu, Hawaii, in 1970. From 1970 to 1979, the company opened and managed a number of prominent hotels, but gained truly international recognition in 1980 with the opening of The Regent Hong Kong, which brought a new dimension in amenities and service to hotels in the city and attracted attention throughout the world. It was in this way that the hotel innovatively combined the Eastern standard of service excellence with the Western standard of luxurious spaces. In all, Mr. Burns developed over 18 major hotel projects including the Four Seasons Hotel in New York City, the Beverly Wilshire Hotel in Beverly Hills, the Four Seasons Hotel in Milan, Italy, and the Four Seasons Hotel in Bali, Indonesia.

Mr. Burns currently serves as chairman of Barings’ Chrysalis Emerging Markets Fund (since 1991) and as a director of Barings’ Asia Pacific Fund (since 1986). Additionally, he is a member of the executive committee of the board of directors of Jazz at Lincoln Center in New York City (since 2000), and chairs the Robert H. Burns Foundation which he founded in 1992 and which funds the education of Asian students at American schools. Mr. Burns frequently lectures at Stanford Business School. Mr. Burns was chairman and co-founder of the World Travel and Tourism Council (1994 to 1996), a forum for business leaders in the travel and tourism industry. With Chief Executives of some one hundred of the world’s leading travel and tourism companies as its members, the World Travel and Tourism Council has a unique mandate and overview on all matters related to travel and tourism. He served as a faculty member at the University of Hawaii (1963 to 1994) and as president of the Hawaii Hotel Association (1968 to 1970). Mr. Burns began his career in Sheraton’s Executive Training Program in 1958, and advanced rapidly within Sheraton and then within Westin Hotels (1962 to 1963). He later spent eight years with Hilton International Hotels (1963 to 1970). Mr. Burns graduated from the School of Hotel Management at Michigan State University (1958), and the University of Michigan’s Graduate School of Business (1960), after serving three years in the U.S. Army in Korea. For the past five years Mr. Burns has devoted his time to owning and operating Villa Feltrinelli on Lago di Garda, in Northern Italy, a small, luxury hotel, and working on developing hotel projects in Asia, focusing on Vietnam and China. We believe that Mr. Burns’ experience as a real estate developer for over 40 years, during which he developed over 18 major hotel projects, make him well qualified to serve as a member of our board of directors.”

Amendment to Advisory Agreement

The following sentence replaces the third sentence of the first paragraph under “Management — The Advisor” on page 76 of the Prospectus.

“New York Recovery Advisors, LLC has contractual responsibility to us and our stockholders pursuant to the advisory agreement, executed on February 17, 2010, amended and restated on April 8, 2010, further amended and restated as of September 2, 2010, and amended on June 23, 2011.”

Dealer Manager

The following language replaces the disclosure under the heading “Management — Affiliated Companies — Dealer Manager” beginning on page 83 of the Prospectus.

“Realty Capital Securities, LLC (CRD #145454), our dealer manager, is a member firm of FINRA. Our dealer manager was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital, its affiliates and its predecessors.

Our dealer manager provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It also may sell a limited number of shares at the retail level. The compensation we will pay to our dealer manager in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares.” Our dealer manager also serves as dealer manager for ARCT, PE-ARC, ARC RCA, ARC HT, Healthcare Trust of America, Inc., ARC Daily NAV, ARC — Northcliffe, ARCT III, United Development Funding IV and ARCP.

Our dealer manager is a wholly owned subsidiary of American Realty Capital II, LLC. Accordingly, our dealer manager is indirectly majority-owned and controlled by Messrs. Schorsch and Kahane. Our dealer manager is an affiliate of both our advisor and the property manager. See the section entitled “Conflicts of Interest” in this prospectus.

The current officers of Realty Capital Securities, LLC are:

Name	Age	Position(s)
Edward M. Weil, Jr.	44	Chief Executive Officer
Louisa Quarto	43	President
Kamal Jafarnia	45	Executive Vice President and Chief Compliance Officer
Alex MacGillivray	49	Senior Vice President and National Sales Manager

The background of Mr. Weil is described in the “Management — Executive Officers and Directors” section of this prospectus and the backgrounds of Ms. Quarto and Messrs. Jafarnia and MacGillivray are described below:

Louisa Quarto has been the president of Realty Capital Securities LLC, our dealer manager, since September 2009. Ms. Quarto served as senior vice president and chief compliance officer for our dealer manager from May 2008 until February 2009, as executive managing director from November 2008 through July 2009 and co-president from July 2009 through August 2009. Ms. Quarto also has been senior vice president for American Realty Capital Advisors, LLC since April 2008. Ms. Quarto’s responsibilities for Realty Capital Securities include overseeing sales, national accounts, operations and compliance activities. From February 1996 through April 2008, Ms. Quarto was with W. P. Carey & Co. LLC and its broker dealer subsidiary, Carey Financial LLC, beginning as an associate marketing director in 1996, becoming second vice president in 1999, vice president in 2000 and senior vice president in 2004. From July 2005 through April 2008 Ms. Quarto served as executive director and chief management officer of Carey Financial where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups. Ms. Quarto earned a B.A. from Bucknell University and an M.B.A. in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and chair of its Finance Committee.

Kamal Jafarnia has been the executive vice president and chief compliance officer of our dealer manager since February 2009. Mr. Jafarnia has served as a senior vice president of American Realty Capital since November 2008. From March 2008 to October 2008, Mr. Jafarnia served as executive vice president of Franklin Square Capital Partners and as chief compliance officer of FB Income Advisor, LLC, the registered investment adviser to Franklin Square’s proprietary offering, where he was responsible for overseeing the regulatory compliance programs for the firm. From May 2006 to March 2008, Mr. Jafarnia was assistant general counsel and chief compliance officer for Behringer Harvard and Behringer Securities, LP, respectively, where he coordinated the selling group due diligence and oversaw the regulatory compliance efforts. From September 2004 to May 2006, Mr. Jafarnia worked as vice president of CNL Capital Markets, Inc. and chief compliance officer of CNL Fund Advisors, Inc. Mr. Jafarnia earned a B.A. from the University of Texas at Austin and a J.D. from Temple University School of Law in Philadelphia, Pennsylvania. He is currently participating in the Masters of Laws degree program in Securities and Financial Regulation at the Georgetown University Law Center in Washington, DC. Mr. Jafarnia holds FINRA Series 6, 7, 24, 63 and 65 licenses.

Alex MacGillivray has been the senior vice president and national sales manager of our dealer manager since June 2009. Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing, and managing the distribution of all products offered by our dealer manager. From January 2006 to December 2008, he was a director of sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels. From December 2003 to January 2006, he was a national sales manager at Lincoln Financial, overseeing a team focused on variable annuity sales. From June 1996 to October 2002, he was a senior sales executive at AXA Equitable, initially as division sales manager, promoted to national sales manager, and promoted again to chief executive officer and president of AXA Distributors, with responsibility for variable annuity and life insurance distribution. From February 1992 to May 1996, Mr. MacGillivray was a regional vice president at Fidelity Investments with responsibility for managing the sales and marketing of mutual funds to broker-dealers. While at Fidelity Investments, he was promoted to senior vice president and district sales manager in 1994. From October 1987 to 1990, Mr. MacGillivray was a regional vice president at Van Kampen Merritt where he represented mutual funds, unit investment trusts, and closed end funds. Mr. MacGillivray holds FINRA Series 7, 24 and 63 licenses.”

Conflicts of Interest

The following language replaces the introductory disclosure under the heading “Conflicts of Interest” on page 99 of the Prospectus.

“We are subject to various conflicts of interest arising out of our relationship with our advisor and its affiliates, including conflicts related to the arrangements pursuant to which our advisor and its affiliates will be compensated by us. Our agreements and compensation arrangements with our advisor and its affiliates were not determined by arm’s-length negotiations. See the section entitled “Management Compensation” in this prospectus. Some of the conflicts of interest in our transactions with our advisor and its affiliates, and the limitations on our advisor and its affiliates adopted to address these conflicts, are described below.

Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future, including American Realty Capital Trust, Inc., or ARCT, Phillips Edison — ARC Shopping Center REIT Inc., or PE-ARC, American Realty Capital Healthcare Trust, Inc., or ARC HT, American Realty Capital — Retail Centers of America, Inc., or ARC RCA, American Realty Capital Daily Net Asset Value Trust, Inc., or ARC Daily NAV, ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, American Realty Capital Trust III, Inc., or ARCT III, and American Realty Capital Properties, Inc., or ARCP. For additional information on each of these programs, please see the section entitled “Prior Performance Summary” elsewhere in this prospectus.

None of the investment objectives of these affiliated programs are similar to our investment objectives, which aim to acquire high quality income-producing commercial real estate located in the New York MSA, and in particular, New York City, with a focus on office and retail properties.

The officers and key personnel of our advisor are expected to spend a substantial portion of their time on activities unrelated to us, which may significantly reduce the amount of time to be spent by such officers and key personnel on activities related to us. It is currently anticipated that Mr. Happel will spend substantially all of his time on our behalf. Each of the other officers and key personnel, including Messrs. Schorsch and Kahane, is currently expected to spend a portion of their time on our behalf. In addition to the key personnel listed above, our advisor employs personnel who have extensive experience in managing REITs similar to us and selecting and managing commercial properties similar to the properties sought to be acquired by us. Based on our sponsor’s experience in sponsoring ARCT, PE-ARC, ARC HT and us, all of which are non-traded REITs that are in their operational stage, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. We refer to the “development stage” of a REIT as the time period from the inception of the REIT until it raises a sufficient amount of funds to break escrow under its registration statement.

In addition, certain of our executive officers, Messrs. Schorsch and Kahane, also are officers of our advisor, our property manager, our dealer manager and other affiliated entities, including the advisor and property manager of other REITs sponsored by the American Realty Capital group of companies, many of which are in the development stage.

The management of multiple REITs, especially REITs in the development stage, may significantly reduce the amount of time our executive officers are able to spend on activities related to us. Additionally, as described below, given that five of the American Realty Capital-sponsored REITs have registration statements that are not yet effective or are in the development phase, and six of the American Realty Capital-sponsored REITs have registration statements that became effective in the past twelve months, including us, in which our executive officers are involved, and will have concurrent and/or overlapping fundraising, acquisition, operational and disposition and liquidation phases, conflicts of interest related to these REITs will arise throughout the life of our company with respect to, among other things, finding investors, locating and acquiring properties, entering into leases and disposing of properties. The conflicts of interest each of our executive officers and each officer of our advisor will face may delay our fund raising and investment of our proceeds due to the competing time demands.

These individuals also owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and management time and services between us and the other entities, (b) our purchase of properties from, or sale of properties to, affiliated entities, (c) the timing and terms of the investment in or sale of an asset, (d) development of our properties by affiliates, (e) investments with affiliates of our advisor, (f) compensation to our advisor, and (g) our relationship with our dealer manager and property manager. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

Although certain of our executive officers face conflicts of interest as a result of the foregoing, the following factors tend to ameliorate the effect of the resulting potential conflicts of interest. Our fundraising, including finding investors, will be handled principally by our dealer manager, with our executive officers’ participation limited to participation in sales seminars. As described below, our dealer manager has a sales team that includes 90 professionals, as well as a wholesaling team for each offering dedicated to that offering, which it believes is adequate and structured in a manner to handle sales for all of the offerings for which it is the dealer manager. Some of the American Realty Capital-sponsored REITs have sub-advisors or dedicated management teams who have primary responsibility for investment activities of the REIT, which may mitigate some of these conflicts of interest. Five senior members, all of which are our executive officers, collectively indirectly own interests in the dealer manager and the sponsors or co-sponsors of the American Realty Capital-sponsored investment programs. Controlling interests in the dealer manager and the sponsors or co-sponsors of the American Realty Capital-sponsored investment programs are owned by Nicholas S. Schorsch and William M. Kahane. See the organizational chart in this section below. These members share responsibility for overseeing key management functions, including general management, investing, asset management, financial reporting, legal and accounting activities, marketing strategy and investor relations. This “bench” of senior members provides depth of management and is designed with succession planning in mind. Nonetheless, the competing time commitments resulting from managing multiple development stage REITs may impact our investment activities and our executive officers’ ability to oversee these activities.

We will compete for investors with other American Realty Capital-sponsored programs, which offerings will be ongoing during a significant portion of our offering period. The overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments.

We may buy properties at the same time as one or more of the other American Realty Capital-sponsored programs managed by officers and key personnel of our advisor. As a result, they owe duties to each of these entities, their members and limited partners and these investors and others to whom they provide services, which duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. However, to the extent that our advisor or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us. For a discussion of the restrictions included in our charter relating to limits placed upon our directors, officers and certain of our stockholders, see the section of this prospectus captioned “— Certain Conflict Resolution Procedures.” In addition, for a description of some of the risks related to these conflicts of interest, see the section of this prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest.”

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.”

The following disclosure is added on page 100 of the Prospectus immediately following the section entitled “Conflicts of Interest — Other Activities of New York Recovery Advisors, LLC and Its Affiliates.”

“Affiliated Transaction Best Practices Policy

In March 2011, Realty Capital Securities, LLC, the affiliated entity retained by us to act as dealer manager in connection with our initial public offering, adopted best practices guidelines related to affiliated transactions applicable to all the issuers whose securities are traded on its platform (which includes us) that requires that each such issuer adopt guidelines that, except under limited circumstances, (i) restrict such issuer from entering into co-investment or other business transactions with another investment program sponsored by the American Realty Capital group of companies, and (ii) restrict sponsors of investment programs from entering into co-investment or other business transactions with their sponsored issuers.

Accordingly, on March 17, 2011, all of the members of our board of directors voted to approve our affiliated transaction best practices policy incorporating the dealer manager’s best practices guidelines, pursuant to which we may not enter into any co-investments or any other business transaction with, or provide funding or make loans to, directly or indirectly, any investment program or other entity sponsored by the American Realty Capital group of companies or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by Mr. Nicholas Schorsch and/or Mr. William Kahane, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering, except that we may enter into a joint investment with a Delaware statutory trust, or a DST, or a group of unaffiliated tenant in common owners, or TICs, in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to our stockholders and will be fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment, and that we retain a controlling interest in the underlying investment, the transaction is approved by the independent directors of our board of directors after due and documented deliberation, including deliberation of any conflicts of interest, and such co-investment is deemed fair, both financially and otherwise. In the case of such co-investment, our advisor will be permitted to charge fees at no more than the rate corresponding to our percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, our investment in such co-investments will not exceed 10% of the value of our portfolio.”

The following disclosure replaces the first bullet point under “Conflicts of Interest — Certain Conflict Resolution Procedures” on page 102 of the Prospectus.

“•	We will not purchase or lease properties in which our sponsor, New York Recovery Advisors, LLC, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders has an interest without a determination by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to our sponsor, New York Recovery Advisors, LLC, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction determines that the transaction is fair and reasonable to us.”

Investment Objectives

The fifth bullet point under each of the headings “Prospectus Summary — Our Investment Objectives” on page 5 of the Prospectus, “Market Overview — Overview” on page 59 of the Prospectus and “Investment Strategy, Objectives and Policies” on page 106 of the Prospectus is deleted and replaced with the following.

“•	Diversified Tenant Mix — Lease to a diversified group of tenants with a bias toaward lease terms of five years or greater;”

Insurance Policies

The following language replaces the disclosure under the heading “Investment Strategy, Objectives and Policies — Insurance Policies” on page 114 of the Prospectus.

“We typically purchase comprehensive liability, rental loss, all-risk property casualty and terrorism insurance covering our real property investments provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods or riots. If an uninsured loss occurs, we could lose our “invested capital” in, and anticipated profits from, the property. For these purposes, “invested capital” means the original issue price paid for the shares of our common stock reduced by prior distributions from the sale or financing of our properties. See the section entitled “Risk Factors — General Risks Related to Investments in Real Estate” in this prospectus for additional discussion regarding insurance.”

Description of Real Estate Investments

The section entitled “Description of Real Estate Investments” beginning on page 120 of the Prospectus is deleted in its entirety and replaced with the following.

“Interior Design Building

On June 22, 2010, we acquired an office building known as the Interior Design Building located at 306 East 61st Street in Manhattan. The building caters to tenants in the interior design industry, including art and antique galleries, as well as furniture and lighting stores.

The property is centrally located between Midtown and the Upper East Side in Manhattan which allows its tenants to serve a wide array of clientele, including affluent homeowners and decorators. It is situated in one of the wealthiest zip codes in the United States, including Manhattan’s Midtown East and Upper East Side neighborhoods. Numerous other buildings are located in the area offering similar spaces to similar tenants.

This acquisition consists of one fee simple property. The building has approximately 81,000 square feet on seven floors and is approximately 85% leased to 15 tenants. As of October 7, 2011, annualized rental income per square foot ranges from approximately $19.00 to $52.00 with a weighted average annual rental rate of $43.15 per square foot. No lease comprises more than 15.0% of the total leasable space. Lease maturities range from one year to seven years.

Capitalization

The contract purchase price for the property was $32.3 million, exclusive of acquisition costs, at a capitalization rate of 6.6% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). A portion of the property acquisition was funded with: (a) an existing mortgage note of $14.2 million; (b) $8.9 million in proceeds from two bridge loans made by two unaffiliated entities (described below); and (c) $1.5 million in proceeds from a short-term advance from our sponsor (described below). The bridge loans made by the two unaffiliated entities each have an annual interest rate of 9.0%, are payable in six monthly installments of 16.67% of the original bridge loan amount, and were to have matured in January 2011. In 2010 the terms of the loan were renegotiated to require interest only payments and to mature in June 2012. The repayment of such bridge loans requires a 1% exit fee based on the original loan proceeds (or $89,000) payable upon the maturities of the respective loans and is prepayable at any time. The borrowings from our sponsor are interest-free and do not include fees typically charged for such short-term borrowings. The Company repaid the advance to our sponsor in full.

As part of the acquisition, we assumed an existing first mortgage loan originated by Deutsche Banc Mortgage Capital, LLC with a 6.20% interest rate. The loan matures in November 2012. The principal is amortized on a 30-year amortization schedule, with the balance (expected to be $13.5 million) due on maturity. Because the mortgage loan requires a standard guaranty for a limited recourse “bad boy” carve-out provision and the lender determined that we do not currently have sufficient net worth to serve as sole guarantor, Messrs. Schorsch and Kahane have agreed to jointly provide the “bad boy” guaranty in respect of the mortgage loan. We entered into an agreement with Messrs. Schorsch and Kahane by which we agreed to be responsible for any amounts required to be paid by them under this guaranty.

Major Tenants/Lease Expiration

As of October 7, 2011, three tenants, an interior designer, an antique rug and custom carpet supplier and an antique dealer, occupied more than 10% of the rentable square footage of the building. The interior designer’s lease requires annualized rental income of approximately $472,000, expires in August 2016 and has no renewal option. The antique rug and custom carpet supplier’s lease requires annualized rental income of approximately $384,000, expires in September 2014 and has no renewal option. The antique dealer’s lease requires annualized rental income of approximately $425,000, expires in December 2017 and has no renewal option.

In March 2011, we re-negotiated the lease terms with one of our antiques showroom tenants, Rosselli 61st Street LLC. The new terms, effective April 1, 2011, include a reduction in monthly rent and an increase in annual rent escalations. In addition, the guaranty underlying the tenant’s obligations under the lease was extended.

On June 17, 2011, we negotiated the surrender and cancellation of two leases with an antique furniture and decorative objects supplier and its affiliate that, together, had formerly occupied more than 10% of the rentable square footage of the building. Together, the tenants’ leases had provided for a base rent of $470,197, plus the tenants’ proportionate share of storage, HVAC, and real estate taxes, for the yearly period ending October 31, 2011, on which date the leases were originally to expire. In connection with the surrender and cancellation of the leases, the tenants agreed to surrender the premises by June 20, 2011, and the Company wrote off approximately $25,000 in lost revenue for the period from January through June 2011. Had the leases not been cancelled, the Company would have expected to have received from such tenants an additional approximately $190,000 in revenue, which includes base rent, storage, HVAC and real estate taxes, for the period from July through October 2011. The Company is actively marketing the surrendered premises.

The table below describes the occupancy rate and the annualized rental income per rentable square foot as of October 7, 2011 and December 31st for each of the last five years where such information is available:

	October 7, 2011		2010		2009	2008	2007	2006
Occupancy rate	85.4%		100.00%		100.00%	98.46%	100.00%	*
Annualized rental income per rentable square foot	$43.15	(1)	$42.04	(1)	$50.02	$46.19	$44.35	*

(1)	In 2010, we engaged an unaffiliated third-party real estate firm to remeasure the rental square footage of the Interior Design Building. Annualized rental income per square foot is based on the remeasured amounts.
*	The seller of the Interior Design Building was able to provide historical figures as far back as 2007, but was unresponsive to our requests for further information once the transaction was complete.

The table below sets forth the lease expiration information for each of the next ten years (annualized rental income in thousands):

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annualized Rental Income Under Expiring Leases(1)	% of Total Annualized Rental Income(1) Represented by Expiring Leases
2011	3	10,785	17.0%	$429	17.4%
2012	—	—	—	—	—
2013	1	1,884	3.0%	86	3.5%
2014	4	21,797	34.4%	703	28.5%
2015	—	—	—	—	—
2016	5	22,817	36.0%	932	37.8%
2017	2	11,967	18.9%	583	23.6%
2018	—	—	—	—	—
2019	—	—	—	—	—
2020	—	—	—	—	—

(1)	Annualized rental income as of October 7, 2011 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Other

We believe the property is suitable and adequate for its uses.

We are considering approximately $1 million of potential capital expenditures that may occur over the next 12 to 24 months.

We believe that this property is adequately insured.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2010 Federal tax return.

The annual realty taxes payable on the Interior Design Building for the calendar year 2011 will be approximately $805,000, at a rate of 10.312%.

Bleecker Street Portfolio

On December 1, 2010, the Company, through its sponsor, American Realty Capital III, LLC, closed its acquisition of a portfolio of five retail condominiums in Manhattan, New York. The seller consisted of Bleecker Street Condo, LLC, 382/384 Bleecker, LLC, 382/384 Perry Retail, LLC and BCS 387, LLC. The seller has no material relationship with the Company, and the acquisition was not an affiliated transaction.

The properties are located on Bleecker Street in Greenwich Village, consist of approximately 9,700 square feet, and are leased to the following five high-end fashion tenants: Marc Jacobs, Michael Kors, Burberry, Mulberry and APC. Numerous buildings are located in the area offering similar spaces to similar tenants.

Capitalization

The Company purchased the portfolio for a purchase price of $34.0 million, exclusive of acquisition related costs, at an average capitalization rate of 7.2% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). The Company financed a portion of the purchase price with a five-year, $21.3 million mortgage note bearing a fixed interest rate of 4.29%, which an unaffiliated lender extended to a wholly owned subsidiary of our operating partnership. The mortgage requires monthly interest payments with the principal balance due on the maturity date in December 2015. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain at $21.3 million.

In addition, the acquisition and closing costs were partially funded from funds received by the wholly owned subsidiary of our operating partnership from two joint venture partners and the Company. These joint venture partners, American Realty Capital Trust, Inc., an affiliate of the Company, or ARCT, and an unaffiliated third-party investor, provided $13.0 million of preferred equity proceeds. ARCT made an investment of $12.0 million and the unaffiliated third party made an investment in of $1.0 million. The preferred equity yield is between 6.85% and 7.00%. The balance of the purchase price and closing costs, which total $0.7 million, excluding the costs incurred related to securing the mortgage financing, was funded by New York Recovery Operating Partnership, L.P., our operating partnership. Although a party to the joint venture agreement, our operating partnership does not receive a preferred equity yield. We may redeem the equity interests of our operating partnership, ARCT or the unaffiliated third-party investor at their respective capital contribution plus any accrued yields, as applicable. The joint venture agreement provides the preferred equity investors with no voting rights and as such, we are responsible for day-to-day control over operating decisions of the properties.

Major Tenants/Lease Expiration

Each of the five tenants occupies 100% of the rentable square footage of the particular condominium that it leases.

The lease to Marc Jacobs has an annualized rental income of approximately $468,000 and expires in July 2017. The lease has one five-year renewal option at 95% of fair market rent, but in no event less than 90% of last paid rent.

The lease to Michael Kors has an annualized rental income of approximately $622,000 and expires in August 2022. The lease has one five-year renewal option at 95% percent of fair market rent.

The lease to Burberry has an annualized rental income of approximately $1,032,000 and expires in November 2020. The lease has two five-year renewal options at the greater of 95% percent of fair market rent and 103% last rent paid.

The lease to A.P.C. has an annualized rental income of approximately $138,000 and expires in June 2020. The lease has no renewal option.

The lease to Mulberry has an annualized rental income of approximately $293,000 and expires in May 2016. The lease has one five-year renewal option at 95% percent of fair market rent.

Each of the leases provides for 3% annual rent increases. The five retail properties are ground-floor commercial condominium units with approximately 9,700 square feet situated in three buildings between West 11th and Charles Streets.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of October 7, 2011 and December 31st for each of the last five years where such information is available. All rents are annualized as of December 2010.

	October 7, 2011	2010	2009(1)	2008(1)	2007(1)	2006
Occupancy Rate	100%	100%	100%	100%	100%	(2)
Average effective annual rent per rentable square foot	$230.49	$230.49	$87.22	$84.99	$83.91	(2)

(1)	Two of the five units were not separate condominiums prior to 2010.
(2)	None of the five units were not separate condominiums prior to 2007.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that this property is adequately insured.

The real estate taxes for the 2011/2012 tax year are as follows:

		Tax Amount	Tax Rate
367/369 Bleecker Street: COM	Burberry	$27,199	13.353%
382/384 Bleecker Street: COM A & C	Marc Jacobs	$19,843	10.312%
382/384 Bleecker Street: COM B	Michael Kors	$16,595	10.312%
382/384 Bleecker Street: COM D	APC	$7,335	10.312%
387 Bleecker Street: COM	Mulberry	$3,407	17.364%

Taxes are billed quarterly in advance and have been paid through December 2011.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2010 Federal tax return.

Foot Locker

On March 22, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire one fee simple property located at 2061-2063 86th Street in the Bensonhurst neighborhood of Brooklyn, New York. The closing of the acquisition occurred on April 18, 2011. The seller was 2061 86th Street, LLC, an entity which has no material relationship with the Company, and the acquisition was not an affiliated transaction.

The property is located along the 86th Street corridor in the Bensonhurst neighborhood of Brooklyn. With a population of nearly 1.5 million within a five mile-radius of the property, this commercial corridor consists of independent businesses and national retailers with diverse retail offerings.

The retail facility is a three-story building with approximately 6,100 square feet of gross leasable area. The Property is 100% leased to Foot Locker Retail, Inc., an athletic footwear and apparel retailer, at an annualized rental income per rentable square foot of $74.37. Based on publicly available information, Foot Locker Retail, Inc. is the 100% owned U.S. operating subsidiary of Foot Locker, Inc. (NYSE: FL), a leading global retailer of athletic footwear and apparel.

Capitalization

The contract purchase price for the property was approximately $6.17 million, exclusive of closing costs, at a capitalization rate of 7.4% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Pursuant to the terms of the purchase and sale agreement, our sponsor deposited $308,500 in escrow upon signing. We financed a portion of the acquisition of the property with a $3.25 million mortgage loan that a wholly owned subsidiary of our operating partnership received from Citibank Global Markets Realty Corp. The mortgage loan bears an interest rate of 4.51% and requires only monthly interest payments with the principal balance due on the maturity date in April 2016. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.25 million. At closing, the seller placed a reserve of approximately $19,100 in escrow to repair the roof, fire escape and cornice.

Major Tenant/Lease Expiration

The property has been 100% leased to Foot Locker Retail, Inc. since September 2009, with the tenant opening for business in November 2010 after completion of renovations on the Property. No occupancy rate information or information relating to the average effective annual rent per square foot for prior periods is available from the seller. The lease for the property has an initial term of 15 years and expires in January 2026, or in 14.4 years. The annualized rental income for the remaining term of the lease is approximately $455,000. The lease contains contractual rental escalations of 10% every three years. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The lease provides for one renewal option of five years at a 10% annual rent increase followed by another 10% annual rent increase three years into the renewal term.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe the property is adequately insured.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 Federal tax return.

The annual realty taxes payable on the property for the calendar year 2011 will be approximately $20,000, at a rate of 10.312%.

Regal Parking Garage

On June 8, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire one fee simple parking garage commercial condominium property located at 33 West 56th Street in the Midtown neighborhood of Manhattan, New York. The acquisition closed on June 30, 2011. The seller was MCP SO Strategic, 56, L.P., an entity which has no material relationship with the Company, and the acquisition was not an affiliated transaction.

The property is located at the base of the newly developed, luxury “Centurion Condominium” and consists of 12,856 square feet of gross leasable area encompassing 76 parking spaces. The property is 100% leased to Regal Car Park, LLC, a parking management company specializing in New York City. Numerous buildings are located in the area offering similar spaces to similar tenants.

Capitalization

The contract purchase price for the property was approximately $5.4 million, exclusive of closing costs, at a capitalization rate of 7.50% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Pursuant to the terms of the purchase and sale agreement, our sponsor deposited $270,000 in escrow upon signing. We financed a portion of the acquisition of the property with a $3.0 million mortgage loan that a wholly owned subsidiary of our operating partnership received from Citigroup Global Markets Realty Corp. The mortgage loan bears interest at a rate of 4.39% and requires only interest payments until its maturity date in July 2016. The mortgage loan is nonrecourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid through defeasance. As the mortgage loan is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.0 million.

Major Tenant/Lease Expiration

The property has been 100% leased to Regal Car Park, LLC since July 17, 2009, after completion of construction of the property in 2008. The average effective annual rent per square foot for 2010 was $26.06. No occupancy rate information and average effective annual rent per square foot for periods prior to July 17, 2009 is available from the seller. The lease for the property has a 25-year term expiring in July 2034, or in approximately 22.8 years. The tenant has no renewal options. The annualized rental income on a straight-line basis for the remaining term of the lease is approximately $405,000. The lease contains contractual rental escalations of 3% every two years. The lease is double net inasmuch as the landlord is responsible for maintaining the structure of the building and the tenant is required to pay all taxes and other operating expenses up to $150,000 yearly, in addition to base rent.

As security for the performance of its obligations under the lease, the tenant has deposited a security deposit with the landlord in the form of an unconditional, irrevocable letter of credit in the amount of $167,500. In addition, Mr. Richard Ull, the owner and operator of Regal Car Park, LLC, has guaranteed in full the tenant’s obligations under lease.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe the property is adequately insured.

The federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing the Company’s 2011 federal tax return.

As the property is part of a newly developed condominium building, the property is subject to a Section 421a tax abatement which will decrease at a rate of 20% every two years until the tenth anniversary of the commencement of the tax abatement, when the full property taxes become due. The annual realty taxes payable on the Property for the calendar year 2011 will be approximately $65,000, at a rate of 10.312%.

Duane Reade

On October 5, 2011, we, through an indirect wholly owned subsidiary of our operating partnership, acquired a freestanding fee simple Duane Reade pharmacy located at 163-30 Cross Bay Boulevard in the Howard Beach neighborhood of Queens, New York. The seller was 163-30 Cross Bay Boulevard, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction.

With a population density of nearly 1.25 million within a five-mile radius of the property, the property is located in a commercial corridor containing restaurants, banks, retail stores, grocery stores and hotels, including national retailers. Numerous buildings are located in the area offering similar spaces to similar tenants.

The property consists of a one-story building totaling approximately 9,767 rentable square feet that was built in 2008. The property is 100% leased to Duane Reade, which operates a chain of over 253 pharmacies in commercial and residential neighborhoods throughout New York. The current per annum rent is approximately $850,000 or $87.03 per rentable square foot. Duane Reade is a subsidiary of Walgreen Co. (NYSE: WAG), which purchased Duane Reade in 2010 to expand its reach into the greater New York area.

Capitalization

The contract purchase price for property was approximately $14.0 million, exclusive of closing costs, at a capitalization rate of 6.9% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Pursuant to the terms of the purchase and sale agreement, our sponsor deposited $700,000 into escrow upon signing, which was applied against the purchase price. We reimbursed our sponsor for the $700,000 that it advanced. We funded the acquisition, excluding acquisition costs, with (a) net proceeds from our ongoing offering of approximately $5.6 million and (b) an $8.4 million mortgage loan received, through our sponsor, from Sovereign Bank. The mortgage loan bears interest at a rate of 3.55% and requires only interest payments until its maturity date in November 2016, at which point the principal outstanding will remain $8.4 million.

Major Tenant/Lease Expiration

The property has been 100% leased to Duane Reade since October 2008, with the tenant opening for business in November 2008 after completion of construction. The lease for the property has an initial term of 20 years and expires in October 2028. The lease contains contractual rent escalations of 3% in year six and 12% in years 11 and 16. The lease provides for one 10-year renewal option at the lesser of 95% of fair market value and 112% of the prior year’s rent. The annualized rental income for the remaining term of the lease is approximately $960,000 or 98.29 per rentable square foot. The lease is triple net whereby Duane Reade is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The tenant’s obligations under the lease are guaranteed by Walgreen Co.

The table below describes the occupancy rate and the average effective annual rent per rentable square foot as of October 7, 2011 and December 31 for each of the last five years where such information is available:

	October 7, 2011	2010	2009	2008(1)	2007(1)	2006(1)
Occupancy rate	100.00%	100.00%	100.00%	100.00%	N/A	N/A
Average effective annual rent per rentable square foot	$87.03	$87.03	$87.03	$87.03	N/A	N/A

(1)	The tenant took possession of the property upon its completion in October 2008. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that this property is adequately insured.

The Federal tax basis, the rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 Federal tax return. The annual realty taxes payable on the property for the calendar year 2011 will be approximately $111,000, at a rate of 10.3%.

Walgreen Co. operates a chain of pharmacies in the United States. The pharmacies sell prescription and nonprescription drugs and general merchandise. Its general merchandise comprises household items, personal care, convenience foods, beauty care, photofinishing, candy, and seasonal items. The company provides its services through pharmacy counters, as well as through mail, telephone, and the Internet.

Walgreen Co. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Walgreen Co. are taken from such filings:

	Nine Months Ended May 31, 2011 (Unaudited)	Year Ended
(Amounts in Millions)		August 31, 2010 (Audited)	August 31, 2009 (Audited)	August 31, 2008 (Audited)
Consolidated Condensed Statements of Earnings
Net sales	$54,217	$67,420	$63,335	$59,034
Operating income	3,099	3,458	3,247	3,441
Net earnings	1,922	2,091	2,006	2,157

	May 31, 2011 (Unaudited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)	August 31, 2008 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$27,316	$26,275	$25,142	$22,410
Long-term debt	2,384	2,389	2,336	1,337
Total liabilities	12,593	11,875	10,766	9,541
Total stockholders’ equity	14,723	14,400	14,376	12,869

Potential Real Estate Investments

Washington Street Portfolio

On April 18, 2011, our board of directors approved the following property acquisition. On April 27, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire a portfolio of four retail condominiums, or the Washington Street Portfolio, located on

416-424 Washington Street in the Tribeca neighborhood of Manhattan, New York. The seller is AA Olympic, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction. On April 28, 2011, our sponsor began its diligence review of the property. Our sponsor’s obligations under the purchase agreement are subject to the satisfactory completion of such review, along with the formation of individual condominium units for each retail space, among other conditions. Although we believe that the acquisition of the Washington Street Portfolio is probable, there can be no assurance that the acquisition will be consummated.

The condominiums are situated on the same block of Washington Street at its intersection with Laight Street in Tribeca. Tribeca is dominated by former industrial buildings that have been converted into residential buildings and lofts and is one of the most fashionable and desirable neighborhoods. Numerous other buildings are located in the area and provide similar spaces to similar tenants.

Each condominium will be a fee simple property consisting of one retail space. All the condominiums will contain a total of approximately 24,000 square feet, including an approximately 15,000 square foot parking garage and an approximately 1,750 square foot storage basement. Annual rental rates currently range from approximately $28.17 to $61.16 per square foot with a weighted average annual rental rate of $48.12 per square foot. In addition, the wine store tenant’s month-to-month rental rate for basement storage space is $8.17 per square foot. Each lease comprises 100% of the total leasable space of the particular condominium leased. The four leases have maturities ranging from 2015 to 2030.

Capitalization

The contract purchase price for the Washington Street Portfolio is $9.86 million, exclusive of closing costs, at a capitalization rate of 9.23% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). The closing of the acquisition is expected to occur on or before November 30, 2011.

We expect to fund the acquisition of the Washington Street Portfolio with proceeds from our ongoing offering. We may finance the acquisition post-closing. However, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Major Tenants/Lease Expiration

Each condominium is leased to one of the following tenants: a parking garage, a wine shop, a men’s lifestyle club and a luxury condominium builder. No occupancy rate information and average effective annual rent per square foot for prior periods is available from the seller.

The lease to the parking garage is with respect to 15,055 square feet, has a per annum rent of $469,506 and expires in May 2030. The parking garage lease has 3% annual rent escalations. The lease has no renewal option. The garage’s per annum rent represents 55.7% of the current gross annual rent of the Washington Street Portfolio. The tenant, a parking, transportation and car wash provider, supplies parking services in the New York area at locations in Manhattan, Brooklyn, Long Island and the Bronx.

The lease to the wine shop is with respect to 2,083 square feet, has a per annum rent of $127,396 and expires in June 2017. The wine shop lease has 3% annual rent escalations. The lease has one five-year renewal option at the greater of (a) 103% of the last year’s rent and (b) the fair market rent. The wine shop also rents 1,762 square feet of basement storage space at a per annum rent of $14,400, or $1,200 per month, on a month-to-month basis. There are no provisions relating to rent escalations or renewal options with respect to this portion of the lease. The wine shop’s total per annum rent represents 16.8% of the current gross annual rent of the Washington Street Portfolio. The wine shop is a New York wine shop specializing in providing wine from small producers in Italy, France and California.

The lease to the men’s lifestyle club is with respect to 3,603 square feet, has a per annum rent of $187,347 and expires in June 2016. The men’s lifestyle club lease has 3% annual rent escalations. The lease has one five-year renewal option at an initial annual rent of $228,283 with increases of 3% per year. The men’s lifestyle club per annum rent represents 22.2% of the current gross annual rent of the Washington Street Portfolio. The men’s lifestyle club offers haircuts, highlights, hair coloring, hair relaxing, manicures, pedicures, massages and shoe shines and repairs. Club amenities include a billiards lounge, clubroom, café and a display of art for sale.

The lease to the luxury condominium builder is with respect to 1,565 square feet, has a per annum rent of $44,032 and expires in September 2015. The luxury condominium builder lease has annual rent escalations, which vary due to certain rent abatements. The lease has one five-year renewal option with a 3% increase in rent upon renewal and annual increases in rent of 3% thereafter. The luxury condominium builder’s per annum rent represents 5.2% of the current gross annual rent of the Washington Street Portfolio. The luxury condominium builder is a real estate development company that focuses mainly on projects in the New York City metropolitan area.

Other

We believe the property is suitable and adequate for its uses.

We do not have any scheduled capital improvements.

We believe that this property is adequately insured.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 Federal tax return.

Based upon preliminary information provided by the seller with respect to the to-be-created condominium units, annual realty taxes payable on the property for the 2011/2012 tax year are estimated to be approximately $80,000, at a rate of 10.426%. More accurate information regarding the applicable annual realty taxes will not be available until such time as the formation of the condominium units is completed.

One Jackson Square Portfolio

On September 15, 2011, our board of directors approved the following property acquisition. On September 19, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire a portfolio of ten fee simple commercial condominiums, or the One Jackson Square Portfolio, located at 122 Greenwich Avenue in the Greenwich Village neighborhood of Manhattan, New York. The seller is 122 Greenwich Avenue Owner, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction. The purchase and sale agreement contains customary representations and warranties by the seller. Although we believe that the acquisition of the One Jackson Square Portfolio is probable, there can be no assurance that the acquisition will be consummated. Pursuant to the terms of the purchase and sale agreement, our sponsor deposited $2.25 million in escrow at signing. The closing of the acquisition is expected to occur on or before November 19, 2011. We intend to acquire the property, through an indirect, wholly owned subsidiary of our operating partnership, at the closing of the acquisition, and to reimburse our sponsor for the deposit.

The condominiums are situated at the base of a 30-unit luxury residential condominium building, built in 2009, known as “One Jackson Square,” at the intersection of Eighth Avenue and Greenwich Avenue, that overlooks Jackson Square Park in Greenwich Village. The property’s location also borders the neighborhoods of Chelsea and the Meatpacking District. One Jackson Square was built to meet US Green Building Council LEED Silver certification standards. Numerous buildings are located in the same area offering similar spaces to our tenants.

The One Jackson Square Portfolio consists of four retail units containing approximately 7,080 rentable square feet in the aggregate. The One Jackson Square Portfolio also includes four basement storage units and two community facility units of approximately 1,629 square feet in the aggregate which are non-rent-paying. The One Jackson Square Portfolio as a whole will contain approximately 8,709 square feet. The average annualized income per square foot for the currently leased retail units in the One Jackson Square Portfolio is $259.41.

Capitalization

The contract purchase price for the One Jackson Square Portfolio is approximately $22.5 million, exclusive of closing costs, at a capitalization rate of 6.2% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). We expect to fund the acquisition of the One Jackson Square Portfolio with proceeds from our ongoing offering. We may finance a portion of the acquisition costs post-closing. However, there is no guarantee that we will be able to obtain any such financing on terms that we believe are favorable or at all.

Major Tenants/Lease Expiration

Three of the four retail units, representing approximately 78% of the total retail space, are leased to two tenants — a Starbucks coffeehouse and a TD Bank branch. Each lease comprises 100% of the total leasable space of the particular condominium leased. We do not currently expect to lease the basement storage units or the community facility units.

The lease to the Starbucks coffeehouse is with respect to approximately 1,352 rentable square feet, has a per annum rent of approximately $245,000 and expires in July 2021. The tenant under the lease is Starbucks Corporation. The Starbucks lease has a 10% rent escalation after five years. The lease has two five-year renewal options. The rent escalation for the first renewal option is to $296,940 per annum and for the second renewal option at the greater of $341,481 per annum and fair market value. The lease provides a one-time right of termination by the tenant upon a one-year notice on the 60th month of the lease, which includes payment of any outstanding brokerage commissions plus a fee of $120,000 at the time the notice is given. The annualized rental income for the remaining term of the lease is approximately $250,000 or $185.16 per rentable square foot. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The Starbucks lease represents 19.7% of the current gross annual rent of the One Jackson Square Portfolio.

The lease to the TD Bank, N.A. branch is with respect to two combined retail units comprising approximately 4,158 rentable square feet, has a per annum rent of $999,500 and expires in November 2030. The TD Bank lease has a 10% rent escalation every five years. The lease has two five-year renewal options at the greater of fair market value and the prior year’s rent. The annualized rental income for the remaining term of the lease is approximately $1.2 million or $283.55 per rentable square foot. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The TD Bank lease represents 80.3% of the current gross annual rent of the One Jackson Square Portfolio.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010(1)	2009(1)	2008(2)	2007(2)	2006(2)
Occupancy rate	58.7%	N/A	N/A	N/A	N/A
Average effective annual rent per rentable square foot	$240.38	N/A	N/A	N/A	N/A

(1)	TD Bank took possession of its leased space and rent commenced in November 2010. Starbucks took possession of its leased space in July 2011 and rent commenced in August 2011.
(2)	One Jackson Square was built in 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the condominiums are suitable and adequate for their respective uses.

We do not have any scheduled capital improvements.

We believe that this property is adequately insured.

The Federal tax basis, the rate and method of depreciation and the life claimed for purposes of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 Federal tax return.

As the property is part of a condominium building that was developed in 2009, the property is subject to a Section 421a tax abatement which will decrease at a rate of 20% every two years until the tenth anniversary of the commencement of the tax abatement, when the full property taxes become due. The tax abatement is assumed to expire in the 2021/2022 tax year. The annual realty taxes payable on the property for the calendar year 2011 will be approximately $80,000, at a rate of 10.7%.

Starbucks Corporation (NASDAQ: SBUX) is the largest coffeehouse company in the world, operating in more than 50 countries. Starbucks purchases and roasts high-quality whole bean coffees and sells them, along with handcrafted coffee and tea beverages and a variety of fresh food items, through company-operated retail stores. Starbucks also sells coffee and tea products and licenses its trademarks through other channels such as licensed retail stores and, through certain of its licensees and equity investees, Starbucks produces and sells a variety of ready-to-drink beverages. Starbucks is headquartered in Seattle, Washington.

Starbucks Corporation currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Starbucks Corporation are taken from such filings:

	Nine Months Ended July 3, 2011 (Unaudited)	Year Ended
(Amounts in Millions)		October 3, 2010 (Audited)	September 27, 2009 (Audited)	September 28, 2008 (Audited)
Statement of Operations
Net revenues-operated retail	$7,162.1	$8,963.5	$8,180.1	$8,771.9
Total net revenues	8,668.7	10,707.4	9,774.6	10,383.0
Operating income	1,280.3	1,419.4	562.0	503.9
Earnings before income taxes	1,307.1	1,437.0	559.9	455.7

	July 3, 2011 (Unaudited)	October 3, 2010 (Audited)	September 27, 2009 (Audited)	September 28, 2008 (Audited)
Condensed Consolidated Balance Sheets
Total assets	$7,097.8	$6,385.9	$5,576.8	$5,672.6
Long-term debt	549.4	549.4	549.3	549.6
Total liabilities	2,756.3	2,703.6	2,519.9	3,181.7
Total stockholders’ equity	4,341.5	3,682.3	3,056.9	2,490.9

TD Bank, N.A. is one of the ten largest commercial banks in the United States, with over 26,000 employees. TD Bank offers a broad array of retail, small business and commercial banking products and services to more than 7.4 million customers through its extensive network of thousands convenient locations throughout the Northeast, Mid-Atlantic, Metro D.C., the Carolinas and Florida. TD Bank is headquartered in Cherry Hill, New Jersey and Portland, Maine. TD Bank is a member of TD Bank Group and a subsidiary of The Toronto-Dominion Bank of Toronto, Canada, a top 10 financial services company in North America. The Toronto-Dominion Bank is one of the few banks in the world rated Aaa by Moody’s and its common stock trades on the New York Stock Exchange and Toronto Stock Exchanges under the ticker: TD.

The following summary financial data regarding TD Bank is derived entirely from information that is publicly available at http://fdic.gov/bank/statistical/. While TD Bank currently files certain reports with the U.S. Securities and Exchange Commission, such reports do not include financial data.

	Six Months Ended June 30, 2011 (Unaudited)	Year Ended
(Amounts in Thousands)		December 31, 2010 (Unaudited)	December 31, 2009 (Unaudited)	December 31, 2008 (Unaudited)
Statement of Operations
Net interest income	$2,444,873	$4,025,840	$3,030,853	$4,386,880
Total non-interest income	758,675	1,374,528	1,046,747	3,182,804
Net income attributable to bank	397,116	633,858	31,297	473,006

	June 30, 2011 (Unaudited)	December 31, 2010 (Unaudited)	December 31, 2009 (Unaudited)	December 31, 2008 (Unaudited)
Balance Sheets
Total assets	$179,970,802	$168,748,912	$140,038,551	$101,632,075
Subordinated debt	515,063	709,114	668,208	638,447
Total liabilities	152,696,313	142,907,066	117,537,086	83,831,675
Total stockholders’ equity	27,274,489	25,841,846	22,501,465	17,800,400

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following disclosure replaces in its entirety the disclosure beginning on page 123 of the Prospectus under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the accompanying financial statements of American Realty Capital New York Recovery REIT, Inc. and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to American Realty Capital New York Recovery REIT, Inc., a Maryland corporation, and, as required by context, New York Recovery REIT Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the “OP” and to their subsidiaries. American Realty Capital New York Recovery REIT, Inc. is externally managed by New York Recovery Advisors, LLC, a Delaware limited liability company, or the “Advisor.”

Forward-Looking Statements

Certain statements included herein are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of American Realty Capital New York Recovery REIT, Inc. and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We and our Advisor have a limited operating history and our Advisor has limited experience operating a public company. This inexperience makes our future performance difficult to predict.
•	All of our executive officers are also officers, managers and/or holders of a direct or indirect controlling interest in our Advisor, our dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”) and other American Realty Capital-affiliated entities. As a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us and other investors advised by American Realty Capital affiliates and conflicts in allocating time among these investors and us. These conflicts could result in unanticipated actions.
•	Because investment opportunities that are suitable for us may also be suitable for other American Realty Capital-advised programs or investors, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.
•	If we raise substantially less than the maximum offering in our ongoing initial public offering, we may not be able to invest in a diverse portfolio of real estate assets and the value of an investment in us may vary more widely with the performance of specific assets.
•	While we are raising capital and investing the proceeds of our ongoing initial public offering, the competition for the type of properties we desire to acquire may cause our distributions and the long-term returns of our investors to be lower than they otherwise would be.
•	We depend on tenants for our revenue, and, accordingly, our revenue is dependent upon the success and economic viability of our tenants.
•	Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.

•	We may not generate cash flows sufficient to pay our distributions to stockholders, as such we may be forced to borrow at higher rates or depend on our Advisor to waive reimbursement of certain expenses and fees to fund our operations.
•	No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid.
•	If we and our Advisor are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.
•	We may be unable to pay or maintain cash distributions or increase distributions over time.
•	We are obligated to pay substantial fees to our Advisor and its affiliates, including fees payable upon the sale of properties.
•	We are subject to risks associated with the significant dislocations and liquidity disruptions currently existing or occurring in the United States’ credit markets.
•	We may fail to continue to qualify as a real estate investment trust (“REIT”).
•	Our properties may be adversely affected by the current economic downturn, as well as economic cycles and risks inherent to the New York metropolitan statistical area, especially New York City.
•	We currently own only eight properties.

All forward-looking statements should be read in light of the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the U.S. Securities and Exchange Commission (the “SEC”) and the risks identified in the quarterly report on Form 10-Q for the three and six months ended June 30, 2011 filed on August 12, 2011.

Overview

We were incorporated on October 6, 2009 as a Maryland corporation that qualified as a REIT for federal income tax purposes beginning with the taxable year that ended December 31, 2010. On September 2, 2010, we commenced our initial public offering (“IPO”) on a “reasonable best efforts” basis of up to 150.0 million shares of common stock at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to our Registration Statement on Form S-11 (File No. 333-163069) (the “Registration Statement”) filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Our Registration Statement also covers up to 25.0 million shares available pursuant to a distribution reinvestment plan (the “DRIP”) under which our common stockholders may elect to have their distributions reinvested in additional shares of our common stock at the greater of $9.50 per share or 95% of the estimated value of a share of common stock.

As of June 30, 2011, we had 1.7 million shares of common stock outstanding, including unvested restricted shares and shares issues under the DRIP, from total gross proceeds of $16.2 million. As of June 30, 2011, the aggregate value of all common share issuances and subscriptions outstanding was $16.5 million based on a per share value of $10.00 (or $9.50 for shares issued under the DRIP). In addition, we sold approximately 2.0 million shares of convertible preferred stock (the “Preferred Shares”) for gross proceeds of approximately $17.0 million in a private placement pursuant to Rule 506 of Regulation D of the Securities Act (the “Preferred Offering”), which terminated on September 2, 2010, the effective date of the Registration Statement. We are dependent upon the net proceeds from these offerings to conduct our operations.

We were formed to acquire high quality, income-producing commercial real estate in the New York metropolitan area, and, in particular, properties located in New York City with a focus on office and retail properties. All such properties may be acquired and operated by the Company alone or jointly with another party. We may also originate or acquire first mortgage loans secured by real estate. As of June 30, 2011 we owned eight properties consisting of 109,780 square feet, which were approximately 90% occupied on a weighted average basis with a weighted average remaining lease term of 7.7 years.

Substantially all of our business is conducted through the OP. We are the sole general partner and holder of 99.9% of the units of the OP. Our Advisor is the sole limited partner and owner of 0.1% (non-controlling interest) of the partnership of the OP. The limited partner interests may be exchanged for the cash value of a corresponding number of shares of common stock or, at our option, a corresponding number of shares of common stock. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

We have no paid employees. We retained the Advisor to manage our affairs on a day-to-day basis. New York Recovery Properties, LLC, an entity wholly owned by American Realty Capital III, LLC (the “Sponsor”), serves as our property manager (the “Property Manager”), unless services are performed by a third party for specific properties. Our Dealer Manager, an affiliate of the Sponsor, serves as the dealer manager of our IPO. These related parties receive compensation and fees for services related to the IPO and for the investment and management of our assets. These entities receive fees during the offering, acquisition, operational and liquidation stages.

Real estate-related investments are higher-yield and higher-risk investments that our Advisor will actively manage, if we elect to acquire such investments. The real estate-related investments in which we may invest include: (i) mortgage loans; (ii) equity securities such as common stocks, preferred stocks and convertible preferred securities of real estate companies; (iii) debt securities, such as mortgage-backed securities, commercial mortgages, mortgage loan participations and debt securities issued by other real estate companies; and (iv) certain types of illiquid securities, such as mezzanine loans and bridge loans. Since our inception, we have not acquired any real estate-related investments.

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our consolidated financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates and critical accounting policies include:

Revenue Recognition

Our revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of our leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record a receivable, and include in revenues, unbilled rent receivables that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

We continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, we record an increase in our allowance for uncollectible accounts or record a direct write-off of the receivable in our consolidated statements of operations.

Investments in Real Estate

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five to seven years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We are required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

Long-lived assets are carried at cost and evaluated for impairment when events or changes in circumstances indicate such an evaluation is warranted or when they are designated as held for sale. Valuation of real estate is considered a “critical accounting estimate” because the evaluation of impairment and the determination of fair values involve a number of management assumptions relating to future economic events that could materially affect the determination of the ultimate value, and therefore, the carrying amounts of our real estate. Additionally, decisions regarding when a property should be classified as held for sale are also highly subjective and require significant management judgment.

Events or changes in circumstances that could cause an evaluation for impairment include the following:

•	a significant decrease in the market price of a long-lived asset;
•	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;
•	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;
•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; and
•	a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset.

We review our portfolio on an on-going basis to evaluate the existence of any of the aforementioned events or changes in circumstances that would require us to test for recoverability. In general, our review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value expected, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in real estate. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third-parties or on our analysis of comparable properties in our portfolio.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 12 months. We also estimate costs to execute similar leases including leasing commissions, legal and other related expenses.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangibles assets related to customer relationship, as applicable, is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from 2 to 23 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed. The allocations presented in the accompanying consolidated balance sheets are substantially complete; however, there are certain items that we will finalize once we receive additional information. Accordingly, these allocations are subject to revision when final information is available, although we do not expect future revisions to have a significant impact on our financial position or results of operations.

Derivative Instruments

We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions.

We record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that is attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of our risk, even though hedge accounting does not apply or we elect not to apply hedge accounting.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 2 to the financial statements for the year ended December 31, 2010 filed with the SEC. There have been no significant changes during the six months ended June 30, 2011 other than the updates below.

In May 2011, the Financial Accounting Standards Board (“FASB”) issued guidance that expands the existing disclosure requirements for fair value measurements, primarily for Level 3 measurements, which are measurements based on unobservable inputs such as our own data. This guidance is largely consistent with current fair value measurement principles with few exceptions that do not result in a change in general practice. The guidance will be applied prospectively and will be effective for interim and annual reporting periods ending after December 15, 2011. The adoption of this guidance is not expected to have a material impact on our financial position or results of operations.

In June 2011, the FASB issued guidance requiring entities to present items of net income and other comprehensive income either in one continuous statement — referred to as the statement of comprehensive income — or in two separate, but consecutive, statements of net income and other comprehensive income. The new guidance does not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. The guidance will be applied prospectively and will be effective for interim and annual reporting periods ending after December 15, 2011. The adoption of this guidance is not expected to have a material impact on our financial position or results of operations but will change the location of the presentation of other comprehensive income to more closely associate the disclosure with net income.

Results of Operations

As of June 30, 2011, we owned eight properties which were approximately 90% leased on a weighted average basis. As of June 30, 2010, we owned one property, the Interior Design Building (“IDB”), which was purchased on June 21, 2010. Accordingly, our results of operations for the three and six months ended June 30, 2011 as compared to the three and six months ended June 30, 2010 reflect significant increases in most categories.

Comparison of Three Months Ended June 30, 2011 to Three Months Ended June 30, 2010

Rental Income

Rental income increased $1.5 million to $1.6 million for the three months ended June 30, 2011, compared to $0.1 million for the three months ended June 30, 2010. The increase in rental income was driven by our acquisition of seven properties for a base purchase price of $45.6 million, comprised of approximately 29,000 square feet. Rental income for the three months ended June 30, 2010 represented revenue for the ten days IDB was held.

Operating Expense Reimbursement

Operating expense reimbursement was $0.2 million for the three months ended June 30, 2011, compared to approximately $2,000 for the three months ended June 30, 2010. This revenue represents the portion of property real estate taxes and operating expenses which are reimbursable by our tenants and primarily relates to IDB. Operating expense reimbursement for the three months ended June 30, 2010 represented reimbursement for the ten days IDB was held.

Fees to Affiliates

Our affiliated Advisor and Property Manager are entitled to fees for the management of our properties. Our Advisor and Property Manager elected to waive these fees for the three months ended June 30, 2011 and 2010. For the three months ended June 30, 2011 and 2010, we would have incurred aggregate asset management and property management fees of $0.2 million and $7,000, respectively, had the fees not been waived.

Property Operating Expenses

Property operating expenses were $0.3 million for the three months ended June 30, 2011, compared to approximately $1,000 for the three months ended June 30, 2010. These costs primarily relate to the costs associated with maintaining IDB and the Bleecker Street portfolio including real estate taxes, utilities, repairs and maintenance and unaffiliated third party property management fees. Property operating expense for the three months ended June 30, 2010 represented expense for the ten days IDB was held.

Acquisition and Transaction Related Expenses

Acquisition and transaction related expense increased approximately $0.3 million to $0.4 million for the three months ended June 30, 2011, compared to approximately $0.1 million for the three months ended June 30, 2010. We acquired two properties for approximately $11.6 million during the three months ended June 30, 2011 compared to one property for approximately $32.3 million during the three months ended June 30, 2010.

General and Administrative Expenses

General and administrative expenses increased to $58,000 for the three months ended June 30, 2011, compared to approximately $18,000 for the three months ended June 30, 2010, primarily due to additional board member fees and compensation.

Depreciation and Amortization Expense

Depreciation and amortization expense was $1.0 million for the three months ended June 30, 2011. Depreciation and amortization expense primarily related to the purchase of eight properties acquired as of June 30, 2011 for an aggregate purchase price of $77.8 million. The purchase price of acquired properties is allocated to tangible and identifiable intangible assets and depreciated or amortized over the estimated useful lives. There was no depreciation and amortization expense for the three months ended June 30, 2010. We do not begin depreciation and amortization on properties purchased after the 15th of the month until the beginning of the following month.

Interest Expense

Interest expense of $0.7 million for the three months ended June 30, 2011, related to notes payable and mortgage notes payable used to finance a portion of the purchase price of properties acquired as of June 30, 2011. We view these secured financing sources as an efficient and accretive means to acquire properties. Interest expense for the three months ended June 30, 2010 related to notes payable and a mortgage note payable used to finance a portion of IDB purchased in June 2010.

Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the level of proceeds raised in our offering, the cost of borrowings, and the opportunity to acquire real estate assets which meet our investment objectives.

Net Income Attributable to Non-Controlling Interests

Net income attributable to non-controlling interests of $0.1 million during the three months ended June 30, 2011 represents a weighted average 6.99% of the net income, excluding depreciation and amortization, on our Bleecker Street portfolio that is related to non-controlling interest holders. There were no non-controlling interest arrangements for the three months ended June 30, 2010.

Comparison of Six Months Ended June 30, 2011 to Six Months Ended June 30, 2010

Rental Income

Rental income increased $3.0 million to $3.1 million for the six months ended June 30, 2011, compared to $0.1 million for the six months ended June 30, 2010. The increase in rental income was driven by our acquisition of seven properties for a base purchase price of $45.6 million, comprised of approximately 29,000 square feet. Rental income for the six months ended June 30, 2010 represented revenue for the ten days IDB was held.

Operating Expense Reimbursement

Operating expense reimbursement was $0.3 million for the six months ended June 30, 2011, compared to approximately $2,000 for the six months ended June 30, 2010. This revenue represents the portion of property real estate taxes and operating expenses which are reimbursable by our tenants and primarily relates to IDB. Operating expense reimbursement for the six months ended June 30, 2010 represented reimbursement for the ten days IDB was held.

Fees to Affiliates

Our affiliated Advisor and Property Manager are entitled to fees for the management of our properties. Our Advisor and Property Manager elected to waive these fees for the six months ended June 30, 2011 and 2010. For the six months ended June 30, 2011 and 2010, we would have incurred aggregate asset management and property management fees of $0.3 million and $7,000, respectively, had the fees not been waived.

Property Operating Expenses

Property operating expenses were $0.7 million for the six months ended June 30, 2011, compared to $1,000 for the six months ended June 30, 2010. These costs primarily relate to the costs associated with maintaining IDB and Bleecker Street including real estate taxes, utilities, repairs and maintenance and unaffiliated third party property management fees. Property operating expense for the six months ended June 30, 2010 represented expense for the ten days IDB was held.

Acquisition and Transaction Related Expenses

Acquisition and transaction related expense increased approximately $0.3 million to $0.4 million for the six months ended June 30, 2011, compared to approximately $0.1 million for the six months ended June 30, 2010. We acquired two properties for approximately $11.6 million during the six months ended June 30, 2011 compared to one property for approximately $32.3 million during the six months ended June 30, 2010.

General and Administrative Expenses

General and administrative expenses increased $74,000 to $96,000 for the six months ended June 30, 2011, compared to approximately $22,000 for the six months ended June 30, 2010 primarily due to increased board member fees and compensation.

Depreciation and Amortization Expense

For the six months ended June 30, 2011, depreciation and amortization expense totaled $1.9 million. Depreciation and amortization expense primarily related to the purchase of eight properties acquired as of June 30, 2011 for an aggregate purchase price of $77.8 million. The purchase price of acquired properties is allocated to tangible and identifiable intangible assets and depreciated or amortized over the estimated useful lives. There was no depreciation and amortization expense for the six months ended June 30, 2010. We do not begin depreciation and amortization on properties purchased after the 15th of the month until the beginning of the following month.

Interest Expense

Interest expense of $1.4 million for the six months ended June 30, 2011, related to notes payable and mortgage notes payable used to finance a portion of the purchase price of properties acquired as of June 30, 2011. We view these secured financing sources as an efficient and accretive means to acquire properties. Interest expense for the six months ended June 30, 2010 related to notes payable and mortgage notes payable used to finance a portion of IDB in June 2010.

Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the level of proceeds raised in our offering, the cost of borrowings, and the opportunity to acquire real estate assets which meet our investment objectives.

Net Income Attributable to Non-Controlling Interests

Net income attributable to non-controlling interests of $0.1 million during the six months ended June 30, 2011 represents a weighted average 6.99% of the net income, excluding depreciation and amortization, on our Bleecker Street portfolio that is related to non-controlling interest holders. There were no non-controlling interest arrangements for the six months ended June 30, 2010.

Cash Flows for the Six Months Ended June 30, 2011

For the six months ended June 30, 2011, net cash provided by operating activities was $0.4 million. The level of cash flows used in or provided by operating activities is affected by the timing of interest payments and the amount of borrowings outstanding during the period, as well as the receipt of scheduled rent payments. Cash flows provided by operating activities during the six months ended June 30, 2011 was mainly due to net loss adjusted for non-cash items, which resulted in a cash inflow of $0.9 million (net loss of $1.2 million adjusted for depreciation and amortization of tangible and intangible real estate assets of $1.9 million, amortization of deferred financing costs of $0.2, net income to non-controlling interest holders of $0.1 million less the net amortization related to market lease liabilities and assets of $0.1 million). This cash inflow was partially offset by an increase in prepaid expenses and other assets of $0.2 million and a combined decrease in accounts payable, accrued expenses and deferred rent of $0.2 million.

Net cash used in investing activities during the six months ended June 30, 2011 of $6.1 million primarily related to $5.3 million for the acquisition of the Foot Locker and Regal Parking Garage properties. The contract purchase price of $11.6 million for the properties was partially funded by mortgage notes payable of $6.3 million on the acquisition dates. Cash used in investing activities also included $0.7 million related to deposits for pending acquisitions and $0.1 million related to capital expenditures on IDB.

Net cash provided by financing activities of $8.0 million during the six months ended June 30, 2011 related to proceeds, net of receivables, from the issuance of common stock of $13.1 million and $0.2 million of net proceeds from affiliated entities. These inflows were partially offset by payments related to offering costs of $3.4 million, distributions to stockholders of $0.8 million, distributions to non-controlling interest holders of $0.5 million, payments related to financing costs of $0.3 million, increases to restricted cash of $0.1 million and payments of mortgage notes payable of $0.1 million.

Cash Flows for the Six Months Ended June 30, 2010

For the six months ended June 30, 2010, net cash provided by operating activities was $0.5 million. The level of cash flows used in or provided by operating activities is affected by the timing of interest payments and the amount of borrowings outstanding during the period, as well as the receipt of scheduled rent payments. Cash flows provided by operating activities during the six months ended June 30, 2010 was mainly due to an increase in due to affiliates of $0.7 million and an increase in accounts payable and accrued expenses of $0.4 million. These cash inflows were partially offset by a decrease in prepaid expenses and other assets of $0.4 million and a net loss of $0.1 million.

Net cash used in investing activities during the six months ended June 30, 2010 of $18.5 million related to the acquisition of IDB.

Net cash provided by financing activities of $18.1 million during the six months ended June 30, 2010 related to proceeds, from the issuance of convertible preferred stock of $10.7 million, proceeds from short-term bridge notes of $8.9 million and proceeds from affiliates of $0.8 million. These amounts were partially offset by payments related to offering costs of $2.2 million and distributions to stockholders of $0.1 million.

Liquidity and Capital Resources

Our principal demands for funds will continue to be for property acquisitions, either directly or through investment interests, for the payment of operating expenses, distributions to our stockholders and non-controlling interest holders, and for the payment of principal and interest on our outstanding indebtedness. Generally, capital needs for property acquisitions will be met through net proceeds received from the sale of common stock through our public offering. We may also from time to time enter into other agreements with third parties whereby third parties will make equity investments in specific properties or groups of properties that we acquire. Expenditures other than property acquisitions are expected to be met from a combination of the proceeds from the sale of common stock and cash flows from operations.

We expect to meet our future short-term operating liquidity requirements through a combination of net cash provided by our current property operations and the operations of properties to be acquired in the future and proceeds from the sale of common stock. Management expects that in the future, as our portfolio matures, our properties will generate sufficient cash flow to cover operating expenses and the payment of a monthly distribution. Other potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from private offerings, proceeds from the sale of properties and undistributed funds from operations.

We expect to continue to raise capital through the sale of our common stock and to utilize the net proceeds from the sale of our common stock and proceeds from secured financings to complete future property acquisitions. As of June 30, 2011, we had 1.7 million shares of common stock outstanding, including unvested restricted shares and shares issued under the DRIP, for gross proceeds of approximately $16.2 million and approximately 2.0 million Preferred Shares for gross proceeds of approximately $17.0 million.

Our board of directors has adopted a share repurchase plan that enables our stockholders to sell their shares to us under limited circumstances. At the time a stockholder requests a redemption, we may, subject to certain conditions, redeem the shares presented for repurchase for cash to the extent we have sufficient funds available to fund such purchase. As of June 30, 2011 we had no shares eligible for repurchase as the one year holding requirement has not been met.

As of June 30, 2011, we had cash and cash equivalents of $2.7 million. We expect cash flows from operations and the sale of common stock to be used primarily to invest in additional real estate, pay debt service, pay operating expenses and pay stockholder distributions.

Acquisitions

Our Advisor evaluates potential acquisitions of real estate and real estate related assets and engages in negotiations with sellers and borrowers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms the property will not be purchased until the successful completion of due diligence and negotiation of final binding agreements. During this period, we may decide to temporarily invest any unused proceeds from common stock offerings in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc., or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed elsewhere in this prospectus, we will use the proceeds raised in the offering to acquire properties, and we intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale of the company or another similar transaction) within three to five years of the completion of the offering. Thus, we will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association, or IPA, an industry trade group, has standardized a measure known as modified funds from operations, or MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; nonrecurring impairments of real estate-related investments (i.e., infrequent or unusual, not reasonably likely to recur in the ordinary course of business); mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such non-recurring gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance. In particular, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of

MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The below table illustrates the items deducted or added to net income (loss) in the calculation of FFO and MFFO for the applicable periods during the three and six months ended June 30, 2011 (in thousands). Items are presented net of non-controlling interest portions where applicable.

NET LOSS TO FFO/MFFO RECONCILIATION

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Net income (loss)	$(810)	$(1,150)
Depreciation and amortization	999	1,885
FFO	189	735
Acquisition fees and expenses(1)	409	409
Contribution from advisor(2)	—	15
Amortization of above or below market leases and liabilities(3)	(58)	(116)
Straight-line rent(4)	(106)	(202)
Accretion of discounts and amortization of premiums on debt investments	—	—
Impairments of real estate investments(5)	—	—
Mark-to-market adjustments(6)	—	—
Non-recurring gains (losses) from extinguishment/sale of debt, derivatives or securities holdings(7)	—	—
MFFO	$434	$841

(1)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.
(2)	Prior to April 1, 2011, MFFO included an additional adjustment to add back amounts received or receivable from the advisor or its affiliates in the form of an additional capital contribution (without any corresponding issuance of equity in the form of shares of common or preferred stock to the advisor or its affiliates).
(3)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.
(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(5)	Impairment charge may not be directly related or attributable to our operating performance. Management believes that the exclusion thereof provides useful information by showing changes in our core operations rather than changes that are based on anticipated gains or losses. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.
(6)	Management believes that adjusting for mark-to-market adjustments is appropriate because they are non-recurring items that may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon current operational issues related to an individual property or industry or general market conditions. The need to reflect mark-to-market adjustments is a continuous process and is analyzed on a quarterly and/or annual basis in accordance with GAAP.
(7)	Management believes that adjusting for fair value adjustments for derivatives provides useful information because such fair value adjustments are based on market fluctuations and may not be directly related or attributable to our operations.

Dilution

Our net tangible book value per share is a mechanical calculation using amounts from our balance sheet, and is calculated as (1) total book value of our assets less the net value of intangible assets, (2) minus total liabilities less the net value of intangible liabilities, (3) divided by the total number of shares of common and preferred stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common and preferred stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with IPO, including commissions, dealer manager fees and other offering costs. As of June 30, 2011, our net tangible book value per share was $7.30. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at June 30, 2011 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Loan Obligations

The payment terms of our loan obligations require principal and interest amounts payable monthly with all unpaid principal and interest due at maturity. Our loan agreements stipulate that we comply with specific reporting covenants. As of June 30, 2011, we were in compliance with the debt covenants under our loan agreements.

Our Advisor may, with approval from our independent board of directors, seek to borrow short-term capital that, combined with secured mortgage financing, exceeds our targeted leverage ratio. Such short-term borrowings may be obtained from third-parties on a case-by-case basis as acquisition opportunities present themselves simultaneous with our capital raising efforts. We view the use of short-term borrowings as an efficient and accretive means of acquiring real estate in advance of raising equity capital. Accordingly, we can take advantage of buying opportunities as we expand our fund raising activities. As additional equity capital is obtained, these short-term borrowings will be repaid. Our leverage ratio approximated 53.3% (secured mortgage notes payable as a percentage of total real estate investments, at cost) as of June 30, 2011.

Contractual Obligations

The following is a summary of our contractual obligations as of June 30, 2011 (in thousands):

	Total	July 1, 2011 to December 31, 2011	Years Ended December 31,		Thereafter
			2012 – 2013	2014 – 2015
Principal Payments Due:
Mortgage notes payable	$41,492	$145	$13,797	$21,300	$6,250
Other notes payable(1)	5,933	—	5,933	—	—
	$47,425	$145	$19,730	$21,300	$6,250
Interest Payments Due:
Mortgage notes payable	$6,720	$1,046	$3,210	$2,336	$128
Other notes payable(1)	601	273	328	—	—
	$7,321	$1,319	$3,538	$2,336	$128

(1)	The note holders had the option, but did not elect to demand payment of 50% of the principal balance on July 15, 2011.

Election as a REIT

We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2010. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, and so long as we distribute at least 90% of our REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income. We believe we are organized and operating in such a manner as to qualify to be taxed as a REIT for the taxable year ended December 31, 2011.

Inflation

Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, our net leases require the tenant to pay its allocable share of operating expenses, which may include common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation.

Related-Party Transactions and Agreements

We have entered into agreements with American Realty Capital III, LLC and its wholly-owned affiliates, whereby we pay certain fees or reimbursements to our Advisor or its affiliates in connection with acquisition and financing activities, sales of common and preferred stock, asset and property management services and reimbursement of operating and offering related costs. See Note 10 — Related Party Transactions and Arrangements to our consolidated financial statements included in this report for a discussion of the various related-party transactions, agreements and fees.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.”

Information Regarding Dilution

The following subsection is added on page 126 of the Prospectus prior to the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk.”

“Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) (a) total book value of our assets less the net value of intangible assets, minus (b) total liabilities less the net value of intangible liabilities, divided by (2) the total number of shares of common and preferred stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. It also excludes intangible assets. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common and preferred stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2010, our net tangible book value per share was $8.56. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2010 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.”

Prior Performance Summary

The following language replaces the disclosure under the heading “Prior Performance Summary” beginning on page 127 of the Prospectus.

“Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results. For an additional description of this risk, see “Risk Factors — Risks Related to an Investment in American Realty Capital New York Recovery REIT, Inc. — We have a very limited operating history and have no established financing sources, and the prior performance of other real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.” The information summarized below is current as of December 31, 2010 and is set forth in greater detail in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such Annual Report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and its affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section titled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first public program) to December 31, 2010, affiliates of our advisor have sponsored nine public programs, of which three programs have raised public funds to date, and five non-public programs with similar investment objectives to our program. From August 2007 (inception of the first public program) to December 31, 2010, our public programs which have raised public funds to date, including American Realty Capital Trust, Inc., or ARCT, the Company, and Phillips Edison — ARC Shopping Center REIT, Inc., or PE-ARC, and the programs consolidated into ARCT, which were ARC Income Properties II, LLC and all of the Section 1031 Exchange Programs in existence as of December 31, 2010 described below, had raised $612.7 million from 15,633 investors in public offerings and an additional $65.3 million from 205 investors in a private offering by ARC Income Properties II, LLC and 45 investors in private offerings by the Section 1031 Exchange Programs. The public programs purchased 268 properties with an aggregate purchase price of $972.7 million, including acquisition fees, in 39 states and U.S. territories.

The following table details the percentage of properties by state based on purchase price:

State/Possession	Purchase Price %
Alabama	1.3%
Arizona	0.8%
Arkansas	1.2%
California	10.8%
Colorado	0.4%
Florida	4.5%
Georgia	2.9%
Illinois	4.1%
Indiana	1.3%
Iowa	0.4%
Kansas	3.6%
Kentucky	3.1%
Louisiana	1.3%
Maine	0.4%
Massachusetts	3.7%
Michigan	1.2%
Minnesota	1.2%
Mississippi	0.8%
Missouri	3.8%
Nebraska	0.2%
Nevada	0.3%
New Jersey	3.6%
New Mexico	0.4%
New York	11.1%
North Carolina	1.4%
North Dakota	0.6%
Ohio	2.7%
Oklahoma	1.3%
Oregon	0.5%
Pennsylvania	8.7%
Puerto Rico	3.3%
South Carolina	1.2%
South Dakota	0.3%
Tennessee	0.4%
Texas	8.6%
Utah	3.5%
Virginia	1.1%
Washington	0.3%
West Virginia	3.7%
100%

The properties are all commercial properties comprised of 25.8% freight and distribution facilities, 23.4% retail pharmacies, 14.5% retail bank branches, 6.2% restaurants, 5.8% discount and specialty retail, 4.5% supermarkets and supermarket anchored shopping centers, 4.3% auto services, 3.6% fashion retail, 3.4% home maintenance, 3.4% office/showroom, 2.7% gas/convenience and 2.6% healthcare, based on purchase price. The purchased properties were 36.0% new and 64.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2010, one property had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

During the period from June 2008 (inception of the first non-public program) to December 31, 2010, our non-public programs, which were ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC and ARC Growth Fund, LLC, had raised $54.3 million from 694 investors. The non-public programs purchased 171 properties with an aggregate purchase price of $247.9 million, including acquisition fees, in 18 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
Alabama	0.1%
Connecticut	0.6%
Delaware	4.8%
Florida	11.0%
Georgia	3.5%
Illinois	6.6%
Louisiana	2.3%
Michigan	11.5%
North Carolina	0.1%
New Hampshire	0.5%
New Jersey	13.0%
New York	9.7%
Ohio	10.3%
Pennsylvania	9.5%
South Carolina	8.4%
Texas	5.0%
Virginia	1.2%
Vermont	2.2%
100%

The properties are all commercial single tenant facilities with 81.0% retail banking and 10.5% retail distribution facilities and 8.6% specialty retail. The purchased properties were 11.0% new and 89.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2010, 53 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long term notes payable issued in private placements.

The investment objectives of these programs are different from our investment objectives, which aim to acquire high-quality commercial real estate in the New York MSA, and, in particular, in New York City.

For a more detailed description, please see Table VI in Part II of the registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, a Maryland corporation, is the first publicly offered REIT sponsored by American Realty Capital. ARCT was incorporated on August 17, 2007, and qualified as a REIT beginning with the taxable year ended December 31, 2008. ARCT commenced its initial public offering of 150.0 million shares of common stock on January 25, 2008. As of June 30, 2011, ARCT had received aggregate gross offering proceeds of approximately $1.5 billion from the sale of approximately 149.0 million shares in its initial public offering. On August 5, 2010, ARCT filed a registration statement on Form S-11 to register 32.5 million shares of common stock in connection with a follow-on offering. ARCT’s initial public offering was originally set to expire on January 25, 2011, three years after its effective date. However, as permitted by Rule 415 of the Securities Act, ARCT was permitted to continue its initial public offering until July 25, 2011. On July 7, 2011 ARCT had sold all of the 150.0 million shares that were registered in connection with the initial public offering and as permitted, began to sell the remaining 25.0 million shares that were initially registered for ARCT’s distribution reinvestment plan. On July 11, 2011, ARCT filed a request to withdraw the registration of the additional 32.5 million shares, and on July 15, 2011, ARCT filed a registration statement on Form S-3 to register an additional 24.0 million shares to be used in connection with its distribution reinvestment plan. As of September 30, 2011, ARCT had acquired 405 properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of September 30, 2011, ARCT had total real estate investments, at cost, of approximately $1.8 billion. ARCT intends to liquidate each real property investment eight to ten years from the date purchased. As of June 30, 2011, ARCT had incurred, cumulatively to that date, $152.1 million in offering costs, commissions and dealer manager fees for the sale of its common stock and $32.8 million for acquisition costs related to its portfolio of properties.

Phillips Edison — ARC Shopping Center REIT Inc.

Phillips Edison — ARC Shopping Center REIT Inc., or PE-ARC, a Maryland corporation, is the third publicly offered REIT sponsored by American Realty Capital. PE-ARC was incorporated on October 13, 2009 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. PE-ARC filed its registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. PE-ARC will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. As of September 30, 2011, PE-ARC had received aggregate gross offering proceeds of $17.3 million from the sale of 1.9 million shares in its public offering. As of September 30, 2011, PE-ARC had acquired three commercial properties and had total real estate investments at cost of $31.2 million. As of June 30, 2011, PE-ARC had incurred, cumulatively to that date, approximately $6.1 million in offering costs for the sale of its common stock and $0.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc., or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was incorporated on August 23, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and the registration statement became effective on February 18, 2011. As of September 30, 2011, ARC HT had received aggregate gross offering proceeds of approximately 30.4 million from the sale of approximately 3.1 million shares in its public offering. As of September 30, 2011, ARC HT had acquired six commercial properties, which were 93.2% leased as of such date, for a purchase price of approximately $68.9 million. As of June 30, 2011, ARC HT had incurred, cumulatively to that date, approximately $3.0 million in offering costs for the sale of its common stock.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was incorporated on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC RCA filed its registration statement with the SEC on September 14, 2010 and the registration statement became effective on March 17, 2011. As of September 30, 2011, ARC RCA had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC Daily NAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC Daily NAV was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC Daily NAV filed its registration statement with the SEC on October 8, 2010 and the registration statement became effective on August 15, 2011. As of September 30, 2011, ARC Daily NAV had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

ARC — Northcliffe Income Properties, Inc.

ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, a Maryland corporation, is the seventh publicly offered REIT sponsored by American Realty Capital. ARC — Northcliffe was incorporated on September 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC — Northcliffe filed its registration statement with the SEC on October 12, 2010. The registration statement has not been declared effective by the SEC. ARC — Northcliffe anticipates that it will withdraw its registration statement from the SEC in the near future.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and the registration statement became effective on March 31, 2011. As of September 30, 2011, ARCT III had received aggregate gross proceeds of approximately $26.4 from the sale of 2.6 million shares in its public offering. As of September 30, 2011, ARCT III had total real estate investments, at cost, of approximately $12.1 million. As of June 30, 2011, ARCT III had incurred, cumulatively to that date, approximately $1.8 million in offering costs for the sale of its common stock.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCP filed its registration statement with the SEC on February 11, 2011. The registration statement was declared effective by the SEC on July 7, 2011. On September 6, 2011, ARCP completed its initial public offering of approximately 5.6 million shares of common stock for net proceeds of approximately $64.2 million. As of September 30, 2011, ARCP owned 63 single tenant, free standing properties and real estate investments, at cost, were approximately $122.2 million.

Liquidity of Public Programs

FINRA Rule 2310(b)(3)(D) requires that we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor. American Realty Capital has sponsored the following other public programs: ARCT, ARC HT, ARC Daily NAV, ARC RCA, PE-ARC, ARC — Northcliffe, ARCT III, ARCP and BDCA. Although the prospectus for each of these public programs states a date or time period by which it may be liquidated, ARCT, ARC HT, ARC Daily NAV, ARCT III, ARC RCA, PE-ARC, ARCP and BDCA are in their offering and acquisition stages. None of these public programs have reached the stated date or time period by which they may be liquidated.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by American Realty Capital II, LLC. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by our dealer manager through participating broker-dealers. On September 7, 2011, the note holders were repaid, the properties were contributed to ARCP as part of its formation transaction, and the mortgage loans were repaid.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for the portfolio of bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by ARCT in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10% rent increase after five years. The notes issued under this note program by ARC Income Properties II, LLC were sold by our dealer manager through participating broker-dealers. In May 2011, the notes were repaid in full including accrued interest and the program was closed.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with, the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of twenty years which commenced on January 30, 2010 with a 2% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by our dealer manager through participating broker-dealers. On September 7, 2011, the note holders were repaid and the property was contributed to ARCP as part of its formation transaction.

ARC Income Properties IV, LLC implemented a note program that raised proceeds of $5.4 million. The proceeds were used to acquire and pay related expenses in connection with the acquisition of six Tractor Supply stores. An existing mortgage loan of $16.5 million was assumed in connection with the acquisition. The properties had a remaining average lease term of 11.8 years with a 6.25% rental escalation every five years. The notes issued under this program by ARC Income Properties IV, LLC were sold by Realty Capital Securities through participating broker-dealers.

ARC Growth Fund, LLC

ARC Growth Fund, LLC is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either while vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Fund, LLC acquired 54 vacant bank branches from Wachovia Bank, N.A., in nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of December 31, 2010, all properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $4.8 million.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $10,080,802.

American Realty Capital Operating Partnership, L.P., an affiliate of American Realty Capital, purchased a Walgreens property in Sealy, TX under a tenant in common structure with an unaffiliated third party. The third party’s investment of $1.1 million represented a 44.0% ownership interest in the property. The remaining interest of 56% will be retained by American Realty Capital Operating Partnership, L.P. To date, $1,100,000 has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. previously had transferred 49% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Realty Capital Securities, LLC, our dealer manager, has offered membership interests of up to 49%, or $2,567,000, in ARC DST I to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2,567,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 35.2% of its ownership interest in a PNC Bank branch, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of 35.2%, or $493,802, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $493,802 have been accepted by American Realty Capital Operating Partnership, L.P pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 49% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $3,050,000, in ARC DST III to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3,050,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. has transferred 49% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $7,294,000, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $7,294,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has sold 24.9% of its ownership interest in a Jared Jewelry property located in Lake Grove, NY, under a tenant-in-common structure with an affiliated third party. The remaining interest of 75.1% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $575,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

Other Investment Programs of Mr. Schorsch and Mr. Kahane

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006. During the period of January 1, 2007 to December 31, 2007 American Realty Capital, LLC acquired 73 property portfolios, totaling just over 1,767,000 gross leasable square feet for an aggregate purchase price of approximately $407.5 million. These properties included a mixture of tenants, including Hy Vee supermarkets, CVS, Rite Aid, Walgreens, Harleysville bank branches, Logan’s Roadhouse Restaurants, Tractor Supply Company, Shop N Save, FedEx, Dollar General and Bridgestone Firestone. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. During the period of April 1, 2007 through October 20, 2009, American Realty Capital, LLC sold nine properties: four Walgreens drug stores, four Logan’s Roadhouse Restaurants and one CVS pharmacy for total sales proceeds of $50.2 million.

American Realty Capital, LLC has operated in three capacities: as a joint-venture partner, as a sole investor and as an advisor. No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC. In instances where American Realty Capital, LLC was not an investor in the transaction, but rather solely an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	identified potential properties for acquisition;
•	negotiated letters of intent and purchase and sale contracts;
•	obtained financing;
•	performed due diligence;
•	closed properties;
•	managed properties; and
•	sold properties.

Information on properties and leasehold interests acquired by American Realty Capital, LLC during the 12 months ended December 31, 2007 (dollar amounts in thousands):

Tenant-Location	Investment Structure	Date	Number of Buildings	Gross Leasable Space	Mortgage Financing	Purchase Price(1)
Hy Vee – Cedar Rapids, IA	ARC-JV	December-06	1	86,240	$11,622	$13,167
Hy Vee – W. Des Moines, IA	ARC-JV	December-06	1	79,634	10,375	11,777
Hy Vee – W. Des Moines, IA	ARC-JV	December-06	1	80,194	12,085	13,669
Hy Vee – Columbus, NE	ARC-JV	December-06	1	77,667	9,243	10,506
Hy Vee – Olathe, KS	ARC-JV	December-06	1	71,312	11,203	12,698
Walgreens – Natchez, MS	ARC-JV	December-06	1	14,820	3,910	4,568
CVS – Vero Beach, FL	ARC-JV	December-06	1	413,747	29,750	33,891
Walgreens – Loganville, GA	ARC-JV	December-06	1	14,490	5,610	6,563
CVS – Chester, NY	ARC-JV	December-06	1	15,521	6,029	7,015
Rite Aid – Shelby Township, MI	ARC-ADVISOR	December-06	1	11,180	3,086	3,928
Rite Aid – Coldwater, MI	ARC-ADVISOR	December-06	1	11,180	2,657	3,308
Walgreens – New Castle, PA	ARC-JV	January-07	1	14,280	4,780	5,476
Walgreens – Holland, MI	ARC-JV	January-07	1	14,658	5,968	6,939
Walgreens – Guynabo, PR	ARC-ADVISOR	January-07	1	15,750	9,700	11,145
Eckerd – McDonough, GA	ARC-ADVISOR	January-07	1	13,824	3,500	4,466
Rite Aid – New Philadelphia, OH	ARC-JV	February-07	1	11,157	4,528	5,553
Walgreens – Clarence, NY	ARC-JV	February-07	1	14,820	4,114	4,639
Walgreens – Carolina, PR	ARC-ADVISOR	March-07	1	15,660	8,100	9,409
Logan’s Roadhouse Portfolio – Various Locations	ARC-JV	April-07	15	119,331	45,200	58,788
Walgreens – Windham, ME	ARC-JV	April-07	1	14,820	6,596	7,392
Tractor Supply Co. – Carthage, TX	ARC-JV	May-07	1	19,097	2,192	2,657
CVS – Douglasville, GA	ARC-JV	May-07	1	14,574	4,420	5,008
Rite Aid – Flatwoods, KY	ARC-JV	June-07	1	11,154	3,600	4,380
Shop N Save – Moline Acres, MO	ARC-JV	June-07	1	51,538	5,675	6,840
CVS – Haverhill, MA	ARC-JV	June-07	1	15,214	6,664	7,812
Tractor Supply Co. – Granbury, TX	ARC-JV	June-07	1	24,764	2,586	3,275
Tractor Supply Co. – Lubbock, TX	ARC-JV	June-07	1	29,954	3,153	3,981
Tractor Supply Co. – Odessa, TX	ARC-JV	July-07	1	22,670	2,871	3,624
Walgreens & Petco – North Andover, MA	ARC-JV	July-07	2	29,512	13,390	15,304
Rite Aid – New Salisbury, IN	ARC-JV	July-07	1	14,703	2,954	3,588
Walgreens – Hampstead, NH	ARC-JV	July-07	1	14,820	5,804	6,601
Tractor Supply Co. – Shreveport, LA	ARC-JV	August-07	1	19,097	3,078	3,769
Bridgestone Firestone – St. Peters, MO	ARC-ADVISOR	August-07	1	7,654	1,290	1,841
Dollar General – Independence, KY	ARC-ADVISOR	August-07	1	9,014	580	870
Dollar General – Florence, KY	ARC-ADVISOR	August-07	1	9,014	566	870
Dollar General – Lancaster, OH	ARC-ADVISOR	August-07	1	9,014	590	888
Fed Ex – Snow Shoe, PA(2)	ARC-JV	August-07	1	53,675	6,965	10,067
Rite Aid – Salem, OH	ARC-JV	August-07	1	14,654	4,928	6,003
Rite Aid – Cadiz, OH(2)	ARC	August-07	1	11,335	1,240	1,695
Rite Aid – Carrollton, OH(2)	ARC	August-07	1	12,613	1,730	2,342
Rite Aid – Lisbon, OH(2)	ARC	August-07	1	10,141	1,090	1,493
Rite Aid – Liverpool, OH(2)	ARC	August-07	1	11,362	1,630	2,217
Walgreens – New Bedford, MA(3)	ARC-JV	August-07	1	15,272	6,564	7,960
Walgreens – South Yarmouth, MA(3)	ARC-JV	August-07	1	9,996	6,355	7,206
Walgreens – Derry, NH(3)	ARC-JV	August-07	1	14,820	6,660	7,514
Walgreens – Staten Island, NY(3)	ARC-JV	August-07	1	11,056	7,905	8,928
Walgreens – Berlin, CT(3)	ARC-JV	August-07	1	14,820	6,715	7,576
Tractor Supply – DeRidder, LA	ARC-JV	September-07	1	20,850	2,580	3,193
Walgreens – Woodbury, NJ(3)	ARC-JV	September-07	1	13,650	6,120	7,149
Walgreens – Prairie Du Chien, WI(3)	ARC-JV	October-07	1	14,820	3,400	3,858
Walgreens – Melrose, MA(3)	ARC-JV	October-07	1	21,405	8,075	9,113
Rite-Aid – Pittsburgh, PA(2)	ARC	October-07	1	14,564	4,111	6,190
Rite-Aid – Carlisle, PA(2)	ARC-ADVISOR	October-07	1	14,673	3,008	4,529
Walgreens – Mt. Ephraim, NJ	ARC-ADVISOR	October-07	1	14,379	8,033	9,436
Walgreens – Dover, NH	ARC-ADVISOR	November-07	1	14,418	6,235	7,226
Walgreens – Worcester, MA	ARC-ADVISOR	November-07	1	13,354	8,500	9,812
Walgreens – Brockton, MA	ARC-ADVISOR	November-07	1	13,204	8,571	9,743
Walgreens – Providence, RI	ARC-ADVISOR	November-07	1	14,491	4,182	4,899
Walgreens – Newcastle, OK	ARC-ADVISOR	December-07	1	14,820	3,910	4,428
Walgreens – Branford, CT	ARC-ADVISOR	December-07	1	13,548	7,310	8,286
Walgreens – Londonderry, NH	ARC-ADVISOR	December-07	1	12,303	6,666	7,578
BOA – Londonderry, NH	ARC-ADVISOR	December-07	1	2,812	861	980
Harleysville Bank Portfolio – PA(2)	ARC	December-07	15	178,000	31,000	41,000
Total 12/2006 and 2007 (As of 12/31/2007)			92	1,983,113	$421,813	$506,626

(1)	Purchase price includes the cost of the property, closing costs and acquisition fees if applicable.

(2)	Properties were sold to American Realty Capital Trust.
(3)	Properties sold to partner in 2007.

ARC-JV — American Realty Capital acted as advisor and American Realty Capital or its principals acted as investor(s) alongside a JV partner

ARC-ADVISOR — American Realty Capital acted as advisor and neither it nor its principals invested alongside the equity

ARC — American Realty Capital acted as advisor and sole investor with no JV partners

Information on properties sold by American Realty Capital, LLC during April 2007 through October 31, 2009 (dollar amounts in thousands):

Tenant-Location	Date Acquired	Date of Sale	Selling Price Net of Closing Costs	Cost of Properties Including Closing and Other Costs	Excess of Property Operating Cash Receipts Over Cash Expenditures	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvement Closing and Soft Costs	Total
Walgreens – Windham(1)	April-07	July-07	7,843	7,392	37	1,008	6,596	7,641	6,596	796	7,392
Walgreens – Hampstead	July-07	July-07	6,794	6,601	22	968	5,804	6,794	5,804	797	6,601
Logans – Murfreesboro	April-07	Dec-07	4,247	3,883	132	1,025	3,090	4,247	3,090	793	3,883
Logans – Beaver Creek	April-07	Dec-07	5,254	4,808	122	1,302	3,830	5,254	3,830	978	4,808
Walgreens – Clarence	February-07	March-08	4,781	4,639	44	653	4,114	4,811	4,114	525	4,639
Walgreens – Logansville	March-06	April-08	6,865	6,563	81	1,234	5,610	6,925	5,610	953	6,563
CVS – Chester	December-06	April-08	7,297	7,015	92	1,214	6,029	7,335	6,029	986	7,015
Logan’s – Savannah	April-07	October-08	4,042	3,918	77	915	3,110	4,102	3,110	808	3,918
Logan’s – Austin	April-07	October-08	3,031	2,929	57	690	2,330	3,077	2,330	599	2,929

(1)	Net selling price includes a $202,000 tax withholding for the state of Maine. These monies will be returned upon filing of state tax returns.

Nicholas S. Schorsch

During the period from 1998 to 2002, our sponsor, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38.3 million from 93 investors and acquired properties with an aggregate purchase price of approximately $272.3 million. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and 6% of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. Each of these Predecessor Entities is similar to our program because they invested in long-term net lease commercial properties. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
Pennsylvania	34	1,193,741
New Jersey	38	149,351
South Carolina	3	65,992
Kansas	1	17,434
Florida	4	16,202
Oklahoma	2	13,837
Missouri	1	9,660
Arkansas	4	8,139
North Carolina	2	7,612
Texas	1	6,700

American Financial Realty Trust

In 2002, American Financial Realty Trust (AFRT) was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million common shares in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the President, CEO and Vice-Chairman of AFRT since its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the Chairman of the Finance Committee of AFRT’s Board of Trustees since its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest real estate investment trust initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT was an industry leader, acquiring over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states and over 35.0 million square feet with 175 employees and a well diversified portfolio of bank tenants.

On April 1, 2008, AFRT was acquired by Gramercy Capital Corp. Neither Mr. Schorsch nor Mr. Kahane owned an equity interest in AFRT at the time of the acquisition, and neither Mr. Schorsch nor Mr. Kahane currently owns any equity interest in AFRT.

Adverse Business Developments and Conditions

AFRT maintained a leveraged balance sheet. Net total debt to total real estate investments as of December 31, 2006 was approximately 55%, with $233.9 million of variable rate debt. As of June 30, 2007, according to published information provided by the National Association of Real Estate Investment Trusts, Inc, or NAREIT, the debt ratio of all office REITs covered by the NAREIT’s REIT WATCH was approximately 44%. The amount of indebtedness may adversely affect their ability to repay debt through refinancings. If they are unable to refinance indebtedness on acceptable terms, or at all, they might be forced to dispose of one or more of their properties on unfavorable terms, which might result in losses to them and which might adversely affect cash available for distributions to shareholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, interest expense would increase, which could have a material adverse effect on their operating results and financial condition and their ability to pay dividends to shareholders at historical levels or at all.

The net losses incurred by ARCT, the Company, ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are primarily attributable to non-cash items and acquisition expenses incurred for purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, our largest program to date, for the years ended December 31, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC is an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities are owned by Nicholas Schorsch and William Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which has not occurred and which is not anticipated), will be borne by Messrs. Schorsch and Kahane and their respective families. On September 7, 2011, the noteholders in ARC Income Properties, LLC and ARC Income Properties III, LLC were repaid and the properties were contributed to ARCP as part of its formation transactions. Additionally, the mortgage loans in ARC Income Properties, LLC were repaid.

Although a portion of the ARCT distributions were paid from proceeds received from the offering, as the property portfolio has increased, cash flow from operations has improved and, in 2010, a greater proportion of cash flow from operations was used to pay distributions than in 2009. ARCT’s affiliated advisor and property manager each waived certain fees due from ARCT in order to provide additional capital to ARCT for purposes of distribution coverage, not due to adverse business conditions. Our advisor and property manager have committed to waive fees in the future in order to cover distribution payments.

ARC Growth Fund, LLC was different from our other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

None of the referenced programs have been subject to any tenant turnover and have experienced a non-renewal of only two leases. Further, none of the referenced programs have been subject to mortgage foreclosure or significant losses on the sales of properties.

Attached hereto as Appendices A-1 and A-2 is further prior performance information on AFRT and Nicholas S. Schorsch, respectively.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.”

Date of Adoption of By-laws

The following information replaces the sentence under “Summary of Our Organizational Documents” concerning the date of adoption of the REIT’s By-laws on page 172 of the Prospectus.

“The by-laws, in their present form, became operative when our board of directors approved them as of October 30, 2009.”

Articles of Amendment and Restatement

The attached information replaces the sentence under “Summary of Our Organizational Documents — Board of Directors” concerning filling vacancies on the board of directors of the REIT on page 172 of the Prospectus.

“A vacancy on the board caused by the death, resignation or incapacity of a director or by an increase in the number of directors, within the limits described above, may be filled only by the affirmative vote of a majority of the stockholders.”

Share Repurchase Program

The following disclosure replaces in its entirety the last sentence of the first paragraph under the section titled “Prospectus Summary — Share Repurchase Program” on page 18 of the Prospectus.

“The terms of our share repurchase program are more flexible in cases involving the death or disability of a stockholder.”

The following disclosure replaces in its entirety the first sentence of the third paragraph under the section titled “Prospectus Summary — Share Repurchase Program” on page 18 of the Prospectus.

“Unless the shares of our common stock are being repurchased in connection with a stockholder’s death or disability, the purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares.”

The following disclosure replaces in its entirety the section titled “Share Repurchase Program” beginning on page 169 of the Prospectus.

“Prior to the time that our shares are listed on a national securities exchange, our share repurchase program, as described below, may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law. Specifically, state securities regulators impose investor suitability standards that establish specific financial thresholds that must be met by any investor in certain illiquid, long-term investments, including REIT shares. Unless the shares of our common stock are being repurchased in connection with a stockholder’s death or disability, the purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares. We do not currently anticipate obtaining appraisals for our investments (other than investments in transaction with our sponsor, advisor, directors or their respective affiliates) and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. We expect to begin establishing an estimated value of our shares based on the value of our real estate and real estate-related investments beginning 18 months after the close of this offering. Beginning 18 months after the completion of the last offering of our shares (excluding offerings under our distribution reinvestment plan), our board of directors will determine the value of our properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole.

Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the share repurchase program. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the share repurchase program. We will repurchase shares on the last business day of each quarter (and in all events on a date other than a dividend payment date). Prior to establishing the estimated value of our shares, the price per share that we will pay to repurchase shares of our common stock will be as follows:

•	the lower of $9.25 and 92.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least one year;
•	the lower of $9.50 and 95.0% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least two years;
•	the lower of $9.75 and 97.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least three years; and
•	the lower of $10.00 and 100% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least four years (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).

Upon the death or disability of a stockholder, upon request, we will waive the one-year holding requirement. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). In addition, we may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

A stockholder must have beneficially held the shares for at least one year prior to offering them for sale to us through our share repurchase program, although if a stockholder sells back all of its shares, our board of directors has the discretion to exempt shares purchased pursuant to our distribution reinvestment plan from this one year requirement. Our affiliates will not be eligible to participate in our share repurchase program.

Pursuant to the terms of our share repurchase program, we will make repurchases, if requested, at least once quarterly. Each stockholder whose repurchase request is granted will receive the repurchase amount within 30 days after the fiscal quarter in which we grant its repurchase request. Subject to the limitations described in this prospectus, we also will repurchase shares upon the request of the estate, heir or beneficiary, as applicable, of a deceased stockholder. We will limit the number of shares repurchased pursuant to our share purchase program as follows: during any 12-month period, we will not repurchase in excess of 5.0% of the number of shares of common stock outstanding on December 31st of the previous calendar year. In addition, we are only authorized to repurchase shares using the proceeds received from our distribution reinvestment plan and will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from our distribution reinvestment plan in that same quarter. Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests.

Our board of directors, at its sole discretion, may amend, suspend (in whole or in part) or choose to terminate our share repurchase program, or reduce or increase the number of shares purchased under the program upon 30 days’ notice, if it determines that the funds allocated to the share repurchase program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution.

Our sponsor, advisor, directors and affiliates are prohibited from receiving a fee on any share repurchases, including selling commissions and dealer manager fees.

Our board of directors reserves the right, in its sole discretion, at any time and from time to time, to:

•	waive the one year holding period requirement in the event of the death or disability of a stockholder, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a stockholder’s IRA;
•	reject any request for repurchase;
•	change the purchase price for repurchases; or
•	otherwise amend the terms of, suspend or terminate our share repurchase program.

Any material modification, suspension or termination of our share repurchase program by our board of directors or our advisor will be disclosed to stockholders as promptly as is practicable, but not later than 30 days before such action, in reports we file with the SEC, a press release, a letter to our stockholders and/or via our website.

Our board of directors may reject a request for repurchase, if, among other things, a stockholder does not meet the conditions outlined herein. Funding for the share repurchase program will come exclusively from proceeds we receive from the sale of shares under our distribution reinvestment plan and other operating funds, if any, as our board of directors, in its sole discretion, may reserve for this purpose. We cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made each year. However, a stockholder may withdraw its request at any time or ask that we honor the request when funds are available. Pending repurchase requests will be honored on a pro rata basis.

If funds available for our share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, pro rata as to repurchases upon the death or disability of a stockholder; (ii) next, pro rata as to repurchases to stockholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; (iii) next, pro rata as to repurchases to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and (iv) finally, pro rata as to all other repurchase requests.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then-owned for repurchase, except that the minimum number of shares that must be presented for repurchase shall be at least 25% of the holder’s shares. However, if the repurchase request is made within 180 days of the event giving rise to the special circumstances described in this sentence, where repurchase is being requested (i) on behalf of the estate, heirs or beneficiaries, as applicable, of a deceased stockholder; (ii) by a stockholder due to another involuntary exigent circumstance, such as bankruptcy; or (iii) by a stockholder due to a mandatory distribution under such stockholder’s IRA, a minimum of 10% of the stockholder’s shares may be presented for repurchase; provided, however, that any future repurchase request by such stockholder must present for repurchase at least 25% of such stockholder’s remaining shares.

A stockholder who wishes to have shares repurchased must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent. An estate, heir or beneficiary that wishes to have shares repurchased following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. Unrepurchased shares may be passed to an estate, heir or beneficiary following the death of a stockholder. If the shares are to be repurchased under any conditions outlined herein, we will forward the documents necessary to effect the repurchase, including any signature guaranty we may require.

Stockholders are not required to sell their shares to us. The share repurchase program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of the shares on a national stock exchange or our merger with a listed company. We cannot guarantee that a liquidity event will occur.

Shares we purchase under our share repurchase program will have the status of authorized but unissued shares. Shares we acquire through the share repurchase program will not be reissued unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise issued in compliance with such laws.

If we terminate, reduce or otherwise change the share repurchase program, we will send a letter to stockholders informing them of the change, and we will disclose the changes in quarterly reports filed with the SEC on Form 10-Q.”

The following language is added to the end of the disclosure under the heading “Share Repurchase Program” beginning on page 169 of the Prospectus.

“As of June 30, 2011, we had not received any requests to redeem shares of common stock pursuant to our share repurchase program.”

Plan of Distribution

The following language replaces the first paragraph on page 190 of the Prospectus under the heading “Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares.”

“We will not pay selling commissions in connection with the following special sales:

•	the sale of common stock in connection with the performance of services to our employees, directors and associates and our affiliates, our advisor, affiliates of our advisor, the dealer manager or their respective officers and employees and some of their affiliates;
•	the purchase of common stock under the distribution reinvestment plan;
•	the sale of our common stock to one or more soliciting dealers and to their respective officers and employees and some of their respective affiliates who request and are entitled to purchase common stock net of selling commissions;
•	the common stock credited to an investor as a result of a volume discount; and
•	shares purchased by affiliates and certain related persons as described below under “— Shares Purchased by Affiliates.”

Shares Purchased by Affiliates

The following language replaces the disclosure under the heading “Plan of Distribution — Shares Purchased by Affiliates” on page 190 of the Prospectus.

“Our executive officers and directors, as well as officers and employees of Realty Capital Securities, LLC and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates and “Friends”, may purchase shares offered in this offering at a discount. The purchase price for such shares shall be $9.00 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and a dealer manager fee in the amount of $0.30 per share will not be payable in connection with such sales. “Friends” means those individuals who have had long standing business and/or personal relationships with our executive officers and directors. The net offering proceeds we receive will not be affected by such sales of shares at a discount. Our executive officers, directors and other affiliates will be expected to hold their shares purchased as stockholders for investment and not with a view towards resale. In addition, shares purchased by Realty Capital Securities, LLC or its affiliates will not be entitled to vote on any matter presented to the stockholders for a vote relating to the removal of our directors or New York Recovery Advisors, LLC as our advisor or any transaction between us and any of our directors, New York Recovery Advisors, LLC or any of their respective affiliates. With the exception of the 20,000 shares initially sold to New York Recovery Special Limited Partnership, LLC in connection with our organization, no director, officer or advisor or any affiliate may own more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.”

Plan of Distribution

The following disclosure replaces in its entirety the first paragraph under the section entitled “Plan of Distribution — Subscription Process” on page 192 of the Prospectus.

“To purchase shares in this offering, you must complete and sign the subscription agreement in the form attached hereto as Appendix C-1. You should pay for your shares by delivering a check for the full purchase price of the shares, payable to the applicable entity specified in the subscription agreement. Alternatively, unless you are an investor in Alabama or Tennessee, you may complete and sign the multi-offerings subscription agreement in the form attached hereto as Appendix C-2, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that an investor has received the relevant prospectus(es) and meets the requisite criteria and suitability standards for any such other product(s). You should pay for any shares of any other offering(s) as set forth in the multi-offerings subscription agreement. You should exercise care to ensure that the applicable subscription agreement is filled out correctly and completely.”

The following disclosure replaces in its entirety the paragraph under the section entitled “Plan of Distribution — Investments by IRAs and Certain Qualified Plans” on page 193 of the Prospectus.

“We may appoint one or more IRA custodians, which may include Sterling Trust Company, for investors of our common stock who desire to establish an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts. We will provide the name(s) of any such additional IRA custodian(s) in a prospectus supplement. Our advisor may determine to pay the fees related to the establishment of investor accounts with such IRA custodians, and it also may pay the fees related to the maintenance of any such account for the first year following its establishment. Thereafter, we expect the IRA custodian(s) to provide this service to our stockholders with annual maintenance fees charged at a discounted rate. In the future, we may make similar arrangements for our investors with other custodians. Further information as to custodial services is available through your broker or may be requested from us.”

How to Subscribe

The following disclosure replaces in their entirety the second and third sentences of the third paragraph under the section entitled “How to Subscribe” on page 195 of the Prospectus.

“If you want to purchase shares through an individual retirement account, Keogh plan or 401(k) plan, we intend to appoint one or more IRA custodians, which may include Sterling Trust Company, for such purpose, which IRS custodian(s) we expect will provide this service to our stockholders with annual maintenance fees charged at a discounted rate.”

The following disclosure replaces in its entirety the second bullet point under the section entitled “How to Subscribe” on page 195 of the Prospectus.

“Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included as Appendix C-1. Alternatively, unless you are an investor in Alabama or Tennessee, you may wish to complete the execution copy of the multi-offerings subscription agreement, which may be used to purchase shares in this offering as well as shares of other products distributed by our dealer manager; provided, however, that you have received the relevant prospectus(es) and meet the requisite criteria and suitability standards for any such other product(s). A specimen copy of the multi-offerings subscription agreement, including instructions for completing it, is included as Appendix C-2.”

Reports to Stockholders

The following disclosure replaces the second bullet point under “Reports to Stockholders” on page 197 of the Prospectus.

“•  the ratio of the costs of raising capital during the period to the capital raised;”

Experts

The following information replaces the disclosure under the heading “Experts” on page 199 of the Prospectus.

“The consolidated financial statements and schedule of American Realty Capital New York Recovery REIT, Inc. appearing in American Realty Capital New York Recovery REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The statement of revenues and certain expenses of the Regal Parking Garage Property for the year ended December 31, 2010 incorporated by reference in this prospectus and elsewhere in the registration statement has been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.”

Incorporation of Certain Information by Reference

The following section is added to page 199 of our Prospectus immediately after the section titled “Experts.”

“INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus, any prospectus supplement or any other subsequently filed prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, as supplemented, or the registration statement of which this prospectus, as supplemented, is a part.

You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the website maintained by our sponsor, http://www.americanrealtycap.com.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 28, 2011;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 filed with the SEC on November 15, 2010;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 filed with the SEC on May 12, 2011;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 filed with the SEC on August 12, 2011;
•	Current Report on Form 8-K filed with the SEC on September 24, 2010;
•	Current Report on Form 8-K filed with the SEC on October 6, 2010;
•	Current Report on Form 8-K filed with the SEC on December 7, 2010;
•	Current Report on Form 8-K filed with the SEC on December 13, 2010;
•	Current Report on Form 8-K/A filed with the SEC on February 11, 2011;
•	Current Report on Form 8-K filed with the SEC on April 21, 2011;
•	Current Report on Form 8-K filed with the SEC on May 24, 2011;
•	Current Report on Form 8-K filed with the SEC on June 9, 2011;
•	Current Report on Form 8-K filed with the SEC on July 5, 2011;
•	Current Report on Form 8-K/A filed with the SEC on July 20, 2011;
•	Current Report on Form 8-K filed with the SEC on August 9, 2011;
•	Current Report on Form 8-K filed with the SEC on September 22, 2011;
•	Current Report on Form 8-K filed with the SEC on October 12, 2011; and
•	Definitive Proxy Statement in respect of our 2010 meeting of stockholders filed with the SEC on April 20, 2011.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at Three Copley Place, Suite 3300, Boston, MA 02116, 1-866-771-2088, Attn: Investor Services. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.”

Prior Performance Tables

The prior performance tables contained in the Prospectus in Appendix A are hereby replaced with the prior performance tables attached to this Supplement No. 13 as Appendix A. The updated prior performance tables supersede and replace the prior performance tables contained in the Prospectus.

Subscription Agreements

The form of subscription agreement contained in Appendix C of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 13 as Appendix C-1. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

The revised form of multi-offerings subscription agreement attached to this Supplement No. 13 as Appendix C-2 is inserted immediately following Appendix C-1 of this Supplement No. 13.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$13,996	$11,243
Buildings, fixtures and improvements	57,498	50,051
Acquired intangible lease assets	7,421	6,321
Total real estate investments, at cost	78,915	67,615
Less accumulated depreciation and amortization	(2,606)	(1,042)
Total real estate investments, net	76,309	66,573
Cash and cash equivalents	2,725	349
Restricted cash	885	760
Due from affiliates, net	121	324
Prepaid expenses and other assets	1,728	652
Deferred financing costs, net	1,327	1,248
Total assets	$83,095	$69,906
LIABILITIES AND EQUITY
Mortgage notes payable	$41,492	$35,385
Notes payable	5,933	5,933
Below-market lease liabilities, net	1,162	1,288
Accounts payable and accrued expenses	2,454	2,842
Deferred rent and other liabilities	157	202
Distributions payable	196	131
Total liabilities	51,394	45,781
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Convertible preferred stock, $0.01 par value, 5,550,000 shares authorized, (liquidation preference $9.00 per share) 1,966,376 shares issued and outstanding at June 30, 2011 and December 31, 2010	20	20
Common stock, $0.01 par value; 240,000,000 shares authorized, 1,659,936 and 327,499 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	17	3
Additional paid-in capital	23,828	13,789
Accumulated deficit	(4,704)	(2,578)
Total stockholders’ equity	19,161	11,234
Non-controlling interests	12,540	12,891
Total equity	31,701	24,125
Total liabilities and equity	$83,095	$69,906

The accompanying notes are an integral part of these financial statements.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010		2011	2010
Revenues:
Rental income	$1,559		$95	$3,109		$95
Operating expense reimbursement	164		2	304		2
Total revenues	1,723		97	3,413		97
Expenses:
Property operating	309		1	711		1
Acquisition and transaction related	411		68	411		68
General and administrative	58		18	96		22
Depreciation and amortization	995		—	1,878		—
Total operating expenses	1,773		87	3,096		91
Operating income (loss)	(50)		10	317		6
Other income (expenses):
Interest expense	(706)		(68)	(1,366)		(68)
Interest income	1		—	1		—
Total other expenses	(705)		(68)	(1,365)		(68)
Net loss	(755)		(58)	(1,048)		(62)
Net income attributable to non-controlling interests	(55)		—	(102)		—
Net loss attributable to stockholders	$(810)		$(58)	$(1,150)		$(62)
Basic and diluted weighted average common shares outstanding	1,273,624		20,000	910,491		20,000
Basic and diluted net loss per share	$(0.91)	$	NM	$(2.03)	$	NM

NM — not meaningful

The accompanying notes are an integral part of these financial statements.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
Six Months ended June 30, 2011
(In thousands, except share data)
(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity	Non-controlling Interests	Total Equity
	Number of Shares	Par value	Number of Shares	Par Value
Balance, December 31, 2010	1,966,376	$20	327,499	$3	$13,789	$(2,578)	$11,234	$12,891	$24,125
Issuance of common stock	—	—	1,325,343	13	13,142	—	13,155	—	13,155
Common stock offering costs, commissions and dealer manager fees	—	—	—	—	(3,194)	—	(3,194)	—	(3,194)
Common stock issued through distribution reinvestment plan	—	—	7,094	1	67	—	68	—	68
Amortization of restricted stock	—	—	—	—	9	—	9	—	9
Contributions from Advisor	—	—	—	—	15	—	15	—	15
Distributions to non-controlling interests	—	—	—	—	—	—	—	(453)	(453)
Distributions declared	—	—	—	—	—	(976)	(976)	—	(976)
Net income (loss)	—	—	—	—	—	(1,150)	(1,150)	102	(1,048)
Balance, June 30, 2011	1,966,376	$20	1,659,936	$17	$23,828	$(4,704)	$19,161	$12,540	$31,701

The accompanying notes are an integral part of these financial statements.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(1,150)	$(62)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,078	—
Amortization of intangibles	800	—
Amortization of deferred financing costs	168	—
Accretion of below-market lease liabilities and amortization of above-market lease assets, net	(116)	—
Net income attributable to non-controlling interests	102	—
Amortization of restricted shares	9	—
Changes in assets and liabilities:
Prepaid expenses and other assets	(246)	(436)
Accounts payable and accrued expenses	(188)	360
Due to affiliates	—	654
Deferred rent and other liabilities	(45)	—
Net cash provided by operating activities	412	516
Cash flows from investing activities:
Investment in real estate and other assets	(5,317)	(18,535)
Deposits for real estate acquisitions	(701)	—
Capital expenditures	(57)	—
Net cash used in investing activities	(6,075)	(18,535)
Cash flows from financing activities:
Proceeds from short-term bridge funds	—	8,900
Payments on mortgages notes payable	(143)	—
Proceeds from issuance of common stock	13,061	—
Proceeds from issuance of convertible preferred stock	—	10,716
Payments of offering costs and fees related to stock issuances	(3,394)	(2,153)
Payments of deferred financing costs	(282)	—
Distributions paid	(843)	(97)
Proceeds from affiliate, net	218	754
Distributions to non-controlling interest holders	(453)	—
Restricted cash	(125)	(11)
Net cash provided by financing activities	8,039	18,109
Net increase in cash and cash equivalents	2,376	90
Cash and cash equivalents, beginning of period	349	—
Cash and cash equivalents, end of period	$2,725	$90
Supplemental Disclosures:
Cash paid for interest	$1,221	$—
Cash paid for income taxes	4	—
Non-Cash Financing Activities:
Common stock issued through distribution reinvestment plan	$68	$—
Mortgage note payable	6,250	14,221
Due to seller of acquired real estate	—	668

The accompanying notes are an integral part of these financial statements.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 1 — Organization

American Realty Capital New York Recovery REIT, Inc. (the “Company”), incorporated on October 6, 2009, is a Maryland corporation that qualified as a real estate investment trust (“REIT”) for federal income tax purposes for the taxable year ended December 31, 2010. On September 2, 2010, the Company commenced its initial public offering (the “IPO”) on a “reasonable best efforts” basis of up to 150.0 million shares of common stock at a price of $10.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-163069) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement also covers up to 25.0 million shares available pursuant to a distribution reinvestment plan (the “DRIP”) under which the Company’s common stock holders may elect to have their distributions reinvested in additional shares of the Company’s common stock at the greater of $9.50 per share or 95% of the estimated value of a share of common stock.

As of June 30, 2011, the Company had 1.7 million shares of common stock outstanding, including unvested restricted shares and shares issued under the DRIP, for total gross proceeds of $16.2 million. As of June 30, 2011, the aggregate value of all common share issuances and subscriptions outstanding was $16.5 million based on a per share value of $10.00 (or $9.50 for shares issued under the DRIP). In addition, the Company sold approximately 2.0 million shares of convertible preferred stock (the “Preferred Shares”) for gross proceeds of approximately $17.0 million in a private placement pursuant to Rule 506 of Regulation D of the Securities Act (the “Preferred Offering”), which terminated on September 2, 2010, the effective date of the Registration Statement.

The Company was formed to acquire high quality, income-producing commercial real estate in the New York metropolitan area, and, in particular, properties located in New York City with a focus on office and retail properties. All such properties may be acquired and operated by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate. The Company purchased its first property and commenced active operations in June 2010. As of June 30, 2011 the Company owned eight properties consisting of 109,780 square feet, which were approximately 90% occupied on a weighted average basis with a weighted average remaining lease term of 7.7 years.

Substantially all of the Company’s business is conducted through New York Recovery Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company is the sole general partner and holder of 99.9% of the units of the OP. New York Recovery Advisors, LLC (the “Advisor”), is the Company’s affiliated advisor. The Advisor is the sole limited partner and owner of 0.1% (non-controlling interest) of the partnership of the OP. The limited partner interests may be exchanged for the cash value of a corresponding number of shares of common stock or, at the Company’s option, a corresponding number of shares of common stock. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP’s assets.

The Company has no paid employees. The Company has retained the Advisor to manage its affairs on a day-to-day basis. New York Recovery Properties, LLC, an entity wholly owned by American Realty Capital III, LLC (the “Sponsor”), serves as the Company’s property manager (the “Property Manager”), unless services are performed by a third party for specific properties. Realty Capital Securities, LLC (the “Dealer Manager”), an affiliate of the Sponsor, serves as the dealer manager of the Company’s IPO. These related parties receive compensation and fees for services related to the IPO and for the investment and management of the Company’s assets. These entities receive fees during the offering, acquisition, operational and liquidation stages (see Note 10 — Related Party Transactions and Arrangements).

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 2 — Summary of Significant Accounting Policies

The Company’s significant accounting policies are described in Note 2 to the financial statements for the year ended December 31, 2010, which are included in the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2011. There have been no significant changes to these policies during the six months ended June 30, 2011 other than the updates described below.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued guidance that expands the existing disclosure requirements for fair value measurements, primarily for Level 3 measurements, which are measurements based on unobservable inputs such as the Company’s own data. This guidance is largely consistent with current fair value measurement principles with few exceptions that do not result in a change in general practice. The guidance will be applied prospectively and will be effective for interim and annual reporting periods ending after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

In June 2011, the FASB issued guidance requiring entities to present items of net income and other comprehensive income either in one continuous statement — referred to as the statement of comprehensive income — or in two separate, but consecutive, statements of net income and other comprehensive income. The new guidance does not change which components of comprehensive income are recognized in net income or other comprehensive income, or when an item of other comprehensive income must be reclassified to net income. The guidance will be applied prospectively and will be effective for interim and annual reporting periods ending after December 15, 2011. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations but will change the location of the presentation of other comprehensive income to more closely associate the disclosure with net income.

Note 3 — Real Estate Investments

The following table presents the allocation of the assets acquired and liabilities assumed during the periods presented (amounts in thousands):

	Three and Six Months Ended June 30, 2011	Three and Six Months Ended June 30, 2010
Real estate investments, at cost:
Land	$2,753	$11,243
Buildings, fixtures and improvements	7,390	21,343
Total tangible assets	10,143	32,586
Acquired intangibles:
In-place leases	1,424	1,426
Below-market lease liabilities	—	(588)
Total acquired intangibles	1,424	838
Total assets acquired, net	11,567	33,424
Mortgage notes payable	(6,250)	(14,221)
Due to seller	—	(668)
Cash paid for acquired real estate investments	$5,317	$18,535
Number of properties purchased	2	1

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 3 — Real Estate Investments  – (continued)

The Company acquires and operates commercial properties. All such properties may be acquired and operated by the Company alone or jointly with another party. Buildings, fixtures and improvements may be provisionally allocated pending receipt of the cost segregation analysis on such assets being prepared by a third-party specialist. The Company’s portfolio of real estate properties is comprised of the following properties as of June 30, 2011 (net operating income and base purchase price in thousands):

Portfolio Property	Acquisition Date	Number of Properties	Square Feet	Occupancy	Remaining Lease Term(1)	Net Operating Income(2)	Base Purchase Price(3)	Capitalization Rate(4)	Annualized Rental Income(5) per Square Foot
Interior Design Building	Jun. 2010	1	81,082	85.9%	3.3	$2,127	$32,250	6.6%	$38.64
Bleecker Street(6)	Dec. 2010	5	9,724	100.0%	8.7	2,453	34,000	7.2%	262.65
Foot Locker	Apr. 2011	1	6,118	100.0%	14.6	455	6,167	7.4%	74.37
Regal Parking Garage	Jun. 2011	1	12,856	100.0%	23.1	405	5,400	7.5%	31.50
		8	109,780	89.6%	7.7	$5,440	$77,817	7.0%	$62.08

(1)	Remaining lease term in years as of June 30, 2011, calculated on a weighted-average basis.
(2)	Annualized net operating income for the six months ended June 30, 2011 for the leases in place in the property portfolio. Net operating income is rental income on a straight-line basis, which include tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.
(3)	Contract purchase price, excluding acquisition related costs.
(4)	Net operating income divided by base purchase price.
(5)	Annualized rental income as of June 30, 2011 for the property portfolio on a straight-line basis, which includes tenant concessions such as free rent, as applicable.
(6)	Non-controlling interest holders contributed $13.0 million to purchase this portfolio.

The following table presents pro forma information as if the acquisitions during the six months ended June 30, 2011 had been consummated on January 1, 2011 and as if acquisitions during the six months ended June 30, 2010 had been consummated on January 1, 2010 (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Pro forma revenues	$1,903	$991	$3,785	$1,983
Pro forma net income (loss)	(684)	5	(953)	129
Net income to non-controlling interest	(55)	—	(102)	—
Net income (loss)	(739)	5	(1,055)	129
Less: distributions declared on Preferred Shares	(353)	(151)	(702)	(165)
Net loss attributable to stockholders	$(1,092)	$(146)	$(1,757)	$(36)
Basic and diluted net loss per share	$(0.86)	NM	$(1.93)	NM

NM — not meaningful

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 3 — Real Estate Investments  – (continued)

The following table presents future minimum base rent cash payments due to the Company subsequent to June 30, 2011. These amounts exclude contingent rental payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items (amounts in thousands):

Future Minimum Base Rent Payments
July 1, 2011 – December 31, 2011	$2,727
2012	4,874
2013	4,956
2014	4,805
2015	4,446
Thereafter	25,602
$47,410

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all portfolio properties on a straight-line basis as of June 30, 2011 and 2010:

	Tenant	June 30,
Property Portfolio		2011	2010
Bleecker Street	Burberry Limited	16.9%	—
Bleecker Street	Michael Kors Stores, LLC	10.2%	—
Interior Design Building	Rosselli 61st Street, LLC	*	19.8%
Interior Design Building	Bunny Williams Incorporated	*	13.9%
Interior Design Building	AP Antiques Corp.	*	13.7%
Interior Design Building	Doris Leslie Blau, Ltd.	*	11.3%

*	Tenant’s annualized rental income on a straight-line basis was not greater than 10% of total annualized rental income for all portfolio properties as of the period specified.

The termination, delinquency or non-renewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of June 30, 2011 and 2010.

Note 4 — Notes Payable

As part of the acquisition of the Interior Design Building the Company entered into note agreements totaling $8.9 million with two unaffiliated third party investors. The notes each have an annual interest rate of 9.0%. The repayment of the notes require a 1% exit fee based on the original note proceeds payable upon the maturities of the respective notes and are pre-payable at any time. In 2010, the terms of the notes were modified from a maturity date of January 1, 2011 to pay interest-only on a monthly basis and to repay the remaining principal balance upon maturity on June 30, 2012. The note holders had the option, but did not elect to demand payment of 50% of the principal balance on July 15, 2011. As of June 30, 2011 and December 31, 2010, $5.9 million of the notes payable was outstanding.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 5 — Mortgage Notes Payable

The Company’s mortgage notes payable as of June 30, 2011 and December 31, 2010 consist of the following (dollar amounts in thousands):

	Encumbered Properties	Outstanding Loan Amount		Effective Interest Rate	Interest Rate	Maturity
Portfolio		June 30, 2011	December 31, 2010
Interior Design Building(1)	1	$13,942	$14,085	6.3%	Fixed	Nov. 2012
Bleecker Street(2)	5	21,300	21,300	4.3%	Fixed	Dec. 2015
Foot Locker	1	3,250	—	4.6%	Fixed	Jun. 2016
Regal Parking Garage	1	3,000	—	4.5%	Fixed	Jul. 2016
	8	$41,492	$35,385	5.0%

(1)	The mortgage is guaranteed by certain officers of the Company and the Company has entered into an agreement with these officers pursuant to which the Company has agreed to be responsible for any amounts required to be paid by them under the guaranty.
(2)	The mortgage is guaranteed by an affiliate, American Realty Capital Trust, Inc., until such time as the Company reaches a net worth of $40.0 million. This affiliate has as a non-controlling interest in Bleecker Street through its initial investment of $12.0 million in connection with the purchase of this portfolio. Thereafter, this minimum net worth must be maintained by the Company to remain in compliance with the debt covenants under the mortgage agreement.

The Company’s sources of secured financing generally require financial covenants, including restrictions on corporate guarantees, the maintenance of certain financial ratios (such as specified equity and debt service coverage ratios) as well as the maintenance of minimum net worth. As of June 30, 2011, the Company was in compliance with the debt covenants under the mortgage note agreements.

The following table summarizes the scheduled aggregate principal repayments subsequent to June 30, 2011 (amounts in thousands):

Total
July 1, 2011 – December 31, 2011	$145
2012	13,797
2013	—
2014	—
2015	21,300
Thereafter	6,250
Total	$41,492

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 6 — Fair Value of Financial Instruments

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The fair value of short-term financial instruments such as cash and cash equivalents, restricted cash, other receivables, due to affiliates, notes payable, accounts payable, accrued expenses and distributions payable approximates their carrying value on the consolidated balance sheet due to their short-term nature. The fair values of the Company’s financial instruments that are not reported at fair value on the consolidated balance sheet are reported below (amounts in thousands):

	Carrying Amount at June 30, 2011	Fair Value at June 30, 2011	Carrying Amount at December 31, 2010	Fair Value at December 31, 2010
Mortgage notes payable	$41,492	$41,818	$35,385	$35,385

The fair value of the mortgage notes payable are estimated using a discounted cash flow analysis, based on the Company’s current borrowing rates for similar types of borrowing arrangements.

Note 7 — Convertible Preferred Stock

In December 2009, the Company commenced its Preferred Offering to qualified investors under Rule 506 of Regulation D of the Securities Act of 1933. The Company sold approximately 2.0 million Preferred Shares for gross proceeds of $17.0 million. Upon the commencement of the Company’s IPO on September 2, 2010 the Preferred Offering was terminated (the “Final Closing”). The Preferred Shares rank senior to all other shares of the Company’s capital stock, including its common stock, with respect to dividends and payments and distribution of assets upon liquidation.

The Preferred Shares have a liquidation preference of $9.00 per Preferred Share regardless of the purchase price paid. From the date an investor was issued Preferred Shares, the Company has been paying cumulative dividends on the Preferred Shares monthly in arrears at the annualized rate of 8.00% on the liquidation preference (resulting in a dividend rate of 8.23% of the purchase price if the purchase price was $8.75 and a dividend rate of 8.47% of the purchase price if the purchase price was $8.50).

Conversion Rights.  The Preferred Shares are convertible in whole or in part into shares of common stock at any time and from time to time after September 2, 2011, the first anniversary of the Final Closing, at the option of the holder, on a one-for-one basis (as adjusted for any stock split, stock combination, reverse stock split, reclassification or similar transaction).

Redemption or Conversion at the Option of the Company.  At the option of the Company, any time after September 2, 2011, the one year anniversary of the Final Closing, (i) the Preferred Shares are redeemable, in whole or in part, for cash at a redemption price equal to the purchase price paid by a holder plus accrued and unpaid dividends to and including the date of redemption, and/or (ii) the Company can require that the Preferred Shares be converted, in whole or in part, into common stock on a one-for-one basis (and will pay the holder an amount equal to any accrued and unpaid dividends to and including the date of conversion on the Preferred Shares converted).

If the Company calls the Preferred Shares for redemption for cash, the holders will have the option to convert the Preferred Shares into common stock at any time prior to the redemption date.

Mandatory Redemption.  On the third anniversary of the date of the Final Closing, the Company, at its option, either shall redeem all the Preferred Shares for cash or convert all the Preferred Shares into shares of common stock at the redemption price or conversion price set forth in the paragraph above entitled “Redemption or Conversion at the Option of the Company.”

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 7 — Convertible Preferred Stock  – (continued)

Because the terms of the Preferred Shares allow the Company to either convert the shares to common stock at a fixed rate or redeem the shares for cash, also at a fixed amount, and the holder of the Preferred Shares only has the right to convert the Preferred Shares to common stock at a fixed redemption rate and does not, except in the case of death or disability of the holder, have the right to redeem the stock for cash, the Preferred Shares are included as a separate component of equity in the Company’s balance sheet. The Company’s obligation to redeem any of the Preferred Shares is limited to the extent that the Company has sufficient funds available as determined by the Company’s board of directors.

Note 8 — Common Stock

On September 2, 2010, the Company’s IPO became effective. As of June 30, 2011 and December 31, 2010, the Company had 1.7 million and 0.3 million shares of common stock outstanding for gross proceeds of $16.2 million and $3.1 million, respectively.

In September 2010, the Company’s board of directors declared a distribution rate equal to a 6.05% annualized rate based on the common share price of $10.00, commencing December 1, 2010. The distributions are paid by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The distribution will be calculated based on stockholders of record each day during the applicable period at a per share rate of $0.00165753424 per day.

Note 9 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the consolidated results of operations.

Note 10 — Related Party Transactions and Arrangements

New York Recovery Special Limited Partnership, LLC, an entity wholly-owned by the Sponsor, owned 20,000 shares of the Company’s outstanding common stock as of June 30, 2011 and December 31, 2010. The Advisor and its affiliates receive compensation and reimbursement for services provided in connection with the IPO and Preferred Offering as well as the investment and management of the Company’s assets. The Advisor and its affiliates may incur and pay costs and fees on behalf of the Company. All organization and offering costs incurred by the Company or its affiliated entities on behalf of the Company are reflected in the accompanying balance sheets. The Company had a receivable from affiliates of $0.1 million and $0.3 million at June 30, 2011 and December 31, 2010, respectively. The Company had accrued expenses payable to the Advisor and the Dealer Manager related to the sale of Preferred Shares and common stock of $0.8 million and $0.7 million at June 30, 2011 and December 31, 2010, respectively, for services relating to the IPO and offering and other costs paid on behalf of the Company. The Company is responsible for offering and other costs related to its ongoing offering up to a maximum of 1.5% of gross proceeds received from the IPO, excluding commissions and dealer manager fees.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 10 — Related Party Transactions and Arrangements  – (continued)

Fees Paid in Connection with the Preferred Offering and the IPO

The Dealer Manager and the Sponsor receive fees and compensation in connection with the sale of the Company’s Preferred Shares (see Note 7 — Convertible Preferred Stock) and the sale of the Company’s common stock. The Dealer Manager receives a selling commission of up to 7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Dealer Manager receives up to 3.0% of the gross proceeds from the sale of Preferred Shares and common stock, before reallowance to participating broker-dealers, as a dealer-manager fee. The Dealer Manager may reallow its dealer-manager fee to such participating broker-dealers, based on such factors as the volume of shares sold by respective participating broker-dealers and marketing support incurred as compared to those of other participating broker-dealers.

The following table details the results of the above activities (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Total commissions paid to Dealer Manager	$705	$929	$1,219	$1,265
Less:
Commissions to participating broker dealers	(469)	(741)	(830)	(910)
Reallowance to participating broker dealers	(39)	(58)	(59)	(82)
Net to Dealer Manager(1)	$197	$130	$330	$273
Fees and expense reimbursements incurred from Advisor	$336	$105	$1,158	$161

(1)	The Dealer Manager is responsible for commission payments due to their employees as well as its general overhead and various selling related expenses.

Fees Paid in Connection With the Operations of the Company

The Advisor receives an acquisition fee of 1.0% of the contract purchase price of each acquired property and is reimbursed for acquisition costs incurred in the process of acquiring properties in an amount not to exceed 0.5% of the contract purchase price. In no event will the total of all acquisition and advisory fees and acquisition expenses payable with respect to a particular investment exceed 4.5% of the contract purchase price.

The Company will pay the Advisor an annual fee of up to 0.75% of the contract purchase price of each property plus costs and expenses incurred by the Advisor in providing asset management services, payable monthly, based on assets held by the Company on the measurement date, adjusted for appropriate closing dates for individual property acquisitions. Such asset management fee shall be payable, at the discretion of the Company’s board, in cash, common stock or restricted stock grants, or any combination thereof. In addition, on a prospective basis, the Company’s board of directors, subject to the Advisor’s approval, may elect to issue performance based restricted shares in lieu of cash for any then unpaid amount of the asset management fee, in an amount not to exceed the limit for the asset management fee set forth in the advisory agreement. The asset management fee will be reduced to the extent that the Company’s funds from operations, as adjusted, during the six months ending on the last calendar quarter immediately preceding the date the asset management fee is payable is less than the distributions declared with respect to such six month period.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 10 — Related Party Transactions and Arrangements  – (continued)

Unless the Company contracts with a third party, the Company will pay to an affiliate of the Advisor a property management fee of up to 4% of gross revenues from the Company’s multi-tenant properties. The Company will also reimburse the affiliate for property level expenses. The Advisor or an affiliate may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If the Company contracts directly with third parties for such services, the Company will pay them customary market fees and will pay the affiliated Property Manager, an oversight fee equal to 1.0% of the gross revenues of the property managed.

The Company may reimburse the Advisor’s costs of providing administrative services, subject to the limitation that it will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2% of average invested assets, or (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions. No reimbursement was paid to the Advisor for providing administrative services for the three and six months ended June 30, 2011 or 2010.

If the Company’s Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing, subject to certain limitations.

The following tables detail amounts paid and reimbursed to affiliates and amounts contractually due and forgiven in connection with the operations related services described above for the three and six months ended June 30, 2011 and 2010 (amounts in thousands):

	Three Months Ended June 30,
	2011		2010
	Paid	Forgiven	Paid	Forgiven
One-time fees:
Acquisition fees and related cost reimbursements	$191	$—	$490	$—
Financing coordination fees	47	—	107	—
Ongoing fees:
Asset management fees(1)	—	133	—	6
Property management and leasing fees	—	40	—	1
Total related party operational fees and reimbursements	$238	$173	$597	$7

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 10 — Related Party Transactions and Arrangements  – (continued)

	Six Months Ended June 30,
	2011		2010
	Paid	Forgiven	Paid	Forgiven
One-time fees:
Acquisition fees and related cost reimbursements	$191	$—	$490	$—
Financing coordination fees	47	—	107	—
Ongoing fees:
Asset management fees(1)	—	256	—	6
Property management and leasing fees	—	77	—	1
Total related party operational fees and reimbursements	$238	$333	$597	$7

(1)	These fees have been waived. However, the Company’s board of directors may elect, subject to the Advisor’s approval, on a prospective basis, to pay future asset management fees in the form of performance-based restricted shares.

In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor agreed to waive certain fees including asset management and property management fees. The asset management fee will be reduced to the extent that the Company’s funds from operations, as adjusted, during the six months ending on the last calendar quarter immediately preceding the date the asset management fee is payable is less than the distributions declared with respect to such six month period. Because the Advisor waived certain fees, cash flow from operations that would have been paid to the Advisor was available to pay distributions to stockholders. The fees that were forgiven are not deferrals and accordingly, will not be paid to the Advisor in cash. In certain instances, to improve the Company’s working capital, the Advisor may elect to absorb a portion of the Company’s general and administrative costs. Additionally, the Advisor at its election may contribute capital to enhance the Company’s cash position for working capital and distribution purposes. Any contributed capital amounts are not reimbursable to the Advisor. Further, any capital contributions are made without any corresponding issuance of common or preferred shares.

As the Company’s real estate portfolio matures, the Company expects cash flows from operations (reported in accordance with U.S. GAAP) to cover a more significant portion of distributions and over time to cover the entire distribution. As the cash flows from operations become more significant, the Advisor may discontinue its past practice of forgiving fees and may charge the full fee owed to it in accordance with the Company’s agreements with the Advisor.

Fees Paid in Connection with the Liquidation or Listing of the Company’s Real Estate Assets

The Company will pay a brokerage commission on the sale of property, not to exceed the lesser of 2% of the contract sale price of the property and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. No such fees were incurred or paid for the three or six months ended June 30, 2011 or 2010.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 10 — Related Party Transactions and Arrangements  – (continued)

The Company will pay a subordinated participation in the net sales proceeds of the sale of real estate assets of 15% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of a 6% cumulative, pre-tax non-compounded return on the capital contributed by investors. The Company cannot assure that it will provide this 6% return but the Advisor will not be entitled to the subordinated participation in net sale proceeds unless the Company’s investors have received a 6% cumulative non-compounded return on their capital contributions. No such fees were incurred or paid for the three or six months ended June 30, 2011 or 2010.

The Company will pay a subordinated incentive listing distribution of 15% of the amount by which the adjusted market value of real estate assets plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors. The Company cannot assure that it will provide this 6% return but the Advisor will not be entitled to the subordinated incentive listing fee unless investors have received a 6% cumulative, pre-tax non-compounded return on their capital contributions. No such fees were incurred or paid for the three or six months ended June 30, 2011 or 2010.

Note 11 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 12 — Share-Based Compensation

Stock Option Plan

The Company has a stock option plan (the “Plan”) which authorizes the grant of nonqualified stock options to the Company’s independent directors, officers, advisors, consultants and other personnel, subject to the absolute discretion of the board of directors and the applicable limitations of the Plan. The exercise price for all stock options granted under the Plan will be fixed at $10.00 per share until the termination of the IPO, and thereafter the exercise price for stock options granted to the independent directors will be equal to the fair market value of a share on the last business day preceding the annual meeting of stockholders. Upon a change in control, unvested options will become fully vested and any performance conditions imposed with respect to the option will be deemed to be fully achieved. A total of 500,000 shares have been authorized and reserved for issuance under the Plan. As of June 30, 2011 and December 31, 2010, no stock options were issued under the Plan.

Restricted Share Plan

The Company has an employee and director incentive restricted share plan (the “RSP”) that provides for the automatic grant of 3,000 restricted shares of common stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 12 — Share-Based Compensation  – (continued)

the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of common shares granted under the RSP shall not exceed 5.0% of the Company’s outstanding shares on a fully-diluted basis at any time.

Restricted share awards entitle the recipient to receive common shares from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in common shares shall be subject to the same restrictions as the underlying restricted shares. In September 2010, 9,000 shares were issued to independent directors under the RSP at a fair value of $10.00 per share. The fair value of the shares will be expensed over the vesting period of five years. Compensation expense related to restricted stock was approximately $5,000 and $9,000 for the three and six months ended June 30, 2011, respectively. There was no compensation expense related to restricted stock for the three or six months ended June 30, 2010.

Note 13 — Net Loss Per Share

The following is a summary of the basic and diluted net loss per share computation for the three and six months ended June 30, 2011 and 2010 (net loss in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net loss	$(810)	$(58)	$(1,150)	$(62)
Less: distributions declared on Preferred Shares	(353)	—	(702)	—
Net loss available to common stockholders	$(1,163)	$(58)	$(1,852)	$(62)
Weighted average common shares outstanding	1,273,624	20,000	910,491	20,000
Net loss per share, basic and diluted	$(0.91)	NM	$(2.03)	NM

NM — not meaningful

There were no distributions paid on unvested restricted stock during the three or six months ended June 30, 2011 and 2010. Diluted net loss per share assumes the conversion of all common share equivalents into an equivalent number of common shares, unless the effect is antidilutive. The Company considers stock options, unvested restricted stock and Preferred Shares to be common share equivalents. The following common share equivalents as of June 30, 2011 and 2010 were excluded from diluted loss per share computations as their effect would have been antidilutive for the three and six months ended June 30, 2011 and 2010:

	June 30,
	2011	2010
Unvested restricted stock	9,000	—
Preferred Shares	1,966,376	1,243,339

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Note 14 — Non-controlling Interests

The Company is the controlling member of the limited liability company that owns the Bleecker Street properties, acquired in December 2010, with an unrelated third-party and an affiliate, American Realty Capital Operating Partnership, L.P. The unrelated third party affiliate does not have voting rights under this agreement.

The non-controlling members’ aggregate investment of $13.0 million is included in non-controlling interests on the accompanying consolidated balance sheets. This investment will be reduced by the monthly distributions received by each non-controlling member. There were $0.2 million and $0.5 million of distributions to non-controlling members during the three and six months ended June 30, 2011, respectively. The non-controlling members’ share of income and losses of a weighted average 6.99%, in aggregate, excluding depreciation and amortization as specified in the limited liability company agreement, are also recorded to non-controlling interest on the accompanying consolidated balance sheets and consolidated statements of operations.

The Company may elect to purchase the affiliate’s interest and the third party’s interest in Bleecker Street at any time and only after December 1, 2013, respectively. Under this election, the purchase price is the member’s initial capital contribution and any unpaid distributions or, if the Company is simultaneously selling its interest to a third party, the purchase price is the member’s pro-rata share of Bleecker Street based on its cumulative capital contribution.

If a sale of Bleecker Street occurs before the Company elects to purchase the non-controlling members’ interest, all net profits or losses derived from the sale shall be distributed to all members pro-rata, based on their cumulative capital contributions. If a sale of Bleecker Street occurs after December 1, 2013, or the date the Company elects to purchase the non-controlling members’ interest, then the Company receives all net profits or losses derived from the sale.

Note 15 — Subsequent Events

The Company has evaluated subsequent events through the filing of its quarterly report on Form 10-Q for the three and six months ended June 30, 2011 filed on August 12, 2011, and determined that there have not been any events that have occurred that would require adjustments to disclosures in the consolidated financial statements except for the following transactions:

Sales of Common Stock

As of July 31, 2011, the Company had approximately 2.0 million shares of common stock outstanding, including unvested restricted shares and shares issued under the DRIP. Total gross proceeds from these issuances were $19.1 million. As of July 31, 2011, the aggregate value of all share issuances was $19.5 million based on a per share value of $10.00 (or $9.50 per share for shares issued under the DRIP).

Total capital raised to date is as follows (amounts in thousands):

Source of Capital	Inception to June 30, 2011	July 1 to July 31, 2011	Total
Common shares	$16,230	$2,904	$19,134
Preferred Shares	16,954	—	16,954
Contributions from non-controlling interest holders	13,000	—	13,000
	$46,184	$2,904	$49,088

APPENDIX A — PRIOR PERFORMANCE TABLES

The tables below provide summarized information concerning other programs sponsored or co-sponsored by the American Realty Capital group of companies, including American Realty Capital Trust, Inc. and Phillips Edison — ARC Shopping Center REIT Inc., each American Realty Capital-sponsored or co-sponsored publicly registered REITs, the private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC ARC Income Properties IV, LLC and ARC Growth Fund, LLC. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsors and their affiliates. We do not believe that our affiliated programs currently in existence are in direct competition with our investment objectives. American Realty Capital Trust, Inc. and the private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are net lease programs focused on providing current income through the payment of cash distributions, while ARC Growth Fund, LLC was formed to acquire vacant bank branch properties and opportunistically sell such properties and Phillips Edison — ARC Shopping Center REIT Inc. was formed to acquire necessity-based neighborhood and community shopping centers throughout the United States. The investment objectives of these affiliated programs differ from our investment objectives, which aim to acquire high-quality commercial real estate in the New York MSA, and, in particular, in New York City and maximize total returns through a combination of realized appreciation and current income. For additional information see the section entitled “Prior Performance Summary.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds for (i) American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through December 31, 2010, and (ii) Phillips Edison — ARC Shopping Center REIT, Inc. as of and for the period from its inception on October 13, 2009 through December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied and the timing and length of this offering. Proceeds raised by each of American Realty Capital Trust, Inc. and Phillips Edison — ARC Shopping Center REIT, Inc. have been invested over time as investment opportunities have arisen and no specific time period has been set for the investment of 90% of the funds. American Realty Capital Trust, Inc. is an ongoing offering through the earlier of July 24, 2011 or the date the SEC declares the registration statement for American Realty Capital Trust, Inc.’s follow-on offering effective, and proceeds are currently being raised through the offering period.

	American Realty Capital Trust Inc.			Phillips Edison — ARC Shopping Center REIT, Inc.
(dollars in thousands)			Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised
	(dollars in thousands)			(dollars in thousands)
Dollar amount offered	$1,500,000			$1,500,000
Dollar amount raised	603,399			6,400
Dollar amount raised from non-public program and private investments	37,460	(1)		—
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 of common stock(2)	200			200
Total dollar amount raised(3)	$641,059		100.00%	$6,600	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$53,466		8.34%	$—	0.00%
Organizational expenses	20,198		3.15%	183	2.77%
Other	—		0.00%	—	0.00%
Reserves	—		0.00%	—	0.00%
Available for investment	$567,395		88.51%	$6,417	97.23%
Acquisition costs:
Prepaid items related to purchase of property	$—		0.00%	$—	0.00%
Cash down payment	501,974	(4)	78.30%	5,782	87.61%
Acquisition fees	16,897		2.64%	467	7.08%
Other	—		0.00%	—	0.00%
Total acquisition costs	$518,871		80.94%	$6,249	94.68%
Percentage leverage (mortgage financing divided by total acquisition costs)	72.7	%(5)		71.0%
Date offering began	3/18/2008			8/12/2010
Number of offerings in the year	1			1
Length of offerings (in months)	39			36
Months to invest 90% of amount available for investment (from beginning of the offering)(6)	NA			NA

(1)	American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in nine separate arrangements. The total amount contributed in these arrangements was $24.5 million. In addition, $13.0 million was raised in a private offering of debt securities through ARC Income Properties II, LLC.

The structure of these arrangements and program is such that they are required to be consolidated with the results of American Realty Capital Trust, Inc. and therefore are included with this program. ARC Income Properties II, LLC. is also included as a stand-alone program and is included separately in information about private programs.
(2)	Represents initial capitalization of the company by the sponsor and was prior to the effectiveness of the common stock offering.
(3)	Offerings are not yet completed, funds are still being raised.
(4)	Includes $12.0 million investment made in joint venture with ARC New York Recovery REIT, Inc. for the purchase of real estate.
(5)	Total acquisition costs of the properties exclude $377.2 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $872.3 million. The leverage ratio was 42.7% at December 31, 2010.
(6)	As of December 31, 2010 these offerings are still in the investment period and have not invested 90% of the amount offered. Assets are acquired as equity becomes available.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS
FOR NON-PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds in ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2010, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2010, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2010, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010, and ARC Growth Fund, LLC from its inception on July 24, 2008 to December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties, III, LLC			ARC Income Properties, IV, LLC			ARC Growth Fund, LLC
(dollars in thousands)			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised
Dollar amount offered	$19,537			$13,000			$11,243			$5,350			$7,850
Dollar amount raised	19,537			13,000			11,243			5,215			5,275
Dollar amount contributed from sponsor and affiliates(1)	1,975			—			—			—			2,575
Total dollar amount raised	$21,512		100.00%	$13,000		100.00%	$11,243		100.00%	$5,215		100.00%	$7,850		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323		2.48%	$666		5.92%	$397		7.61%	$—		0.00%
Organizational expenses	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Available for investment	$20,316		94.44%	$12,677		97.52%	$10,577		94.08%	$4,818		92.39%	$7,850		100.00%
Acquisition costs:
Prepaid items and fees related to purchased property	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%
Cash down payment	11,302		52.54%	9,086		69.89%	9,895		88.01%	4,780		91.66%	5,440		69.30%
Acquisition fees	7,693		35.76%	2,328		17.91%	682		6.07%	—		0.00%	2,410		30.70%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Total acquisition costs	$18,995	(2)	88.30%	$11,414	(3)	87.80%	$10,577	(4)	94.08%	$4,780	(5)	91.66%	$7,850	(6)	100.00%
Percentage leverage (mortgage financing divided by total acquisition costs)	434.97%			292.61%			141.19%			344.35%			253.20%
Date offering began	6/05/2008			8/12/2008			9/29/2009			6/23/2011			7/24/2008
Number of offerings in the year	1			1			1			1			1
Length of offerings (in months)	7			4			3			4			1
Months to invest 90% of amount available for investment (from the beginning of the offering)	7			4			3			4			1

(1)	Includes separate investment contributed by sponsor and affiliates for purchase of portfolio properties and related expenses.
(2)	Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010.
(3)	Total acquisition costs of properties exclude $33.4 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 60.1% at December 31, 2010.

(4)	Total acquisition costs of properties exclude $14.9 million purchased with mortgage financing and $3.5 million related to a final purchase price adjustment which was initially held in escrow until conditions for its release were satisfied in 2010. Including borrowings, the total acquisition purchase price was $25.9 million. The leverage ratio was 59.2% at December 31, 2010.
(5)	Total acquisition costs of properties exclude a $16.5 million purchased with assumed mortgage financing. Including borrowings, the total acquisition purchase price was $21.2 million. The leverage ratio was 77.5% at December 31, 2010.
(6)	Total acquisition costs of properties exclude a $20.0 million purchased with assumed mortgage financing. Including borrowings and $36.3 million purchased with proceeds from the sale of properties, the total acquisition purchase price was $63.6 million. The program was concluded at December 31, 2010.

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates by (i) American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through December 31, 2010, and (ii) Phillips Edison — ARC Shopping Center REIT Inc. as of and for the period from its inception on October 13, 2009 through December 31, 2010.

(dollars in thousands)	American Realty Capital Trust, Inc.		Phillips Edison — ARC Shopping Center REIT Inc.
Date offering commenced	3/18/2008		8/12/2010
Dollar amount raised	$641,059	(1)	$6,600
Amount paid to sponsor from proceeds of offering
Underwriting fees	$53,466		$—
Acquisition fees:
Real estate commissions	$—		$—
Advisory fees – acquisition fees	$8,672		$—
Other – organizational and offering costs	$9,995		$—
Other – financing coordination fees	$4,690		$—
Other – acquisition expense reimbursements	$3,692		$—
Dollar amount of cash generated from operations before deducting payments to sponsor	$11,351		$201
Actual amount paid to sponsor from operations:
Property management fees	$—		$—
Partnership management fees	—		—
Reimbursements	—		87
Leasing commissions	—		—
Other (asset management fees)	$1,499		$—
Total amount paid to sponsor from operations	$1,499		$87
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$860		$—
Notes	$—		$—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$26		$—
Incentive fees	$—		$—
Other – Financing coordination fees	$—		$—

(1)	Includes $603.4 million raised from public program, $37.4 million raised from minority interest investments and private program and $0.2 million raised from sponsor and affiliates.

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates for ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2010, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2010, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2010, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010 and ARC Growth Fund, LLC from its inception on July 24, 2008 to December 31, 2010.

(dollars in thousands)	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Income Properties IV, LLC		ARC Growth Fund, LLC
Date offering commenced	6/05/2008		8/12/2008		9/29/2009		6/23/2011		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(2)	$11,243	(2)	$5,215	(2)	$7,850	(3)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785		$323		$666		$397		$—
Acquisition fees
Real estate commissions	$—		$—		$—		$—		$—
Advisory fees – acquisition fees	$2,959		$423		$662		$—		$1,316
Other – organizational and offering costs	$—		$—		$—		$—		$—
Other – financing coordination fees	$939		$333		$149		$—		$45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(3,091)		$2,291		$(724)		$(691)		$(5,325)
Actual amount paid to sponsor from operations:
Property management fees	$—		$—		$—		$—		$—
Partnership management fees	—		—		—		—		—
Reimbursements	—		—		—		—		—
Leasing commissions	—		—		—		—		—
Other (explain)	—		—		—		—		—
Total amount paid to sponsor from operations	$—		$—		$—		$—		$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—		$—		$—		$—		$13,560
Notes	—		—		—		—		18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—		—		—		—		—
Incentive fees	—		—		—		—		—
Other (disposition fees)	—		—		—		—		1,169
Other (refinancing fees)									39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from sponsor and affiliates.
(2)	Amounts raised from investors.
(3)	Includes $5.2 million raised from investors and $2.6 million raised from the sponsor and affiliates.

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of American Realty Capital Trust, Inc. and Phillips Edison — ARC Shopping Center REIT Inc. as of the dates indicated.

	American Realty Capital Trust, Inc.				Phillips Edison — ARC Shopping Center REIT Inc.
(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009		Year Ended December 31, 2008	Year Ended December 31, 2010	Period From October 13, 2009 (Date of Inception) to December 31, 2009
Gross revenues	$45,233	$15,511		$5,549	$99	$—
Profit (loss) on sales of properties	143	—		—	—	—
Less:
Operating expenses	15,265	1,158		2,002	727	—
Interest expense	18,109	10,352		4,774	38	—
Depreciation	17,280	6,581		2,534	65	—
Amortization	4,374	1,735		522	16	—
Net income (loss) before noncontrolling interests – GAAP Basis	(9,652)	(4,315)		(4,283)	(747)	—
Net income (loss) attributable to noncontrolling interests – GAAP Basis	(181)	49		—	—	—
Net income (loss) GAAP basis	$(9,833)	$(4,266)		$(4,283)	$(747)	$—
Taxable income (loss)
From operations	$(9,976)	$(4,266)		$(4,283)	$(380)	$—
From gain (loss) on sale	143	—		—	—	—
Cash generated from (used by) operations	9,864 (1)	$(2,526	)(1)	$4,013 (1)	201	—
Cash generated from sales	900	—		—	—	—
Cash generated from refinancing	—	—		—	—	—
Cash generated from operations, sales and refinancing	$10,764	$(2,526)		$4,013	$201	$—
Less: Cash distribution to investors
From operating cash flow	9,864	$1,818		$296	—	—
From sales and refinancing	900	—		—	—	—
From other	647 (2)	70	(2)	—	—	—
Cash generated after cash distributions	$(647)	$(4,414)		$3,717	$201	$—
Less: Special items					—	—
Cash generated after cash distributions and special items	$(647)	$(4,414)		$3,717	$201	$—
Tax and distribution data per $1,000 invested
Federal income tax results:(3)(4)
Ordinary income (loss)
from operations	$—	$(22.75)		$(0.33)	$(0.06)	$—
from recapture	—	—		—	—	—
Capital gain (loss)	—	—		—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	—	—		—	—	—
Return of capital	$—	$(13.06)		$1.22	$—	$—
Source (on GAAP basis)
Sales	—	—		—	—	—
Refinancing	—	—		—	—	—
Operations	$—	$12.57		$1.22	$—	$—
Other	—	—		—	—	—

(1)	Includes cash paid for interest.
(2)	Distributions paid from proceeds from the sale of common stock. From inception to December 31, 2010, total cash provided by operations on a cumulative basis exceeded our distributions to investors.
(3)	Based on amounts raised as of the end of each period.
(4)	Federal tax results for the year ended December 31, 2010 is not available as of the date of this filing.

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC and ARC Growth Fund, LLC as of the dates indicated.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties III, LLC		ARC Income Properties IV, LLC	ARC Growth Fund, LLC
(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Period from June 23, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 24, 2008 to December 31, 2008
Gross revenues	$7,008	$5,347	$1,341	$3,507	$3,423	$337	$2,237	$341	$94	$95	$185	$8
Profit (loss) on sales of properties				143						(251)	(4,682)	9,746
Less:
Operating expenses	320	2,847	5	113	7	—	36	918	489	234	528	2,004
Interest expense	6,525	4,993	688	2,151	2,161	162	1,359	186	100	—	1,494	597
Interest expense – investors notes	1,935	1,583	381	1,167	1,024	11	986	201	90	—	—	—
Depreciation	3,519	2,676	909	1,748	1,758	200	642	127	54	195	592	344
Amortization	976	886	—	663	670	—	249	42	18	—	—	—
Net income – GAAP Basis	$(6,267)	$(7,638)	$(642)	$(2,192)	$(2,197)	$(36)	$(1,035)	$(1,133)	$(657)	$(585)	$(7,111)	$6,809
Taxable income (loss)
From operations	$(6,267)	$(7,638)	$(642)	$(2,335)	$(2,197)	$(36)	$(1,035)	$(1,133)	$(443)	$(334)	$(2,429)	$(2,937)
From gain (loss) on sale	$—	$—	$—	$143	$—	$—	$—	$—	$—	$(251)	$(4,682)	$9,746
Cash generated from (used by) operations(1)	$(1,896)	$(2,349)	$1,154	$560	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(1,769)	$(3,226)
Cash generated from sales	—	—	—	246	—	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from operations, sales and refinancing	(1,896)	(2,349)	1,154	806	(2,282)	4,013	(33)	(691)	(691)	(330)	(2,216)	7,932
Less: Cash interest payments made to investors
From operating cash flow	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From sales and refinancing	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cash generated after cash distributions	$(1,896)	$(2,349)	$1,154	$806	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(1,896)	$(2,349)	$1,154	$806	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(2,216)	$7,932

(1)	Includes cash paid for interest including interest payments to investors

Non-public programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for these programs are not presented.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE.

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

Table IV summarizes the results of ARC Growth Fund, LLC, a completed program of our sponsor as of December 31, 2010.

(dollars in thousands) Program name	ARC Growth Fund, LLC
Dollar amount raised	$7,850
Number of properties purchased	52
Date of closing of offering	July 2008
Date of first sale of property	July 2008
Date of final sale of property	December 2010
Tax and distribution data per $1,000 investment through 12/31/2010	(1)
Federal income tax results	$—
Ordinary income (loss)	$—
- From operations	$—
- From recapture	$—
Capital gain (loss)	$—
Deferred gain	$—
Capital	$—
Ordinary	$—
Cash distributions to investors
Source (on GAAP basis)
- Investment income	$—
- Return of capital	$7,226
Source (on cash basis)
- Sales	$7,226
- Refinancing	$—
- Operations	$—
- Other	$—
Receivable on net purchase money financing	$—

(1)	Programs is combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for this program is not presented.

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

Table V summarizes the sales or disposals of properties by (i) American Realty Capital Trust, Inc. as of December 31, 2010, and (ii) Phillips Edison — ARC Shopping Center REIT Inc. as of December 31, 2010.

(dollars in thousands)

	Date Acquired	Date of Sale	Selling Price, Net of Closing costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of Property Operating Cash Receipts Over Cash Expenditures(5)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program(1)	Adjustments resulting from application of GAAP (2)	Total(3)	Original Mortgage Financing	Total acquisition cost, capital improvement, closing and soft costs(4)	Total
American Realty Capital Trust, Inc.:
PNC Bank Branch – New Jersey	November-08	September-10	$388	$512	$—	$—	$900	$512	$187	$699	$7,183
Phillips Edison – ARC Shopping Center REIT Inc.: Not applicable

(1)	No purchase money mortgages were taken back by program.
(2)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(4)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(5)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs having similar investment objectives to ours. All figures below are through December 31, 2010.

	Date Acquired	Date of Sale	Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs				Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
(dollars in thousands) Property			Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing		Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total
ARC Income Properties II, LLC.:
PNC Bank Branch – New Jersey	November-08	September-10	$388	$512	$—	$—	$900		$512	$187	$699	$7,183
Growth Fund, LLC:
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$		$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434		—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748		1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792		539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359		582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358		—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067		929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434		—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727		—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661		1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368		2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594		654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337		—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917		830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946		—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453		—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375		—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539		—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551		758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012		914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107		1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68		111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851		—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947		898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367		471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188		—	197	197	—
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781		—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432		—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539		—	366	366	—

(1)	Sale of Property was to related party.
(2)	No purchase money mortgages were taken back by program.
(3)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a prorata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(6)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

American Realty Capital
New York Recovery REIT

American Realty Capital New York Recovery REIT SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERING DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR THE OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Investment

☐ **American Realty Capital New York Recovery REIT, Inc. ("NYRR")**

- State in which sale was made: ______

☐ Initial Investment
☐ Additional Investment:
Acct# ________________

Investment Amount

$ ______________________

- *$2,500 minimum investment*
- *$100 increments for additional investments*

Payment Method: Please indicate the method of payment below.

☐ Check Enclosed
☐ Subscription amount wired
☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For NYRR *(except NYRR investors in PA)*, make checks payable to:** American Realty Capital New York Recovery REIT, Inc.
  - **For NYRR investors in PA, make checks payable to:** Wells Fargo Bank, NA, Escrow Agent for American Realty Capital New York Recovery REIT, Inc.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

2a. Non-Custodial Ownership
(Non-Qualified)

☐ **Individual –** *One signature required & initial.*

☐ **Joint Tenants with Right of Survivorship –** *All parties must sign & initial.*

☐ **Tenants in Common –** *All parties must sign & initial.*

☐ **Company or Corporation or Partnership –** *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*

☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** *– Owner and custodian signature required.*
State of ______ Custodian for ____________________

☐ **Estate –** *Personal representative signature required.*
Name of Executor: ____________________
Include a copy of the court appointment.

☐ **Qualified Pension or Profit Sharing Plan* –** *Trustee or custodian signature required. Include plan documents.*
Name of Trustee: ____________________

☐ **Trust –** *Trustee(s) signature(s) and copy of trust document or trust certificate required.*

☐ **Transfer on Death[1] –** *Must complete separate Transfer on Death Registration Form.*

☐ **Other** (Specify) – ____________________
Include title and signature pages.

2b. Custodial Ownership
(Qualified)

☐ **Traditional IRA* –** *One signature required.*

☐ **Roll-Over IRA* –** *One signature required.*

☐ **Roth IRA* –** *One signature required.*

☐ **KEOGH Plan* –** *One signature required.*

☐ **Simplified Employee Pension/Trust (S.E.P.)***

☐ **Qualified Pension or Profit Sharing Plan* –** *Owner and custodian signature required.*

☐ **Other** (Specify) – ____________________

**Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.*

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

C-1-1

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

Social Security Number or Taxpayer ID #

Legal Address (No P.O. Boxes)

City, State, Zip

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

Social Security Number or Taxpayer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Mailing Address (if different than legal address)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______________________

City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

C-1-2

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.

Note: IRA accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Distributions

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

▸ *I hereby subscribe for Shares of American Realty Capital New York Recovery REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

☐ **Automatic Purchase Plan:** *** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP.

* *Each investor who elects to have distributions reinvested agrees to notify the applicable program and the broker-dealer in writing if at any time he or she fails to meet the applicable suitability standards or he or she is unable to make any other representations and warranties set forth in the applicable prospectus or this Subscription Agreement.*

† *Ohio investors cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs.*

** *I authorize American Realty Capital New York Recovery REIT, Inc. or its agent, DST Systems, Inc. (collectively referred to as "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.*

*** *Tennessee investors cannot participate in the Automatic Purchase Plan.*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ______

Mailing Address ______

City, State, Zip ______

Account # ______

Bank's ABA/Routing # ______

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications:

☐ **American Realty Capital New York Recovery REIT, Inc.**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Website and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

The stockholder communications we may offer electronically include annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials.

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

☐ **I would like to receive shareholder communications electronically.** ☐ **I would like to receive my statement online.**

My e-mail address is ______________________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.

C-1-3

6 *Continued*

Subscriber Acknowledgements & Signatures	Owner	Co-Owner
I/we acknowledge receipt of the final prospectus of American Realty Capital New York Recovery REIT, Inc. not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of American Realty Capital New York Recovery REIT, Inc., I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
California residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobile).*		
Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.		
Alabama residents only: In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.		
Tennessee residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares and our affiliates shall not exceed 10% of the resident's net worth.		
Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in the issuer should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings).*		

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER'S INVESTMENT IN SUCH ISSUER.

THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR THIS OFFERING (AT LEAST FIVE BUSINESS DAYS).

THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER'S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN 10 BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER'S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER.

C-1-4

6a

IMPORTANT: Investors must go to Section 6b and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review.

SIGNATURE OF OWNER AND CO-OWNER

If the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares.

Owner Signature ______________________________ Date (mm/dd/yyyy) ______________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) ______________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________________ Date (mm/dd/yyyy) ______________

6b

Substitute Form W-9
ALL U.S. Taxpayer Must Sign

SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007)

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Exempt TIN. Check here if investor is an exempt payee. ☐

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Print Name	Date
Signature of Joint Owner, if applicable	Print Name	Date

C-1-5

6b

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9

What Number to Give the Requester. – Social Security numbers ("SSN") have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers ("EIN") have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All "Section" references are to the Internal Revenue Code of 1986, as amended. "IRS" means the Internal Revenue Service.

For this type of account:	Give the SSN of:
1. An individual's account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4. (a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee [1]
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner [1]
5. Sole proprietorship or single-owner LLC	The owner [3]

For this type of account:	Given the EIN of:
6. Sole proprietorship or single-owner LLC	The owner [3]
7. A valid trust, estate, or pension trust	The legal entity [4]
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person's number must be furnished.

(2) Circle the minor's name and furnish the minor's SSN.

(3) You must show your individual name and you also may enter your business or "DBA" name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.

(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: *If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.*

C-1-6

6b

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.socialsecurity.gov/online/ss-5.pdf*. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting *www.irs.gov* or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

- An organization exempt from tax under Section 501(a), an individual retirement account ("IRA"), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
- The United States or any of its agencies or instrumentalities.
- A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
- A foreign government or any of its political subdivisions, agencies or instrumentalities.
- An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

- A corporation.
- A foreign central bank of issue.
- A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
- A futures commission merchant registered with the Commodity Futures Trading Commission.
- A real estate investment trust.
- An entity registered at all times during the tax year under the Investment Company Act of 1940.
- A common trust fund operated by a bank under Section 584(a).
- A financial institution.
- A middleman known in the investment community as a nominee or custodian.
- A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. *Check the "Exempt TIN" box in the attached Substitute Form W-9, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.*

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN.* If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
- *Civil Penalty for False Information With Respect to Withholding.* If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
- *Criminal Penalty for Falsifying Information.* Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
- *Misuse of TINs.* If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

C-1-7

7

☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

☐ **Special Alabama Undertaking Regarding APP:** The Firm must check this box if the Automatic Purchase Plan ("APP") box in Section 5 is checked and either the sale was made in Alabama or Alabama is the state designated as the investor's address. By checking the box at the beginning of this paragraph, the Firm covenants and agrees that: (1) the Firm will obtain updated suitability information from such investor on a quarterly basis; (2) this updated information will be provided in writing and signed by the investor; (3) if written suitability information is more than 90 days old, then the investor may not participate in the Automatic Purchase Plan until the information is updated; and (4) the updated information shall consist of the information that an investor is required to provide under Section 6 of this Subscription Agreement.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Conduct Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2810 of the FINRA Conduct Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box ____________________

Mailing Address ____________________

City, State, Zip ____________________

Business Phone # (Required) ____________________

Fax Phone # ____________________

E-mail Address ____________________

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required) ____________________

Representative # ____________________

Registered Representative or Advisor [I.A.] Address or P.O. Box ____________________

City, State, Zip ____________________

Business Phone # (Required) ____________________

Fax Phone # ____________________

E-mail Address ____________________

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required) ____________________

Signature(s) of Registered Representative(s) or Advisor(s) (Required) ____________________

Date ____________________

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer) ____________________

Date ____________________

8

IMPORTANT: Please note that there are state-specific mailing addresses for NYRR.

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail

American Realty Capital New York Recovery REIT, Inc.
c/o DST Systems, Inc
430 W. 7th Street, Kansas City, MO 64105-1407

For Overnight Deliveries

American Realty Capital New York Recovery REIT, Inc.
c/o DST Systems, Inc
430 W. 7th Street, Kansas City, MO 64105-1407

State-Specific Mailing Address Differences for NYRR:

- **For NYRR investors in PA, mail to:**

  American Realty Capital New York Recovery REIT, Inc.
  c/o Realty Capital Securities, LLC
  3 Copley Place, Suite 3300, Boston, MA 02116

FOR COMPANY USE ONLY:

Amount ____________________

Date ____________________

Check/Wire# ____________________

Account # ____________________

Registered Representative # ____________________

Firm # ____________________

Custodian ID# ____________________

Transfer Agent Reviewer ____________________

C-1-8

ARCT III | ARC-HT | NYRR | BDCA | PE-ARC | UDFIV

Multi-Offerings
SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR EACH OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. INVESTORS IN ALABAMA OR TENNESSEE MAY NOT USE THIS MULTI-OFFERINGS SUBSCRIPTION AGREEMENT TO SUBSCRIBE FOR SHARES OF ANY OFFERING DESCRIBED HEREIN BUT INSTEAD SHOULD REFER TO THE SUBSCRIPTION AGREEMENT FOR EACH OFFERING. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

SUBSCRIPTION AGREEMENT

6

C-2-1

ARCT III | ARC-HT | NYRR | BDCA | PE-ARC | UDFIV

Multi-Offerings SUBSCRIPTION AGREEMENT

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

Investment		Investment Amount
☐ **American Realty Capital Trust III, Inc. ("ARCT III")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Healthcare Trust, Inc. ("ARC-HT")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital New York Recovery REIT, Inc. ("NYRR")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **Business Development Corporation of America ("BDCA")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$1,000 minimum investment*
☐ **Phillips Edison – ARC Shopping Center REIT, Inc. ("PE-ARC")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment*
☐ **United Development Funding IV ("UDFIV")*** ▸ State in which sale was made: ______ * *Stated share price of $20 per share*	☐ Initial Investment ☐ Additional Investment: Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$1,000 minimum investment if purchased through IRA or other qualified account* ▸ *$1,000 minimum for additional investments*

Payment Method: Please indicate the method of payment: ☐ Check Enclosed ☐ Subscription amount wired ☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARCT III *(except ARCT III investors in PA)*, ARC-HT *(except ARC-HT investors in PA)*, NYRR *(except NYRR investors in PA)*, BDCA *(except BDCA investors in NE, OH, & TX)*, PE-ARC *(except PE-ARC investors in PA)* and UDFIV, make checks payable to the respective offering:** American Realty Capital Trust III, Inc. (or) American Realty Capital Healthcare Trust, Inc. (or) American Realty Capital New York Recovery REIT, Inc. (or) Business Development Corporation of America (or) Phillips Edison – ARC Shopping Center REIT, Inc. (or) United Development Funding IV.
  - **For ARCT III, ARC-HT, NYRR and PE-ARC investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Trust III, Inc. (or) Wells Fargo Bank, NA, Escrow Agent for American Realty Capital Healthcare Trust, Inc. (or) Wells Fargo Bank, NA, Escrow Agent for American Realty Capital New York Recovery Trust, Inc. (or) Wells Fargo Bank, NA, Escrow Agent for Phillips Edison – ARC Shopping Center REIT, Inc.
  - **For BDCA investors in NE, OH, and TX, make checks payable to:** Wells Fargo Bank, NA, Escrow Agent for Business Development Corporation of America

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (*i.e.*, entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

2a. Non-Custodial Ownership *(Non-Qualified)*

- ☐ **Individual –** *One signature required & initial.*
- ☐ **Joint Tenants with Right of Survivorship –** *All parties must sign & initial.*
- ☐ **Tenants in Common –** *All parties must sign & initial.*
- ☐ **Company or Corporation or Partnership –** *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*
- ☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** *– Owner and custodian signature required.* State of ______ Custodian for ______
- ☐ **Estate –** *Personal representative signature required.* Name of Executor: ______ *Include a copy of the court appointment.*
- ☐ **Qualified Pension or Profit Sharing Plan* –** *Trustee or custodian signature required. Include plan documents.* Name of Trustee: ______
- ☐ **Trust –** *Trustee(s) signature(s) and copy of trust document or trust certificate required.*
- ☐ **Transfer on Death[(1)] –** *Must complete separate Transfer on Death Registration Form.*
- ☐ **Other** (Specify) – ______ *Include title and signature pages.*

2b. Custodial Ownership *(Qualified)*

- ☐ **Traditional IRA* –** *One signature required.*
- ☐ **Roll-Over IRA* –** *One signature required.*
- ☐ **Roth IRA* –** *One signature required.*
- ☐ **KEOGH Plan* –** *One signature required.*
- ☐ **Simplified Employee Pension/Trust (S.E.P.)***
- ☐ **Qualified Pension or Profit Sharing Plan* –** *Owner and custodian signature required.*
- ☐ **Other** (Specify) – ______

* Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/Administrator and plan participants/investors is required for investment through these types of accounts.

C-2-2

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)* ______

Name of Custodian or Trustee ______

Mailing Address ______

City, State, Zip ______

Business Phone ______

Custodian/Trust/Business Entity Tax ID# ______

Account # ______

Name of Custodian or Other Administrator ______

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner ______

Date of Birth ______

Social Security Number or Taxpayer ID # ______

Legal Address (No P.O. Boxes) ______

City, State, Zip ______

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: ______ ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor ______

Entity Name ______

Date of Birth ______

Social Security Number or Taxpayer ID# ______

If Non-U.S. Citizen, specify Country of Citizenship ______

Mailing Address (if different than legal address) ______

City, State, Zip ______

Home Phone ______

Business Phone ______

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______
City / State/Province / Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

C-2-3

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.

Note: IRA accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP. Be advised that APP may not be available with all programs and is not available for BDCA or UDFIV.

Distributions

AMERICAN REALTY CAPITAL TRUST III, INC.

- *I hereby subscribe for Shares of American Realty Capital Trust III, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

- *I hereby subscribe for Shares of American Realty Capital Healthcare Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

- *I hereby subscribe for Shares of American Realty Capital New York Recovery REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

- *I hereby subscribe for Shares of Business Development Corporation of America and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

PHILLIPS EDISON – ARC SHOPPING CENTER REIT, INC.

- *I hereby subscribe for Shares of Phillips Edison – ARC Shopping Center REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

UNITED DEVELOPMENT FUNDING IV

- *I hereby subscribe for Shares of United Development Funding IV and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
☐ **Mail Check** to the address of record
☐ **Send to Custodial Account** listed in Section 3
☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

* *Each investor who elects to have distributions reinvested agrees to notify the applicable program and the broker-dealer in writing if at any time he or she fails to meet the applicable suitability standards or he or she is unable to make any other representations and warranties set forth in the applicable prospectus or this Subscription Agreement.*

† *Ohio investors cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs.*

** *I authorize American Realty Capital Trust III, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital New York Recovery REIT, Inc., Business Development Corporation of America, Phillips Edison – ARC Shopping Center REIT Inc., United Development Funding IV or its agent, DST Systems, Inc. (collectively referred to as "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.*

C-2-4

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ______________________________

Mailing Address ______________________________

City, State, Zip ______________________________

Account # ______________________________

Bank's ABA/Routing # ______________________________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications:

☐ **Business Development Corporation of America** ☐ **Phillips Edison – ARC Shopping Center REIT, Inc.** ☐ **United Development Funding IV**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective website and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

The stockholder communications we may offer electronically include annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials.

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

☐ **I would like to receive shareholder communications electronically.** ☐ **I would like to receive my statement online.**

My e-mail address is ______________________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

NOTE: ***Investors in Alabama or Tennessee may not use this multi-offerings subscription agreement to subscribe for shares of any offering described herein but instead should refer to the subscription agreement for each offering.***

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
For Investors of ALL Offerings:		
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.		
California residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles)*.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

C-2-5

6 ***Continued***

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For American Realty Capital Trust III, Inc. ("ARCT III") Investors Only:		
I/We acknowledge receipt of the final Prospectus of American Realty Capital Trust III, Inc., not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of American Realty Capital Trust III, Inc., I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. The investor's maximum investment in the issuer and its affiliates should not exceed 10% of the investor's net worth (exclusive of home, auto and home furnishings).		
Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		
North Dakota residents only: Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in the Issuer and its affiliates and meet one of the established suitability standards.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		

For American Realty Capital Healthcare Trust, Inc. ("ARC-HT") Investors Only:		
I/We acknowledge receipt of the final Prospectus of American Realty Capital Healthcare Trust, Inc., not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of American Realty Capital Healthcare Trust, Inc., I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. The investor's maximum investment in the issuer should not exceed 10% of the investor's net worth (exclusive of home, auto and home furnishings).		
Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.

C-2-6

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For American Realty Capital Healthcare Trust, Inc. ("ARC-HT") Investors Only *(Continued)*:		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		
California residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $120,000, with the investor's maximum investment in our shares not to exceed 10% of the investor's net worth (exclusive of home, home furnishings and automobile).		
North Dakota residents only: Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in the issuer and its affiliates and meet one of the established suitability standards.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		

For American Realty Capital New York Recovery REIT, Inc. ("NYRR") Investors Only:		
I/We acknowledge receipt of the final Prospectus of American Realty Capital New York Recovery REIT, Inc., not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of American Realty Capital New York Recovery REIT, Inc., I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in the issuer should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		

For Business Development Corporation of America ("BDCA") Investors Only:		
I/We acknowledge receipt of the final Prospectus of Business Development Corporation of America, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of Business Development Corporation of America, I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Arizona residents only: The term of this offering shall be effective for a period of one year with the ability to renew for additional periods of one year.		
Iowa, Kentucky and New Jersey residents only: Investors must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Iowa investor's total investment in us shall not exceed 10% of his or her net worth.

C-2-7

6 ***Continued***

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For Business Development Corporation of America ("BDCA") Investors Only *(Continued)*:		
Massachusetts residents only: Investors who reside in the state of Massachusetts must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000; or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Massachusetts investor's total investment in us shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.		
Michigan and Oregon residents only: In addition to the general suitability requirements described above, the investor's maximum investment in our shares and our affiliates shall not exceed 10% of his or her net worth.		
Nebraska residents only: We must sell a minimum of 500,000 shares before accepting any subscriptions from residents of Nebraska. In addition, Nebraska investors must meet the following suitability standards: (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $350,000, or (b) a net worth of at least $500,000; and (ii) investor will not invest more than 10% of their net worth in the Issuer. For such investors, net worth should not include the value of one's home, home furnishings, or automobiles.		
Oklahoma residents only: Purchases by Oklahoma investors should not exceed 10% of their net worth (not including home, home furnishings and automobiles).		
Idaho residents only: Investors who reside in the state of Idaho must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor's total investment shall not exceed 10% of his or her liquid net worth. (The calculation of liquid net worth shall include only cash plus cash equivalents. Cash equivalents include assets which may be convertible to cash within one year.)		
North Dakota residents only: Our shares will only be sold to residents of North Dakota representing that their investment will not exceed 10% of his or her net worth and that they meet one of the established suitability standards.		
Texas residents only: We must sell a minimum of $15,000,000 worth of shares before accepting subscriptions from residents of Texas. In addition, investors who reside in the state of Texas must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000; or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Texas investor's total investment in us shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in this offering and other similar offerings not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
North Carolina residents only: Investors who reside in the state of North Carolina must have either (i) a minimum liquid net worth of $85,000 and minimum annual gross income of $85,000 or (ii) a minimum liquid net worth of $300,000.		
Ohio residents only: In addition to the suitability standards above, the state of Ohio requires that each Ohio investor will limit his or her investment in our common stock to a maximum of 10% of his or her net worth. The minimum closing amount for Ohio investors is $7,500,000 in aggregate gross offering proceeds. We will not release any Ohio investor proceeds for subscriptions from escrow until we have received an aggregate of $7,500,000 in subscriptions.		

For Phillips Edison – ARC Shopping Center REIT, Inc. ("PE-ARC") Investors Only:		
Acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the final Prospectus of Phillips Edison – ARC Shopping Center REIT, Inc.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
AFFILIATES OF PHILLIPS EDISON – ARC SHOPPING CENTER REIT, INC.: I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.

C-2-8

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For Phillips Edison – ARC Shopping Center REIT, Inc. ("PE–ARC") Investors Only *(Continued)*:		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in the issuer should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings).*		
Maine, Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Maine, Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		
For United Development Funding IV ("UDFIV") Investors Only:		
I/We have received the final prospectus of United Development Funding IV, not less than five (5) business days prior to the signing of this Subscription Agreement, and I/we accept the terms and conditions of the declaration of trust and bylaws of the issuer.		
I/We am/are purchasing shares for my/our own account and I/We acknowledge that the shares are not liquid and there is no public market for this investment.		
I/We am/are not an Unacceptable Investor, as such term is defined in the prospectus under "Suitability Standards - Restrictions Imposed by the USA PATRIOT Act and Related Acts."		
California residents only: I/We have, excluding the value of my/our home, furnishings and automobiles, (a) a gross annual income of at least $70,000 and a net worth of at least $100,000, or (b) a net worth of at least $250,000.		
Iowa residents only: This investment, when added to my/our investments in similar programs, does not exceed 10% of my/our liquid net worth.		
Massachusetts residents only: I/We have, excluding the value of my/our home, furnishings, and automobiles, a gross annual income of at least $85,000 and a net worth of at least $330,000. I/We acknowledge the recommendation of the Massachusetts Securities Division that I/we should limit my/our aggregate investment in the issuer and other similar investments to no more than 10% of my/our liquid net worth.		
Michigan residents only: This investment, when added to my/our investments in affiliates of the issuer, does not exceed 10% of my/our liquid net worth.		
Oregon and Pennsylvania residents only: This investment does not exceed 10% of my/our liquid net worth.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER'S INVESTMENT IN SUCH ISSUER.

THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR EACH OFFERING (AT LEAST FIVE BUSINESS DAYS).

THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE APPLICABLE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER'S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN 10 BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER'S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER.

C-2-9

6a

IMPORTANT: The investor must go to Section 6b and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review.

SIGNATURE OF OWNER AND CO-OWNER

If the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares.

Owner Signature ______________________________ Date (mm/dd/yyyy) ______________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) ______________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________________ Date (mm/dd/yyyy) ______________

6b

Substitute Form W-9
ALL U.S. Taxpayer Must Sign

SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007)

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Exempt TIN. Check here if investor is an exempt payee. ☐

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Print Name — Date
Signature of Joint Owner, if applicable	Print Name — Date

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Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9

What Number to Give the Requester. – Social Security numbers ("SSN") have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers ("EIN") have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All "Section" references are to the Internal Revenue Code of 1986, as amended. "IRS" means the Internal Revenue Service.

For this type of account:	Give the SSN of:
1. An individual's account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4. (a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee [1]
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner [1]
5. Sole proprietorship or single-owner LLC	The owner [3]

For this type of account:	Given the EIN of:
6. Sole proprietorship or single-owner LLC	The owner [3]
7. A valid trust, estate, or pension trust	The legal entity [4]
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person's number must be furnished.

(2) Circle the minor's name and furnish the minor's SSN.

(3) You must show your individual name and you also may enter your business or "DBA" name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.

(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: *If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.*

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Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.socialsecurity.gov/online/ss-5.pdf*. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting *www.irs.gov* or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

- An organization exempt from tax under Section 501(a), an individual retirement account ("IRA"), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
- The United States or any of its agencies or instrumentalities.
- A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
- A foreign government or any of its political subdivisions, agencies or instrumentalities.
- An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

- A corporation.
- A foreign central bank of issue.
- A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
- A futures commission merchant registered with the Commodity Futures Trading Commission.
- A real estate investment trust.
- An entity registered at all times during the tax year under the Investment Company Act of 1940.
- A common trust fund operated by a bank under Section 584(a).
- A financial institution.
- A middleman known in the investment community as a nominee or custodian.
- A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. *Check the "Exempt TIN" box in the attached Substitute Form W-9, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.*

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN.* If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
- *Civil Penalty for False Information With Respect to Withholding.* If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
- *Criminal Penalty for Falsifying Information.* Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
- *Misuse of TINs.* If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

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☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Conduct Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2810 of the FINRA Conduct Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box

Mailing Address

City, State, Zip

Business Phone # (Required)

Fax Phone #

E-mail Address

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required)

Representative #

Registered Representative or Advisor [I.A.] Address or P.O. Box

City, State, Zip

Business Phone # (Required)

Fax Phone #

E-mail Address

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required)

Signature(s) of Registered Representative(s) or Advisor(s) (Required)

Date

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer)

Date

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IMPORTANT: Please note that there are state-specific mailing addresses for the following offerings: ARCT III, ARC-HT, NYRR, BDCA, and PE-ARC.

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail	For Overnight Deliveries
American Realty Capital Trust III, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Trust III, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital Healthcare Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Healthcare Trust, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital New York Recovery REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital New York Recovery REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
Business Development Corporation of America c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**Business Development Corporation of America** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
Phillips Edison–ARC Shopping Center REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**Phillips Edison–ARC Shopping Center REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
United Development Funding IV c/o DST Systems, Inc P.O. Box 219096, Kansas City, MO 64121-9096	**United Development Funding IV** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407

State-Specific Mailing Address Differences for ARCT III, ARC-HT, NYRR, BDCA and PE-ARC:

- **For ARCT III, ARC-HT, NYRR and PE-ARC investors in PA, mail to:**

American Realty Capital Trust III, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

American Realty Capital Healthcare Trust, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

American Realty Capital New York Recovery REIT, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

Philips Edison – ARC Shopping Center REIT, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

- **For BDCA investors in NE, OH and TX, mail to:**

Business Development Corporation of America
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

FOR COMPANY USE ONLY:

Amount ______________________

Date ______________________

Check/Wire# ______________________

Account # ______________________

Registered Representative # ______________________

Firm # ______________________

Custodian ID# ______________________

Transfer Agent Reviewer ______________________

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